UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934, as amended

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☒	Definitive Proxy Statement

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THE BISYS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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THE BISYS GROUP, INC.

105 EISENHOWER PARKWAY

ROSELAND, NJ 07068

(973) 461-2500

June 26, 2007

To our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of The BISYS Group, Inc. (the “Company”) at the Millennium Broadway Hotel located at 145 West 44th Street, New York, New York 10036 on Friday, July 27, 2007, beginning at 11:00 a.m. local time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 1, 2007 among the Company, Citibank N.A. (“Citi”) and Buckeye Acquisition Sub, Inc. (“Acquisition Sub”), a wholly owned subsidiary of Citi, and approve the merger.

The merger agreement provides for, among other things, the merger of Acquisition Sub with and into the Company, with the Company as the surviving corporation in the merger and becoming a wholly owned subsidiary of Citi. If the merger is completed, you will be entitled to receive $11.85 in cash, without interest, less any required withholding tax, for each share of our common stock you own, unless you have properly exercised your appraisal rights. In addition, the Company intends to pay a special dividend of $0.15 per share in cash out of surplus available at or prior to the effective time of the merger to stockholders of record on a date to be determined by our board of directors, which we expect to be immediately prior to or concurrently with the effective time of the merger. Payment of the special dividend will be conditioned upon the consummation of the merger.

Our board of directors has, by the unanimous vote of the directors present at a meeting duly called and held, approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company’s stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger. This recommendation is based, in part, upon the recommendation of the special committee of independent directors.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted and the merger is approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock entitled to vote. If you fail to vote on the adoption of the merger agreement and approval of the merger, the effect will be the same as a vote against the adoption of the merger agreement and approval of the merger.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, WE URGE YOU TO VOTE, BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR YOU MAY VOTE THROUGH THE INTERNET OR BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We look forward to seeing you at the special meeting.

Sincerely,

Robert J. Casale

Chairman of the Board of Directors

and Interim President and Chief

Executive Officer

This proxy statement is dated June 26, 2007 and is first being mailed to stockholders on or about June 27, 2007.

THE BISYS GROUP, INC.

105 EISENHOWER PARKWAY

ROSELAND, NJ 07068

(973) 461-2500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 27, 2007

DEAR STOCKHOLDER:

The special meeting of stockholders of The BISYS Group, Inc., a Delaware corporation (“BISYS” or the “Company”), will be held on Friday, July 27, 2007 at 11:00 a.m., at the Millennium Broadway Hotel located at 145 West 44th Street, New York, New York 10036 in order to:

1.	consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of May 1, 2007, among the Company, Citibank N.A. (“Citi”) and Buckeye Acquisition Sub, Inc. (“Acquisition Sub”) and approve the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	vote on the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger.

3.	transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of shares of our common stock at the close of business on June 22, 2007, the record date for the special meeting, are entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement thereof. A list of stockholders will be available for inspection by stockholders of record during business hours at the Company’s executive offices, 105 Eisenhower Parkway, Roseland, NJ 07068, for ten days prior to the date of the special meeting and will also be available at the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of stock that you own. The adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power present and entitled to vote at the special meeting, whether or not a quorum is present.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Your failure to vote will have the same effect as a vote against the adoption of the merger agreement and the approval of the merger.

Stockholders of the Company who do not vote in favor of the adoption of the merger agreement and the approval of the merger will have the right to seek appraisal of the fair value of their shares of common stock if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Dissenters’ Rights of Appraisal” beginning on page 80 of the enclosed proxy statement and Annex D to the enclosed proxy.

By Order of the Board of Directors,

Robert J. Casale

Chairman of the Board of Directors

and Interim President and Chief

Executive Officer

June 26, 2007

i

ii

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

Unless we otherwise indicate or unless the context requires otherwise: all references in this document to “Company,” “BISYS,” “we,” “our,” and “us” refer to The BISYS Group, Inc. and its subsidiaries; all references to “Buyer” and “Citi” refer to Citibank N.A.; all references to “Acquisition Sub” refer to Buckeye Acquisition Sub, Inc.; all references to “merger agreement” refer to the Agreement and Plan of Merger, dated as of May 1, 2007, among the Company, Buyer and Acquisition Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this document; all references to the “merger” refer to the merger contemplated by the merger agreement; all references to “merger consideration” refer to the per share merger consideration of $11.85 in cash contemplated to be received by the holders of our common stock pursuant to the merger agreement; all references to “special dividend” refer to the special dividend of $0.15 per share in cash that the Company intends to pay out of surplus available at or prior to the effective time and subject to consummation of the merger, to stockholders of record as of a date to be determined by our board of directors, that we expect to be immediately prior to or concurrently with the effective time of the merger; and all references to “transaction cash amount” refer to an amount in cash equal to the amount of the merger consideration plus the amount of the special dividend. All other capitalized terms used but not defined in this summary have the meanings ascribed to such terms in the merger agreement.

Parties to the Merger (page 16)

The BISYS Group, Inc. The BISYS Group, Inc., together with its wholly owned subsidiaries, supports clients throughout the financial services industry with value-added outsourcing solutions through its two principal business groups: BISYS Investment Services and BISYS Insurance Services. The Investment Services segment provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, and other investment products. The Insurance Services segment provides independent wholesale distribution of life insurance and commercial property/casualty insurance, long-term care, disability, and annuity products.

Citibank N.A. Citibank N.A., which we refer to as Buyer or Citi, is a national banking association and a wholly owned subsidiary of Citigroup Inc., which we refer to as Citigroup, a diversified global financial services company. Primarily housed in Citi, and subsidiaries of Citi, are Citigroup’s Global Transaction Services businesses. Among other things, Citigroup’s Global Transaction Services group is a provider of fund services to the global investment fund industry, including mutual funds, closed-end funds, hedge funds, and offshore funds. It provides comprehensive fund administration, accounting, trustee, and transfer agency and shareholder services for institutional clients. Much of Citigroup’s Global Transaction Services’ fund administration services are provided through entities acquired by Citi in 2003 and now held under Citigroup Fund Services LLC, a direct operating subsidiary of Citi.

Buckeye Acquisition Sub, Inc. Buckeye Acquisition Sub, Inc., which we refer to as Acquisition Sub, is a Delaware corporation formed for the sole purpose of completing the merger with the Company. Acquisition Sub is a wholly owned subsidiary of Citi.

The Merger Agreement (page 62)

On May 1, 2007, the Company entered into a merger agreement with Citi and Acquisition Sub. Upon the terms and subject to the conditions of the merger agreement, Acquisition Sub will merge with and into the

Company, with the Company as the surviving corporation. We will become an indirect, wholly-owned subsidiary of Citi. You will have no equity interest in the Company or Citi after the effective time of the merger. At the effective time of the merger:

•

each share of our common stock, par value $0.02 per share (the “Common Stock”), other than those held by the Company, Citi or Acquisition Sub and other than shares with respect to which appraisal rights have been properly exercised, will be cancelled and converted automatically into the right to receive $11.85 in cash, without interest and less any applicable withholding tax;

•

each share of Common Stock subject to a restricted stock award outstanding immediately prior to the effective time of the merger will become fully vested and be converted into the right to receive $11.85 in cash, without interest and less any applicable withholding tax; and

•

each option to purchase our Common Stock outstanding immediately prior to the effective time of the merger will be fully vested and be cancelled in exchange for the right to receive a cash payment equal to the product of the number of shares subject to such option multiplied by the excess, if any, of (a) $11.85 per share over (b) the exercise price of such option, without interest and less applicable withholding tax.

Special Dividend (page 63)

We intend to pay a special dividend of $0.15 per share in cash (the “special dividend”) out of surplus available at or prior to the effective time of the merger to stockholders of record on a date to be determined by our board of directors, which we expect to be immediately prior to or concurrently with the effective time of the merger. We intend to declare the special dividend on or around the time we receive stockholder approval to consummate the merger. Payment of the special dividend will be conditioned upon consummation of the merger. We expect that holders of restricted stock as of the record date for the payment of the special dividend will receive a per share payment in cash in an amount equal to $0.15, the amount of the special dividend. Holders of options to purchase our Common Stock will not be entitled to receive the special dividend.

Certain Effects of the Merger (page 52)

If the merger is completed, and you hold shares of Common Stock at the effective time of the merger, you will be entitled to receive $11.85 in cash without interest and less any applicable withholding tax for each share of Common Stock owned by you, unless you have exercised your statutory appraisal rights with respect to the merger. In addition, we expect to declare and pay a special dividend of $0.15 per share in cash out of surplus available at or prior to the effective time and conditioned upon the consummation of the merger. As a result of the merger, the Company will cease to be an independent, publicly traded company. You will not own any shares of the surviving corporation.

The Special Meeting (page 16)

The special meeting will be held on July 27, 2007 starting at 11:00 a.m., local time at the Millennium Broadway Hotel, 145 West 44th Street, New York, New York 10036.

Record Date, Quorum and Voting Power (page 17)

Stockholders of record at the close of business on June 22, 2007 are entitled to notice of, and to vote at, the special meeting. On June 22, 2007 the outstanding voting securities consisted of 121,167,610 shares of Common Stock. The presence at the special meeting, in person or by proxy, of the holders of a majority of our Common Stock issued and outstanding will constitute a quorum for the purpose of considering the proposals.

The holders of the Common Stock have one vote per share on all matters on which they are entitled to vote.

Vote Required for Approval (page 17)

The adoption of the merger agreement and approval of the merger requires the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock entitled to vote. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the Common Stock present in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Voting by Directors and Executive Officers (page 17)

As of June 22, 2007, the record date for the special meeting, our current directors and executive officers held, in the aggregate, 681,660 shares of Common Stock (excluding options) representing less than 1% of our outstanding Common Stock. Each of our directors and executive officers has informed the Company that he or she intends to vote all of his or her Common Stock “FOR” the adoption of the merger agreement and approval of the merger.

Recommendation of the Special Committee and Our Board of Directors (page 33)

Special Committee. The special committee is a committee of certain independent members of our board of directors that was formed on September 18, 2006 for the purpose of evaluating strategic alternatives of the Company. The special committee, by the unanimous vote of the special committee members present at a meeting duly called and held, determined that the merger is in the best interests of BISYS’ stockholders, and declared it advisable to enter into the merger agreement and recommended that our board of directors (i) approve and declare advisable the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger and (ii) resolve to recommend that our stockholders adopt the merger agreement and approve the merger.

Board of Directors. Our board of directors, acting upon the recommendation of the special committee, by unanimous vote of the directors present at a meeting duly called and held, (i) determined that the transactions contemplated by the merger agreement are fair to, and in the best interests of the Company’s stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, (iii) recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger and (iv) recommends that our stockholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

For a discussion of the material factors considered by the special committee and the board of directors in reaching their conclusions, see “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 33.

Opinion of the Company’s Financial Advisor (page 38 and Annex B)

In connection with the merger, Bear, Stearns & Co. Inc. (“Bear Stearns”), our financial advisor, delivered to our board of directors a written opinion, dated May 1, 2007, as to the fairness, from a financial point of view and as of May 1, 2007, of the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend. The full text of Bear Stearns’ written opinion, dated May 1, 2007, which sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are encouraged to read the opinion in its entirety. Bear Stearns provided its opinion for the benefit and use of our board of directors in connection with its evaluation of the transaction. The Bear Stearns opinion does not constitute a recommendation to our board of directors or any stockholder as to how to vote in connection with the merger or otherwise. The Bear Stearns opinion does not address our underlying business decision to pursue the transactions contemplated by the merger agreement, the relative merits of the transactions as compared to any alternative business strategies or transactions that might exist for us or the effects or implications of any other transaction proposed to us or in which we might engage.

Opinion of the Special Committee’s Financial Advisor (page 44 and Annex C)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), our special committee’s financial advisor, delivered to our special committee a written opinion, dated May 1, 2007, as to the fairness, from a financial point of view and as of May 1, 2007, of the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend. The full text of Merrill Lynch’s written opinion, dated May 1, 2007, which sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are encouraged to read the opinion in its entirety. Merrill Lynch provided its opinion for the benefit and use of our special committee in connection with its evaluation of the transaction. The Merrill Lynch opinion does not constitute a recommendation to our board of directors or any stockholder as to how to vote in connection with the merger or otherwise. The Merrill Lynch opinion does not address our underlying business decision to pursue the transactions contemplated by the merger agreement, the relative merits of the transactions as compared to any alternative business strategies or transactions that might exist for us or the effects or implications of any other transaction proposed to us or in which we might engage.

Reasons for the Merger (page 33)

The merger will enable our stockholders to (1) immediately realize the value of their investment in the Company through their receipt of the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the per share merger consideration of $11.85 in cash contemplated to be received by holders of our Common Stock pursuant to the merger agreement and the special dividend of $0.15 per share in cash that the Company intends to pay, out of surplus available at or prior to the effective time and subject to the consummation of the merger, to stockholders of record on a date to be determined by our board of directors that we expect to be immediately prior to or concurrently with the effective time of the merger, representing a premium of approximately 4.6% to the $11.47 closing price of our Common Stock on the New York Stock Exchange (“NYSE”) on May 1, 2007, the last trading day before the announcement of the merger and a premium of approximately 29.6% over the closing sale price on the NYSE on August 11, 2006, the trading day after the Company announced it was exploring strategic alternatives; and (2) eliminate the risks and uncertainties associated with our future performance.

For these reasons, and the reasons discussed under “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 33, our board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, substantively and procedurally fair to, and in the best interests of the Company and its stockholders.

Treatment of Stock Options and Restricted Stock Awards (page 62)

In connection with the merger, each option to purchase our Common Stock outstanding immediately prior to the effective time of the merger will be fully vested and converted into the right to receive a cash payment equal to the excess, if any, of $11.85 per share over the exercise price of such option, without interest and less applicable withholding tax. No special dividend will be paid in respect of options. Each share of Common Stock subject to a restricted stock award outstanding immediately prior to the effective time of the merger will become fully vested and be converted into the right to receive $11.85 in cash, without interest and less applicable withholding tax. In addition, we expect that holders of restricted stock awards as of the record date for the payment of the special dividend will receive a per share payment in cash in an amount equal to $0.15, the per share amount of the special dividend.

Restrictions on Solicitations (page 69)

We have agreed that we will not:

•	solicit, initiate, assist or knowingly facilitate or encourage the making of any competing proposal from any person or group;

•

engage or participate in any discussions or negotiations regarding any competing proposal or furnish any information with respect to, or that could reasonably be expected to lead to, any competing proposal; or

•

approve, endorse, or recommend or propose publicly to approve, endorse, or recommend any competing proposal or enter into any letter of intent or similar document or any agreement or commitment providing for, or that could reasonably be expected to lead to, any competing proposal.

Notwithstanding these restrictions, the merger agreement provides that if we receive an unsolicited competing proposal from a third party before the stockholder vote, that is, or could reasonably be expected to result in, a superior proposal, the Company may participate in discussions or negotiations regarding the competing proposals and furnish non-public information to third parties in connection with a competing proposal provided that we and such third party enter into a confidentiality agreement meeting certain requirements and that we provide advance notice to Citi in accordance with the merger agreement. In addition, we have waived, with Citi’s consent, certain provisions in confidentiality agreements with third parties that explored a transaction with the Company during the strategic alternatives review process, so that those third parties are not precluded from submitting an unsolicited competing proposal to the Company. A waiver form is attached to the merger agreement.

If we receive a superior proposal, the Company or its subsidiaries may enter into an acquisition agreement with respect to such proposal provided that we give Citi a five business day opportunity to match the superior proposal, and provided that our board of directors continues to believe, after taking into account a revised offer by Citi, that the competing proposal is still a superior proposal and the Company pays Citi a termination fee.

Conditions to the Merger (page 73)

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger by holders of a majority of the outstanding shares of our Common Stock; and

•	the termination or expiration of the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) waiting period.

Conditions to Citi’s and Acquisition Sub’s Obligations. The obligation of Citi and Acquisition Sub to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties qualified by materiality or Company Material Adverse Effect being true and correct as of the effective time of the merger in all respects, and the representations and warranties not so qualified being true and correct except where the failure to be so true and correct individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect;

•

certain of our representations and warranties (organization and qualification, subsidiaries, power and authority, absence of certain changes) being true and correct as of the effective time of the merger in all respects, certain representations and warranties being true and correct in all material respects (tax, SEC settlement) and our representation regarding capitalization being true and correct in all but de minimis respects;

•	the performance in all material respects by us of all our obligations under the merger agreement;

•	no Company Material Adverse Effect having occurred or be continuing since the merger agreement was signed;

•	appraisal rights not having been exercised in respect of more than 35% of our Common Stock;

•

certain scheduled consents and approvals required to be obtained from governmental authorities having been obtained, including certain consents necessary for the consummation of the subsequent transaction whereby Citi will sell the Company’s Insurance Services group and Retirement Services business to affiliates of J.C. Flowers & Co. LLC, which we sometimes refer to as J.C. Flowers, (the “subsequent transaction”); and

•	the absence of governmental orders that have the effect of making the merger or the subsequent transaction illegal or that otherwise prohibit the closing of the merger or the subsequent transaction.

Conditions to BISYS’ Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Citi and Acquisition Sub qualified by materiality or Buyer Material Adverse Effect being true and correct in all respects, and the representations and warranties not so qualified being true and correct except where the failure to be so true and correct individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect;

•	the performance in all material respects by Citi and Acquisition Sub of all their obligations under the merger agreement; and

•	the absence of governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing of the merger.

Termination of the Merger Agreement (page 74)

The Company and Citi may agree in writing to terminate the merger agreement without completing the merger at any time. The merger agreement may also be terminated at any time in certain other circumstances, including:

•	by Citi or the Company if:

•	the merger has not been consummated by December 31, 2007 (or, under certain circumstances, March 31, 2008);

•	there is a non-appealable governmental order restraining, enjoining or otherwise prohibiting the merger; or

•	our stockholders do not adopt the merger agreement and approve the merger at the special meeting or any adjournment or postponement thereof.

•	by Citi if:

•	the Company is in material breach of its representations or covenants under the merger agreement in any material respect, any such breach would result in the failure of a condition of Citi’s obligation to close and is not cured by the earlier of December 31, 2007 (or, under certain circumstances, March 31, 2008) and 30 days following written notice to the Company, or which by its nature cannot be cured; or

•	our board of directors changes, withdraws or modifies its recommendation to the stockholders to vote for the transaction.

•	By the Company if:

•

Citi is in material breach of its representations or covenants under the merger agreement in any material respect, and such breach would result in the failure of a condition of our obligation to close and is not cured by the earlier of December 31, 2007 (or, under certain circumstances, March 31, 2008) and 30 days following written notice to Citi, or which by its nature cannot be cured; or

•	our board of directors, having complied with the restrictions set forth in the merger agreement, enters into an agreement with respect to a superior proposal.

Termination Fee and Expenses (page 75)

Company Termination Fee

We have agreed to pay a termination fee of $36 million to Citi plus up to $3 million in expenses if:

•

We terminate the merger agreement before the stockholders’ meeting because our board of directors concluded in good faith after consultation with our advisors that a competing proposal is a superior proposal and we enter into an agreement with respect to the superior proposal; or

•

Citi terminates the merger agreement before the stockholders’ meeting because our board of directors withdraws, modifies, or qualifies in a manner adverse to Citi or Acquisition Sub, or publicly proposes to withdraw, modify, or qualify, in a manner adverse to Citi or Acquisition Sub, its recommendation that our stockholders adopt the merger agreement and approve the merger or fails to recommend that our stockholders adopt the merger agreement and approve the merger or approves, endorses, or recommends, or publicly proposes to approve, endorse, or recommend any competing proposal.

In addition, we have agreed to pay a termination fee of $36 million to Citi plus up to $3 million in expenses if:

•	a competing proposal is publicly proposed or disclosed and not publicly and irrevocably withdrawn before the stockholders’ meeting; and

•

the merger agreement is terminated by either party by December 31, 2007 (or in certain circumstances, March 31, 2008) because the merger has not occurred by such time or the merger agreement is terminated by either party because the stockholder vote was not obtained or the merger agreement is terminated by Citi because we breached the merger agreement and cannot cure within 30 days; and

•	within twelve months of termination we enter into an agreement with a third party to acquire 40% or more of the Company’s stock or assets.

Buyer Termination Fee

Citi has agreed to pay us a termination fee of $36 million within two business days of termination if we terminate the merger agreement because Citi has breached or failed to perform in any material respect its representations, warranties or covenants set forth in the merger agreement and cannot cure its breach within 30 days.

Expenses

All expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except as described above.

Regulatory and Other Governmental Approvals (page 59)

The merger and the subsequent transaction are subject to review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) under the HSR Act. Citi, an affiliate of J.C. Flowers and the Company filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on May 30, 2007. On June 11, 2007, the parties were notified that they had received early termination of the waiting period under the HSR Act. The Antitrust Division, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the Antitrust Division, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or the subsequent transaction or permitting completion subject to regulatory concessions or conditions.

Completion of the merger is conditioned upon the making of certain filings with and notices to, and the receipt of consents, orders and approvals from, various local, state, federal and foreign governmental entities both for the merger and the subsequent transaction. Certain of these consents, orders and approvals will involve the relevant governmental entity’s consideration of the effect of the merger on competition in various jurisdictions.

We cannot predict whether we will obtain all required regulatory approvals to complete the merger, or whether any approvals will include conditions that would be detrimental to Citi or the Company.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (page 57)

Tax Consequences of the Special Dividend. The Company intends to report the special cash dividend as a distribution with respect to our Common Stock that will be taxable as a dividend to the extent of the Company’s current and accumulated “earnings and profits” for U.S. federal income tax purposes.

Tax Consequences of the Merger. The merger will be a taxable transaction to you if you are a “U.S. holder”. Your receipt of cash in exchange for your Common Stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your Common Stock. Holders of Common Stock who are not U.S. holders may have different tax consequences than those described with respect to U.S. holders and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws.

The U.S. federal income tax consequences described above may not apply to some holders of our Common Stock. Please see the section of this proxy statement/prospectus titled “The Merger—Material U.S. Federal Income Tax Consequences” for a summary discussion of the material U.S. federal income tax consequences of the special cash dividend and merger to U.S. holders. You should consult your tax advisor on the particular tax consequences of the special dividend and merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger.

Interests of Certain Persons in the Merger (page 53)

In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests generally. These interests include:

•	potential payments of severance benefits under individual severance agreements;

•	accelerated vesting of matching contributions under our executive deferred compensation arrangements;

•	payment of retention and additional bonus payments;

•	additional tax gross-up payments;

•	potential additional incentive bonus payments to our Interim President and Chief Executive Officer; and

•

the fact that one of our directors is an employee of the Company’s financial advisor for the merger, a former director of the Company is related by marriage to an employee of such financial advisor who is active in the Company’s engagement for the merger, and such financial advisor will receive compensation for its financial advisory services in connection with the merger.

These interests may present them with actual or potential conflicts of interest. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that you vote in favor of adopting the merger agreement. The special committee engaged separate independent legal and financial advisors in connection with their evaluation of the merger agreement and the merger.

Procedure for Receiving Merger Consideration and the Special Dividend (page 63)

As soon as practicable after the effective time of the merger, a paying agent designated by Citi, that is reasonably acceptable to the Company, will mail a letter of transmittal and instructions to all Company stockholders. The letter of transmittal and instructions will tell you how to surrender your Common Stock certificates in exchange for the merger consideration, without interest and less applicable withholding tax. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

The Company expects to pay the special dividend to a paying agent designated by Citi, and reasonably acceptable to the Company, at the effective time of the merger for further payment to the Company’s stockholders.

Market Price of Common Stock (page 80)

Our Common Stock is listed on the NYSE under the trading symbol “BSG.” The closing sale price of Common Stock on May 1, 2007, which was the last trading day before the announcement of the execution of the merger agreement (but after recurring public reports regarding a potential sale of the Company beginning in August 2006 and continuing through the days leading up to the execution of the merger agreement), was $11.47 per share. On June 25, 2007, which was the last trading day before the date of this proxy statement, the Common Stock closed at $11.78 per share.

Dissenters’ Rights of Appraisal (page 80 and Annex D)

Under Delaware law, if you take or refrain from taking certain specific actions, you are entitled to appraisal rights in connection with the merger. You will have the right, under and in full compliance with Delaware law, to have the fair value of your shares of our Common Stock determined by the Court of Chancery of the State of Delaware. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•

send a timely written demand to us at the address set forth on page 81 of this proxy statement for appraisal in compliance with Delaware law, which demand must be delivered to us before the stockholder vote to approve the merger set forth in this proxy statement;

•	not vote in favor of the merger agreement; and

•	continuously hold your Common Stock, from the date you make the demand for appraisal through the closing of the merger.

Merely voting against the merger agreement will not protect your rights to an appraisal, which requires all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail beginning on page 80. The relevant section of Delaware law, Section 262 of the Delaware General Corporation Law, regarding appraisal rights is reproduced and attached as Annex D to this proxy statement.

If you vote for the merger agreement, you will waive your rights to seek appraisal of your shares of Common Stock under Delaware law. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find Additional Information” beginning on page 86.

Q: What is the proposed transaction?

A: The proposed transaction is the acquisition of the Company by Citi pursuant to the merger agreement. Once the merger agreement has been adopted by our stockholders and other closing conditions under the merger agreement have been satisfied or waived, Acquisition Sub, a wholly-owned subsidiary of Citi, will merge with and into the Company. The Company will be the surviving corporation and become an indirect, wholly-owned subsidiary of Citi.

Q: What will I receive in the merger?

A: If the merger is completed, you will receive $11.85 in cash, without interest and less any required withholding taxes, for each share of our Common Stock that you own. We also intend to pay a special dividend of $0.15 per share in cash to stockholders of record as of a date to be set by our board of directors that we expect to be immediately prior to or concurrently with the effective time of the merger, if the merger is completed. For example, if you own 100 shares of our Common Stock, you will receive $1,185 in cash in exchange for your shares of Common Stock, less any required withholding taxes plus $15 in cash as a special dividend. You will not be entitled to receive shares in the surviving corporation.

Q: When will the special dividend be paid?

A: We intend to declare the special dividend on or around the time we receive stockholder approval to consummate the merger. We intend to pay the special dividend out of surplus available at or prior to the effective time of the merger to stockholders of record on a date to be determined by our board of directors, which we expect to be immediately prior to or concurrently with the effective time of the merger. Payment of the special dividend will be conditioned upon the consummation of the merger. If the merger is not consummated, or if there is not sufficient surplus available at the effective time of the merger, the special dividend will not be paid. If the merger is consummated, and there is sufficient surplus available, we expect to pay the special dividend at or around the same time at which the merger consideration is paid. As of March 31, 2007, the Company believes it has substantially more surplus available than would be required to pay the special dividend.

Q: What is the subsequent transaction?

A: Immediately after the effective time of the merger, Citi will sell our Retirement and Insurance Services Divisions to affiliates of J.C. Flowers. You are not being asked to vote on this subsequent transaction.

Q: When and where is the special meeting?

A: The special meeting of the Company’s stockholders will be held at 11:00 a.m., local time, on July 27, 2007, at the Millennium Broadway Hotel located at 145 West 44th Street, New York, New York 10036.

Q: What matters am I entitled to vote on at the special meeting?

A: You are entitled to vote:

•	“for” or “against” the adoption of the merger agreement and the approval of the merger;

•

“for” or “against” the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger; and

•	on such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q: How does the Company’s Board of Directors recommend that I vote on the proposals?

A: Our board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement and approve the merger; and

•	“FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

You should read “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 33 for a discussion of the factors that our special committee and our board of directors considered in deciding to recommend the approval of the merger agreement. See also “The Merger—Interests of Certain Persons in the Merger” beginning on page 53.

Q: What vote of stockholders is required to approve the merger agreement?

A: For us to complete the merger, stockholders as of the close of business on the record date for the special meeting holding a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting, must vote “FOR” the adoption of the merger agreement and approve the merger.

Q: What vote of stockholders is required to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A: The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the approval of holders of a majority of the Common Stock present, in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Q: Who is entitled to vote?

A: Stockholders as of the close of business on June 22, 2007, the record date for this solicitation, are entitled to receive notice of, attend and to vote at the special meeting. On the record date, approximately 121,167,610 shares of Common Stock, held by approximately 1,073 stockholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q: What does it mean if I get more than one proxy card?

A: If you have shares of our Common Stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q: How do I vote without attending the special meeting?

A: If you are a registered stockholder (that is, if you hold shares of our Common Stock in certificated form), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions provided by the broker, bank or other nominee with the proxy statement. Your broker, bank or other nominee may provide proxy submission through the Internet or by telephone. Please contact your broker, bank or other nominee to determine how to vote.

Q: How do I vote in person at the special meeting?

A: If you are a registered stockholder, you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your shares through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or nominee.

Q: Can I change my vote?

A: You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy bearing a later date;

•

submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on July 26, 2007, or the day before the meeting date, if the special meeting is adjourned or postponed;

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

Q: If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A: Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q: Is it important for me to vote?

A: Yes, since we cannot complete the merger without a quorum of the holders of a majority of the shares of our Common Stock present at the special meeting in person or by proxy and the affirmative vote of the majority of the holders of the shares of our Common Stock that are entitled to vote at the special meeting, your failure to vote will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

Q: Will I have appraisal rights as a result of the merger?

A: Yes, but only if you comply with the requirements of Delaware law. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex D to this proxy statement and a summary of this provision can be found under “Dissenters’ Rights of Appraisal” beginning on page 80 of this proxy statement. You will only be entitled to appraisal rights if you do not vote in favor of the merger and comply fully with certain other requirements of Delaware law, including submitting a notice of your intention to seek appraisal prior to the special meeting.

Q: What happens if I sell my shares before the special meeting?

A: The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $11.85 per share in cash to be received by our stockholders in the merger as well as the right to receive the $0.15 per share cash dividend that the Company intends to declare and, subject to consummation of the merger, pay to stockholders of record as of a date we expect to be immediately prior to or concurrently with the effective time of the merger. In order to receive $12.00 per share, you must hold your shares through completion of the merger.

Q: Will a proxy solicitor be used?

A: Yes. The Company has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay them a fee of approximately $20,000, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q: Should I send in my stock certificates now?

A: No. Assuming the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent, shortly thereafter, in order to receive the merger consideration, without interest and less any applicable withholding tax. You should use the letter of transmittal to exchange the Company stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. In addition to obtaining stockholder approval, all of the conditions to the merger must have been satisfied or waived. We currently expect to complete the merger promptly after stockholder approval is obtained.

Q: Who can help answer my other questions?

A: If you have more questions about the merger or the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Morrow & Co., Inc., our proxy solicitor, at (800) 278-2141. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “Projected Financial Information” and in statements containing the words “may,” “should,” “would,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue,” “contemplate” and similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•

the current market price of our Common Stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of our Common Stock;

•	the occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement;

•	under certain circumstances, we may have to pay a termination fee to Citi of $36 million, plus up to $3 million in expenses;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the inability to complete the merger due to the failure to obtain regulatory approval with respect to the merger or Citi’s subsequent sale of certain assets of the Company to a third party;

•	the failure of the merger to close for any other reason;

•	our remedies against Citi with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

•	the proposed transactions may disrupt current business plans and operations and there may be potential difficulties in attracting and retaining employees as a result of the announced merger;

•	due to restrictions imposed in the merger agreement, we may be unable to respond effectively to competitive pressures, industry developments and future opportunities;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the costs, fees, expenses and charges we have, and may, incur related to the merger, whether or not the merger is completed.

The foregoing sets forth some, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to us is provided in our filings with the SEC available at the SEC’s web site at http://www.sec.gov, including our most recent filings on Forms 10-Q and 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We have no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement.

THE PARTIES TO THE MERGER

The BISYS Group, Inc.

The BISYS Group, Inc. and its subsidiaries (the “Company”) provide outsourcing solutions to the financial services sector. The Investment Services segment provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, and other investment products. The Insurance Services segment provides independent wholesale distribution of life insurance and commercial property/casualty insurance, long-term care, disability, and annuity products. Our principal executive offices are located at 105 Eisenhower Parkway, Roseland, New Jersey 07068, and our telephone number is (973) 461-2500.

For more information about BISYS, please visit our website at www.bisys.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find Additional Information” beginning on page 86. Our Common Stock is publicly traded on the NYSE under the symbol “BSG”.

Citibank N.A.

Citibank N.A., which we refer to as Buyer or Citi, is a national banking association and a wholly owned subsidiary of Citigroup Inc., which we refer to as Citigroup, a diversified global financial services company. Primarily housed in Citi, and subsidiaries of Citi, are Citigroup’s Global Transaction Services businesses. Among other things, Citigroup’s Global Transaction Services group is a provider of fund services to the global investment fund industry, including mutual funds, closed-end funds, hedge funds, and offshore funds. It provides comprehensive fund administration, accounting, trustee, and transfer agency and shareholder services for institutional clients. Much of Citigroup’s Global Transaction Services’ fund administration services are provided through entities acquired by Citi in 2003 and now held under Citigroup Fund Services LLC, a direct operating subsidiary of Citi. Citi’s principal executive offices are located at 388 Greenwich Street, New York, New York 10013, and its phone number is (212) 816-6000.

Buckeye Acquisition Sub, Inc.

Buckeye Acquisition Sub, Inc., which we refer to as Acquisition Sub, is a Delaware corporation and a wholly owned subsidiary of Citi, formed for the sole purpose of completing the merger with the Company and has not conducted any business operations except for activities incidental to its formation and as contemplated by the merger agreement. Acquisition Sub’s principal executive offices are located at c/o Citibank N.A., 388 Greenwich Street, New York, New York 10013, and its phone number is (212) 816-6000. Upon consummation of the proposed merger, Acquisition Sub will cease to exist and BISYS will continue as the surviving corporation, under the name: “Citi Investor Services, Inc.”

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on July 27, 2007 starting at 11:00 a.m., local time, at the Millennium Broadway Hotel located at 145 West 44th Street, New York, New York 10036, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement and approve the merger, approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies, and to act on such other matters and transact such other business, as may properly come before the meeting. Our stockholders must adopt the merger agreement and approve the merger in order for the merger to occur. If our stockholders fail to adopt the merger agreement and approve the merger, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on or about June 27, 2007.

Record Date, Quorum and Voting Power

Stockholders of record at the close of business on June 22, 2007 are entitled to notice of, and to vote at, the special meeting. On June 22, 2007, the outstanding voting securities consisted of 121,167,610 shares of Common Stock. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of holders of the Common Stock must be present for the special meeting to be held. Holders of a majority of the Common Stock issued and outstanding and entitled to vote will constitute a quorum for the purpose of considering the proposal regarding adoption of the merger agreement and approval of the merger. If a quorum exists, then holders of a majority of the votes of Common Stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Alternatively, if no quorum exists, then a majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Vote Required for Approval

For us to complete the merger, holders of a majority of the outstanding shares of our Common Stock, entitled to vote at the special meeting, must vote “FOR” the adoption of the merger agreement and approval of the merger. The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of holders of a majority of the Common Stock present, in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

In order for your Common Stock to be included in the vote, if you are a registered stockholder (that is, if you hold your Common Stock in certificated form), you must submit your proxy and vote your shares by returning the enclosed proxy, marked, signed and dated, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement and approval of the merger and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because adoption of the merger agreement and approval of the merger requires the affirmative vote of the majority of the shares of the Common Stock outstanding on the record date, failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” adoption of the merger agreement.

Voting by Directors and Executive Officers

As of June 22, 2007, the record date, our current directors and executive officers held and are entitled to vote, in the aggregate, 681,660 shares of Common Stock (excluding options), representing less than 1% of the outstanding Common Stock. Each of our directors and executive officers has informed us that he or she currently intends to vote all of his or her shares “FOR” the adoption of the merger agreement and approval of the merger, and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you vote your shares of Common Stock by returning a signed proxy card by mail, or through the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and approval of the merger, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Corporate Secretary at 105 Eisenhower Parkway, Roseland, New Jersey 07068;

•	submitting a duly executed proxy bearing a later date;

•

if you voted by telephone or the Internet, by voting a second time by telephone or Internet, but not later than 11:59 p.m. (Eastern Time) on July 26, 2007, or the day before the meeting date, if the special meeting is adjourned or postponed;

•	by attending the special meeting and voting in person (simply attending the meeting will not constitute revocation of a proxy; you must vote in person at the meeting).

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

The Company does not expect that any matter other than the proposal to adopt the merger agreement and approve the merger and, if necessary or appropriate, the proposal to adjourn or postpone the special meeting will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Please do NOT send in your share certificates with your proxy card. If the merger is completed, stockholders will be mailed a transmittal form following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than an announcement made at the special meeting, if the adjournment is not for more than 30 days. If a quorum exists, then holders of a majority of the votes of Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter may adjourn the special meeting. Alternatively, if no quorum exists, then a majority in interest of the stockholders present at the special meeting in person or represented by proxy and entitled to vote on the matter may adjourn the special meeting. Any signed proxies received by the Company will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the proposal for the adjournment or postponement of the special meeting will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company stockholders who have already sent in their proxies to revoke them prior to their use at the special meeting, reconvened following such adjournment or postponement, in the manner described above. Broker non-votes, if any, will not have any effect on the adjournment or postponement of the special meeting and abstentions, if any, will have the same effect as a vote “AGAINST” the adjournment or postponement of the special meeting.

Expenses of Proxy Solicitation

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile, e-mail, in person or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation therefor. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. The Company has also engaged Morrow & Co., Inc. to assist in the solicitation of proxies for the meeting and we estimate that we will pay them a fee of approximately $20,000, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor:

Morrow & Co., Inc.

470 West Avenue, 3rd Floor

Stamford, CT 06902

Banks and Brokers Call: (203) 658-9400

All Others Call Toll Free: (800) 278-2141

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

As part of its ongoing evaluation of our business and its strategic planning, our board of directors has periodically discussed and reviewed our strategic goals and alternatives, performance and prospects. In connection with our strategic planning, we have made several acquisitions and divested certain businesses in recent years, including selling our Education Services Business to Kaplan Professional, a division of Kaplan, Inc., which was completed in April 2005, and our Information Services segment to Open Solutions Inc., which was completed in March 2006.

In May 2004, the Company announced that it would restate its financial results for the fiscal years ended June 30, 2003, 2002 and 2001 and for the quarters ended December 31 and September 30, 2003 in order to record adjustments for correction of errors resulting from various accounting matters in the life insurance services division (the “2004 restatement”), and that the SEC was conducting an investigation into the facts and circumstances related to the 2004 restatement. An amended Annual Report on Form 10-K for the fiscal year ended June 30, 2003 was filed with the SEC on August 10, 2004 along with amended Quarterly Reports on Form 10-Q for the quarters ended December 31 and September 30, 2003 to reflect the restated financial results. In July 2005, the Company determined that an additional restatement of financial statements for the fiscal years ended June 30, 2002, 2003 and 2004, and the quarters ended September 30 and December 31, 2003 and 2004 (the “2005 restatement”) was necessary and the SEC’s investigation was expanded to include the 2005 restatement. Following the Company’s announcements regarding the restatement of its financial results, a number of putative class action and derivative lawsuits were filed against the Company and certain of its current and former officers.

In addition, in 2004, the SEC commenced an investigation related to the structure and accounting for arrangements pursuant to which BISYS Fund Services, or BFS, a subsidiary of the Company, agreed with the advisers of certain U.S. mutual funds to use a portion of the administration fees paid to BFS by the mutual funds to pay for, among other things, expenses relating to the marketing and distribution of the fund shares, to make payments to certain advisers and to pay for certain other expenses, without disclosing these arrangements to the funds’ boards.

On May 16, 2006, at a special meeting of our board of directors, Mr. Casale, Chairman of the board of directors, noted that the recent filing of the Company’s restated financials in its Annual Report on Form 10-K for the fiscal year ending on June 30, 2005, marked an appropriate opportunity for our board of directors to assess the prospects of the Company and its long-term strategic options. Our board of directors reviewed the fiduciary duties of directors in connection with its review of the Company’s prospects and long-term strategic options and discussed matters of process relating to its consideration of whether the Company should continue as a standalone public company or pursue options that could involve a sale of the Company or a strategic combination with a third party, including the role of independent directors of the board and matters to be considered in the event of receipt by the Company of bona fide offers. Our board of directors also reviewed the role of financial advisors to the Company in a strategic alternatives review process. Mr. Fradin, the Company’s President and Chief Executive Officer at the time, provided an overview of the business and prospects of the Company, and updated our board of directors on 19 inquiries received by the Company from third parties, including Citi, over the previous several months expressing interest in discussing a potential transaction with respect to all or certain parts of the Company’s businesses. Our board of directors also discussed (i) then current market perceptions of the Company, (ii) the mergers and acquisition landscape within the Company’s industries, (iii) management’s financial projections and related financial matters, and (iv) potential strategic options available to the Company. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden Arps, the Company’s outside legal advisor, and Bear Stearns were also present and assisted the board in its discussions at the meeting.

During June and July of 2006, our board of directors met a number of times to discuss, among other things, the Company’s 2007 financial plan, a strategic review of the retirement services division, an overview of acquisition opportunities, and an overview of a potential process to review strategic alternatives available to the Company.

During the second week of August 2006, Mr. Fradin discussed with Mr. Casale (in his capacity as Chairman of our board) Mr. Fradin’s expectation to resign from his positions with the Company to become the chief executive officer of another public company. Following several meetings and conversations with Mr. Fradin, on August 10, 2006, our board of directors accepted Mr. Fradin’s resignation effective September 5, 2006, and elected Mr. Casale as Interim President and Chief Executive Officer. Our board of directors also discussed a process to identify candidates for appointment as permanent President and Chief Executive Officer of the Company. On August 10, 2006, the Company issued a press release announcing that the Company had named Mr. Casale Interim President and Chief Executive Officer, that it had initiated a process to explore strategic alternatives available to the Company as part of the continued effort of our board of directors to maximize stockholder value, and that the Company was engaging Bear Stearns to provide advice in connection with the strategic alternatives review process. In addition, the Company announced that it expected that its fiscal year 2007 earnings per share results would be substantially below the then-current consensus estimate, as calculated by First Call based on reports from a number of analysts that cover the Company.

During the last two weeks in August 2006, the Company received indications of interest in a variety of transactions with the Company from potential strategic buyers, including Citi, as well as financial buyers. Our board of directors discussed the proposed process, including with respect to the indication of interest from Citi, and decided to reiterate to all parties that the Company, with the assistance of its financial advisor, was conducting an organized strategic alternatives review process and would consider available alternatives within such process.

On September 18, 2006, at a special meeting of our board of directors, in light of Mr. Fradin’s resignation and the appointment of Mr. Casale as Interim President and Chief Executive Officer, Ms. Doni L. Fordyce, who is related by marriage to an employee of Bear Stearns who is active in the Company’s engagement for the merger, resigned from our board of directors in order to remove any uncertainty about whether the board satisfied the New York Stock Exchange requirement that a majority of its members be independent. Given Mr. Casale’s position as Interim President and Chief Executive Officer of the Company and his past consulting relationship with a potential buyer of the Company that was thought at the time to have a significant interest in the Company (although ultimately such potential buyer did not submit a definitive proposal), and the fact that Mr. Denis A. Bovin, one of our directors, is an employee of Bear Stearns, our board of directors approved the formation of a special committee of disinterested directors comprised of Mr. Cooper, Mr. Haviland and Mr. Melone, with Mr. Haviland appointed as chairman of the special committee. The special committee was authorized to, among other things, analyze, study and evaluate possible strategic alternatives available to the Company, the fairness to stockholders of any alternative the Company may pursue, oversee negotiations of any applicable definitive agreements, and make a recommendation to the entire board, at the appropriate time, regarding whether or not to undertake one or more strategic alternatives. Our board of directors retained authority to make any decision to accept or to enter into any transaction. At the same meeting, Mr. Casale provided an update on the interest of two potential buyers, Citi and a financial buyer, to pursue an expedited transaction process. Our board of directors advised Mr. Casale and management to pursue an organized process under which interested parties would be granted access at the same time.

On September 26, 2006, the Company announced that it had reached an agreement with the SEC to settle the investigation into past marketing arrangements of BFS with mutual fund advisers, that had begun in 2004. Under the settlement, among other things, BISYS agreed to pay $21.4 million in penalties, disgorgement and prejudgment interest.

On October 16, 2006, the Company announced that it had reached an agreement in principle with the lead plaintiffs to settle the securities class action lawsuit entitled “In re BISYS Securities Litigation” File

No. 04-CV-3840 and a related securities action pending against it and certain of its former officers and directors in the United States District Court for the Southern District of New York, involving claims relating to the Company’s financial restatements filed in 2005 and 2006. The settlement remains conditioned upon approval by the court. Under the settlement, among other things, BISYS paid an aggregate amount of $66.5 million into an escrow account.

On November 3, 2006, the Company announced that it had reached an agreement in principle with the SEC Staff, which would, if approved by the SEC and the court in which the SEC’s complaint will be filed, settle the SEC’s investigation into the 2004 and 2005 restatements. Under the settlement, among other things, BISYS agreed to pay $25.1 million in disgorgement and prejudgment interest. On May 8, 2007, the SEC Staff informed the Company that the SEC had approved the settlement offer and on May 23, the SEC announced the settlement of the investigation into the 2004 and 2005 restatements. In conjunction with the settlement, on May 23, 2007, the SEC filed a civil action against the Company in the United States District Court for the Southern District of New York, by which the SEC seeks a permanent injunction, disgorgement and prejudgment interest as contemplated by the settlement agreement. The Company has filed applications for relief from various potential disqualifications that could arise from the court’s entry of the injunction, including a potential disqualification affecting the Company’s fund distribution business. As of June 25, 2007, the court has not entered the injunction.

Beginning in August 2006 and continuing through the fall of 2006, 142 potential bidders, including 67 potential strategic bidders and 75 potential financial bidders, were contacted. These potential bidders were identified based on, among other things, those parties’ experience with the businesses the Company operates and their perceived ability to complete a potential acquisition. Given the large number of potential buyers that had expressed interest in participating in the process and the complexity of a multi-party, multi-business transaction, our board of directors decided that a confidentiality agreement and confidential memorandum initially would only be provided to those firms interested in acquiring the whole Company or either of the Company’s two main businesses—insurance services or investment services. This decision was also driven by the concern of our board that the proceeds to our stockholders from the sales of individual businesses would be significantly reduced by taxes on those transactions, as was the case in the Company’s prior sale of its Information Services segment to Open Solutions, Inc. in March 2006. A total of 77 parties entered into confidentiality agreements and received a confidential information memorandum with respect to the Company. The confidential information memorandum included, among other things, certain projected financial data prepared by our management in connection with the strategic alternatives review process, to which we refer as the September 2006 management case. On or around the second week in November, the Company received a total of 26 preliminary indications of interest. Three of the 13 indications of interest received from strategic bidders, and nine of the 13 indications of interest received from financial bidders, were for the whole Company.

During late summer and early fall of 2006, the Company assembled non-public information, and made this information available to ten bidders (including five financial bidders, one of which was J.C. Flowers, and five strategic bidders, one of which was Citi). The Company continued to supplement the available non-public information, including in response to requests from bidders though the end of April 2007. The management team held numerous meetings with nine bidders to discuss the Company’s business, operations, plans, budgets and forecasts, and to answer questions posed by the bidders regarding these matters. During this time, one of the strategic bidders informed the Company that it was no longer pursuing a transaction.

In early November 2006, representatives of J.C. Flowers, an affiliate of BIR JCF, LLC, our counterparty to the letter agreement dated May 1, 2007 and the purchaser under the subsequent transaction agreement, discussed with representatives of the Company an alternative transaction they believed could result in increased value to stockholders but which entailed a high degree of complexity and uncertainty. Under the transaction, referred to as the “Double Merger Transaction,” the stockholders of the Company would hold, in the aggregate, a 51% interest in two new companies, one involved in investment services and one involved in insurance services and both becoming publicly traded companies simultaneously as a result of the transaction. The surviving company involved in the insurance business would be the result of a merger of J.C. Flowers’ affiliates’ insurance services business and our insurance services business. Another financial sponsor identified by J.C. Flowers would contribute compatible operations to the surviving entity involved in the investment services business. In addition, stockholders would receive a cash dividend at the time of consummation of the Double Merger Transaction in an amount per share to be determined based on the level of debt of each surviving company. The Company did not have all information relevant to assess the financial sponsor identified by J.C. Flowers as a candidate to participate in the investment services business combination at the time. The Company did not actively pursue the Double Merger Transaction at this time given the complexities and uncertainties inherent in such a structure, including the fact that another party was required to consummate such a transaction, and our board of directors’ view that a sale of the Company to one buyer could result in increased short-term value for stockholders, especially in light of the indications of interest then recently received by the Company.

Our board of directors met in a regular meeting on November 14, 2006 and appointed Mr. Lyons and Mr. Uberoi to serve as independent directors of the Company. The addition of Mr. Lyons and Mr. Uberoi to the board of directors brought the board of directors back to its traditional number of seven directors and added significant expertise and experience to assist the board of directors in its evaluation of strategic alternatives available to the Company. However, in light of the review already conducted by the special committee in connection with the Company’s strategic alternatives review process, Mr. Lyons and Mr. Uberoi were not appointed to serve on the special committee. In advance of the November 14 board meeting, the directors reviewed the draft merger agreement proposed to be distributed to bidders and a summary thereof. Immediately following the board meeting, the special committee convened a special meeting at which its members, together with the full board present by invitation of the special committee, discussed the status of the strategic alternatives review process. Representatives of Skadden Arps and Bear Stearns also attended the meeting. The special committee reviewed, with the assistance of legal and financial advisors, the indications of interest received through that date. The special committee selected the top six whole-Company bidders for inclusion in the next round, with the understanding that in certain circumstances, a small number of additional parties could be later approved to participate in the process. The top six whole-Company bidders included four financial bidders and two strategic bidders. J.C. Flowers was included within the top six bidders. Citi was included within the group of potential buyers that could be later approved to participate in the process, depending on their proposed valuation of the Company. After carefully evaluating potential benefits, the special committee requested that Bear Stearns prepare a financing package to be offered to interested bidders in connection with a transaction involving a sale of the whole Company (also referred to as “stapled financing”), subject to the review and authorization by the special committee of the final terms of the financing. In addition, the special committee authorized Mr. Haviland to provide direction to the Company’s advisors in circumstances where calling a meeting of the special committee would cause unnecessary burden or delay.

Given that the Company’s financial advisor had been requested by the special committee to offer stapled financing to potential buyers, on December 4, 2006, at a special telephonic meeting, the special committee discussed the retention of a financial advisor to, among other things, provide an opinion to the special committee as to the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be received in a transaction, if any such transaction were to result from the Company’s strategic alternatives review process. On December 11, 2006, after a thorough selection process, including a review of proposals submitted by ten firms and interviews with three large, full service, investment banking firms, the special committee engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, to act as a financial advisor to the special committee in connection with the Company’s exploration of strategic alternatives. In addition, the special committee engaged Paul, Weiss, Rifkind, Wharton & Garrison, LLP, or Paul Weiss, to serve as an additional counsel to the special committee.

During the balance of December 2006, the special committee actively discussed with its advisors various matters related to the strategic alternatives review process, including the timeframe for the bidder due diligence process, the stapled financing package, the status of a number of the bidders, and the desire to conclude the process in an expeditious manner while meeting the requirements of the bidders, subject to the overall objective of enhancing stockholder value.

On January 5, 2007, at a special committee meeting, the Company’s financial advisor updated the special committee on the current status of each active bidder, noting that Citi and J.C. Flowers appeared to be among the firms showing strong interest in an acquisition of the Company as a whole and among the furthest along in their diligence review, and provided an update on the status of the stapled financing package. The special committee discussed the appropriate time to set as the final bid submission date. Management provided an overview of the potential impact of an extended process on the Company’s businesses, including the potential effects of continued uncertainty on the Company’s ability to attract new business and retain existing clients and employees. The special committee discussed the need to appropriately balance the desire to encourage and allow bidders to be in a position to submit the best possible terms for a proposed transaction with the Company, with the risk that a deterioration in the Company’s businesses due to a prolonged process could adversely affect the Company’s ability to complete a transaction.

On January 12, 2007, at a special committee meeting, the special committee set February 15, 2007 as the final bid submission date and, with the assistance of representatives of Skadden Arps, reviewed updated merger agreement forms that would be sent to bidders. A representative of Bear Stearns provided an overview of the terms of the stapled financing package Bear Stearns was prepared to offer to the bidders.

On January 19, 2007, our board of directors convened a special meeting. Among other things, management provided an overview of the financial condition of the businesses. Specifically, management noted the deterioration in the financial results for the life insurance services and commercial insurance services divisions and reported that due diligence calls were scheduled with bidders to update them on the financial results. Mr. Haviland summarized for our board of directors the actions taken by the special committee since its formation and provided an update on the current state of the due diligence process by the bidders. He noted that several bidders, including J.C. Flowers, continued to show strong interest in the Company as a whole and two others were interested, but would need to partner with other bidders to pursue an acquisition of the whole Company. Mr. Haviland further noted that four other bidders, including Citi, did not appear to continue to have the same level of interest in an acquisition. The board reviewed the forms and the principal terms of merger agreements to be provided to the bidders. During the second and third weeks of January 2007, a letter was distributed to the nine remaining bidders, including Citi and J.C. Flowers, outlining the procedures for submitting a final offer by February 15, 2007 as well as a draft of the merger agreement the Company would propose to enter into in connection with a sale of the Company. The stapled financing package was also made available to all remaining bidders.

On February 6, 2007, the special committee held a meeting at which Merrill Lynch presented its analysis on potential strategic alternatives available to the Company. The members of the special committee had received copies of the preliminary discussion materials prepared by Merrill Lynch. The Company’s management discussed a financial model prepared by management of the Company in February 2007, which we refer to as the February 2007 management case. As part of its presentation, Merrill Lynch reviewed potential strategic alternatives available to the Company, including remaining a standalone company, a leveraged recapitalization, the spin-off or split-off of certain business segments, the divestiture of certain business segments followed by a share repurchase, and a leveraged buyout of the Company.

The special committee discussed Merrill Lynch’s presentation, including the different assumptions utilized in the preparation of the February 2007 management case as compared to the September 2006 management case. The special committee noted that while the September 2006 management case had considered certain benefits expected to be realized in connection with the consummation of a sale of the Company, the February 2007 management case reflected a scenario of continued operation of the Company on a standalone basis, taking into account the costs of significant rebranding initiatives if the strategic alternatives review process were to be completed without a transaction being consummated, as well as the risks associated with the retention of customers and employees, the overhang of the Company’s regulatory issues and its impact on the Company’s ability to develop new business in the absence of a transaction. In January 2007 and through the end of the process, management continued to provide regular updates to bidders on expected performance for fiscal 2007.

On February 15, 2007, the scheduled bid submission date, the Company received only one preliminary written proposal for the purchase of the whole Company. J.C. Flowers proposed to purchase all of the Company’s outstanding shares of Common Stock for $11.15 per share in cash, and included with the proposal a revised draft merger agreement. This price represented a discount of approximately 14.5% from the closing price of the Company’s Common Stock on February 14, 2007 of $13.04, the last trading day before the proposal was made. The proposal indicated that J.C. Flowers would, immediately following its acquisition of the Company, sell the alternative investment services business and the fund services business to different strategic partners. In addition, the proposal indicated that J.C. Flowers had executed letters of agreement with those strategic partners that described the terms of their respective acquisitions. Also, the proposal indicated that J.C. Flowers had received the stapled financing proposal from Bear Stearns as well as a debt financing proposal from another bank, and certain investment funds managed by J.C. Flowers would guarantee the entire purchase price. In addition, the proposal indicated that, in the alternative, J.C. Flowers was willing to acquire the insurance services business of BISYS for up to $700 million, or revisit the Double Merger Transaction previously discussed with the Company.

On that same date, the Company also received a preliminary written proposal from one of J.C. Flowers’ co-bidders, which we refer to as strategic bidder #2, stating that, in addition to being willing to participate in the proposal submitted by J.C. Flowers, it was willing to acquire the alternative investment business for up to $850 million. The proposal indicated that strategic bidder #2 would finance the acquisition from current assets, and its proposal would not be subject to any financing contingency. Two other potential bidders that had continued to show active interest throughout the process informed the Company’s financial advisor that they had decided not to submit preliminary proposals because their proposed price would be below the then current market price of our Common Stock.

On February 16, 2007, the special committee, with the assistance of the Company’s and the special committee’s financial and legal advisors, as well as with input from members of management, reviewed the proposals received the day before and discussed the various components of each proposal. Among other things, the special committee noted that the proposals delivered were at a significant discount to the value suggested in the preliminary indications of interest received by the Company in the fall of 2006. The special committee discussed potential reasons for the change, including certain matters discussed with bidders during the due diligence process and the management presentations, including the Company’s lowered expectations for its financial performance during its current fiscal year, and potential reduction of value relating to taxes applicable to follow-on sales of certain of the businesses of the Company. The special committee also noted that the separate proposals by J.C. Flowers and strategic bidder #2 for the insurance services and alternative investment services businesses, respectively, would ultimately deliver significantly less than the face value of the proposals to our stockholders due to the impact of taxes applicable to the sales. The special committee instructed the Company’s financial advisor to obtain more information with respect to the Double Merger Transaction proposed by J.C. Flowers as a potential avenue to obtain a higher value for stockholders. The special committee discussed certain complexities and uncertainties inherent in the Double Merger Transaction and considered the fact that significant reverse due diligence by the Company and its advisors on the businesses of each bidder potentially participating in such structure would be required, given that stockholders would continue to have an interest in the two resulting companies. In evaluating the Double Merger Transaction, the special committee also considered whether it would be appropriate to obtain an advance ruling from the Internal Revenue Service prior to implementing that structure. The special committee decided to explore the possibility of separate sales of the different businesses of the Company, and requested that management develop further the case for continuing as an independent company which would include the hiring of a new CEO and implementation of a stock buyback or other program designed to deliver near-term value to stockholders.

On February 20, 2007, at a regularly scheduled meeting, our board of directors received an update from the special committee and discussed potential strategic alternatives, including the possibility that the Company would continue as an independent entity and effect stock repurchases, as well as the separate sale of one or more of the businesses of the Company. On the same day, the special committee held a meeting to which it invited the other members of our board of directors and management. Bear Stearns updated the special committee on the status of the remaining bidders and other parties that could be potentially interested in acquiring separate parts of the Company’s business, including additional strategic buyers for our fund services and retirement services businesses, and informed the special committee that representatives of J.C. Flowers had confirmed that J.C. Flowers would be willing to consider potential partners in connection with the Double Merger Transaction other than those initially identified by J.C. Flowers. The special committee reviewed, with the assistance of the Company’s and the special committee’s legal counsel, also present at the meeting, the comments provided by J.C. Flowers to the proposed merger agreement and noted the principal areas of concern with J.C. Flowers’ proposed merger agreement. The special committee instructed Bear Stearns to inform J.C. Flowers that its proposed $11.15 per share purchase price was not compelling and that our board of directors would be interested in exploring the Double Merger Transaction.

During the days that followed, the Company’s management, with the assistance of Bear Stearns, tried to identify other potential offers for a transaction with the Company from other potential bidders. As part of this effort, on February 27, 2007, the special committee, along with the Company’s legal and financial advisors, spoke with representatives of another financial buyer, referred to as “financial buyer #2,” to inquire about its interest in a transaction with the Company and the status of its bid. Financial buyer #2 indicated to representatives of the Company that it would only consider an offer for the Company at a price per share that would be below the then current market price of our Common Stock. Given the other bids received by the Company as of that time, the special committee decided to inform financial buyer #2 that a potential bid would be considered by the special committee even if the bid was below the market price of our Common Stock as of that date. Various other alternatives, including different combinations of bidders for pieces of the Company were also explored, including discussions with Citi regarding its interest in the fund services business of the Company. The special committee also continued to review, with the assistance of management, the alternative that the Company remain an independent company, including the effects of sales of certain businesses and a stock buyback, as had been requested during the February 16, 2007 special committee meeting.

On February 27, 2007, the Company reached an agreement in principle to settle the claims made in a derivative suit filed in New Jersey state court relating to the prior SEC investigations and restatements, which purported to be brought on behalf of the Company and generally asserted that certain officers and directors were liable for alleged breaches of fiduciary duties, abuse of control, gross mismanagement, waste and unjust enrichment. Subsequently, on June 15, 2007, the parties filed a Memorandum of Understanding with the Court outlining the principal terms of the settlement. The settlement remains subject to the negotiation and execution of definitive documentation by the parties and approval by the Court, and contemplates payment by the Company of plaintiff’s attorneys’ fees and other expenses that the Company believes will approximate $0.8 million.

On March 8, 2007, the Company received a preliminary proposal from financial buyer #2. The proposal included financial buyer #2’s proposed revisions to the draft merger agreement that had been proposed by the Company, but did not include pricing terms. On March 9, 2007, the special committee reviewed, with the assistance of financial and legal advisors, the proposals the Company had received on February 15 and March 8. The proposal from financial buyer #2 indicated that its bid would be in a range between $11.00 and $11.50 in cash per share. This range was approximately a 10.5% to 6.4% discount from the closing price of our Common Stock on March 7, 2007 of $12.29 per share, the last trading day before the proposal was made. In addition, Bear Stearns indicated that, in accordance with the special committee’s directives, it was contacting other potential candidates to participate in the Double Merger Transaction with J.C. Flowers as J.C. Flower’s originally proposed partner was no longer actively pursuing a transaction. The proposal from financial buyer #2 contemplated an exclusivity arrangement with the Company for a period of time in which it would finalize due diligence on the Company. The special committee contemplated proposing an exclusivity agreement that would allow the bidder to complete its due diligence and negotiate a definitive agreement while the Company continued

to explore the Double Merger Transaction. On March 14, 2007, each of J.C. Flowers and financial buyer #2 were sent a form exclusivity agreement as well as a memorandum highlighting areas of significant concern regarding each bidder’s proposed revisions to the draft merger agreement proposed by the Company in an attempt to seek to improve the financial and non-financial terms of each proposal in the context of discussing the Company’s consideration to grant an exclusive negotiation period to J.C. Flowers or to financial buyer #2.

During the days that followed, in accordance with the special committee’s directives, the Company, with the assistance of its financial advisor, continued to explore the Double Merger Transaction through various avenues and approached approximately five additional parties in connection with the Double Merger Transaction. None of those parties were interested in pursuing such a transaction, and, in light of such lack of interest, the special committee determined at a meeting on March 23, 2007 not to continue to actively pursue the Double Merger Transaction. Also at this meeting, Bear Stearns informed the special committee that one additional financial buyer that had been one of the original top six whole-Company bidders indicated that it would not submit a proposal due to a number of concerns, including the performance of the businesses. Bear Stearns also indicated that, in accordance with the instructions of the special committee, it had approached Citi potentially to replace the party that had been proposed to acquire the Company’s funds services business in J.C. Flowers’ alternative proposal. Bear Stearns further reported that Citi had expressed interest in the alternative investment services business as well, and was considering leading a proposed transaction structured in a similar manner as J.C. Flowers’ alternative proposal that could result in a more financially attractive bid due to a structure that could mitigate the reduction in value due to taxes applicable to follow-on sales of certain businesses of the Company. Bear Stearns also informed the special committee that strategic bidder #2 had indicated that it would be willing to consider submitting a new proposal employing a similar structure that could also minimize taxes applicable to the transaction in which strategic bidder #2 would purchase the entire Company and sell parts to J.C. Flowers and another strategic buyer.

During the March 23, 2007 meeting, management reported to the special committee its concerns regarding the risk of worsening client and employee retention while the process continued. Management also reported concerns expressed by significant clients in the alternative investment services and fund services businesses regarding the possibility that a financial buyer might acquire the businesses in light of the clients’ perception that a strategic buyer was needed to address issues within the businesses.

On March 24, 2007, the Company received a revised preliminary proposal from financial buyer #2 to purchase all of the Company’s outstanding shares of Common Stock for $11.50 per share. The proposal did not include a revised merger agreement, and it did not address any of the areas of significant concern outlined in the memorandum delivered by the Company on March 14. The proposal indicated that financial buyer #2 was relying on Bear Stearns’ stapled financing package, and had also engaged three other banking firms to provide alternative financing proposals.

On March 28, 2007, during a special meeting, called to review the Company’s agreement in principle to settle the derivative litigation related to its financial restatements, the board of directors discussed the terms of the proposal by financial buyer #2, including its condition that as part of its confirmatory due diligence, financial buyer #2 would interview the Company’s clients. Management expressed its concerns with this confirmatory due diligence condition in light of the potential reaction of clients of the Company’s alternative investment services and fund services businesses to a transaction with a financial buyer. During the last week of March, at the request of the Company, Citi and J.C. Flowers entered into discussions to determine whether they could work together to submit a proposal to purchase the whole Company that the Company could find more compelling.

On April 1, 2007, the Company received a revised preliminary proposal from strategic bidder #2 to purchase all of the Company’s outstanding shares of Common Stock for a price per share ranging between $11.98 and $12.32 per share in the aggregate. This range represented a premium of 4.5% to 7.5% from the closing price of the Company’s Common Stock on March 30, 2007 of $11.46, the last trading day before the proposal was made. The proposal indicated that the bidder would, immediately following its acquisition of the Company, sell the retirement services and insurance services businesses to J.C. Flowers and the fund services business to another strategic buyer that had previously expressed an interest in that business. The proposal indicated that the acquisition would be entirely financed by an affiliate of the bidder, and therefore would not be subject to a financing contingency. While the proposal addressed most of the areas of significant concern identified in the memorandum delivered by the Company on March 14, 2007, the proposal confirmed that strategic bidder #2 would require that the closing of the transaction be conditioned on the closing of follow-on sales of the fund services, insurance services and retirement services businesses to J.C. Flowers and its other partners. Prior to the Company receiving strategic bidder #2’s proposal, J.C. Flowers had informed the Company that it was no longer pursuing a transaction with strategic bidder #2 and was then working exclusively with Citi to develop a proposal. Subsequently, strategic bidder #2, as well as representatives of Citi, separately informed the Company that J.C. Flowers had withdrawn from a joint bid with strategic bidder #2 to join Citi in a proposal to purchase the whole Company that was being developed at that time. Strategic bidder #2 then commenced discussions with financial buyer #2 that it hoped would result in financial buyer #2 proposing to acquire the insurance services business in a transaction with strategic bidder #2 structured in a similar manner as the transaction previously proposed by strategic bidder #2 with the participation of J.C. Flowers. Strategic bidder #2 informed the Company that it was to speak to its board of directors to receive authority to place a bid in the upper range of its April 1 proposal, and asked that the Company consider a seven-day exclusivity period at the end of which it would be able to present the Company with more specific terms regarding its price, arrangements with third parties and structure. If accepted, the seven-day exclusivity period would be followed by an additional two-week exclusivity period, during which time strategic bidder #2 and financial buyer #2 would attempt to finalize due diligence, enter into their follow-on sale arrangements and negotiate a definitive agreement with the Company.

In a meeting held on April 2, 2007, the special committee discussed the letter delivered by strategic bidder #2, as well as strategic bidder #2’s updated proposal. The special committee discussed the fact that Citi had orally proposed to purchase all of the Company’s outstanding shares of Common Stock at $11.65 per share in a one-step cash merger transaction that would not be conditioned on any subsequent resale of any part of the Company to another party, subject to a three-week exclusivity arrangement to complete its due diligence and negotiate a definitive agreement with the Company. The special committee discussed the two available proposals for a sale of the whole Company with the assistance of legal and financial advisors, including the certainty associated with Citi’s statements that its proposed transaction would involve the sale of the entire Company to only one buyer against the uncertainty associated with the fact that the proposal submitted by strategic bidder #2 was subject to securing a co-bidder to formally submit a proposal for a portion of the Company, as well as execution risk on a transaction structured as a sale to multiple buyers. Later that day, the Company received a draft proposal from Citi, which reflected a purchase price of $11.65 per share in cash. Acting upon instructions of the special committee, Bear Stearns informed Citi that the special committee had determined that Citi’s $11.65 per share proposal was not sufficiently compelling to warrant entering into an exclusivity arrangement at that time. On the evening of April 2, Citi’s representatives contacted Mr. Casale and indicated that Citi would be willing to raise its proposal upon receiving an exclusivity commitment from the Company.

On April 3, 2007, the special committee convened a special telephonic meeting. Bear Stearns informed the special committee that strategic bidder #2 had indicated that its management was scheduled to address its board of directors on April 4 regarding the potential transaction. On the same date, Citi made an oral proposal to the Company with a combined value to stockholders of $12.00 per share, of which $11.85 would be paid in cash by Citi as merger consideration and $0.15 would be paid as a special dividend of the Company to stockholders upon consummation of the merger. In addition, Citi stated that the closing conditions would be standard for a public deal involving a single buyer and that the transaction would not be conditioned upon the follow-on sales of the insurance services and retirement services businesses to J.C. Flowers. Citi also stated that it would require a three-week exclusivity period to perform confirmatory due diligence and to negotiate a definitive agreement with the Company and that its proposal would expire at midnight on April 3. The special committee discussed the offers with the assistance of the Company’s and the special committee’s advisors. The special committee instructed Bear Stearns to find out more details surrounding the proposal by strategic bidder #2, including the level of internal approval of the proposal at the time and the level of commitment of other necessary participants.

Late that evening, the special committee reconvened the meeting. As of that time, representatives of Bear Stearns had not been able to reach any of the principals of strategic bidder #2, but a representative of strategic bidder #2 had indicated to Bear Stearns that its team was to brief the CEO of strategic bidder #2 in the morning, who, if satisfied, could then recommend that the board of strategic bidder #2 authorize an increase in price and alter the proposed transaction structure in order to make its proposal more attractive to the Company. The special committee discussed the risks associated with this alternative, including uncertainty of the decision making process within the strategic bidder #2 team, the complexities surrounding the proposal, including uncertainties related to financial buyer #2 and the other entities that would be required to participate in a negotiation and the conditions each party might try to impose on the transaction, and the fact that strategic bidder #2 was at that time involved in a publicly-disclosed, large, complex transaction that likely would occupy a significant amount of its financial and human resources, potentially resulting in an inability or unwillingness promptly to allocate all resources necessary to structure, negotiate and consummate a transaction with the Company and with financial buyer #2. Representatives of Bear Stearns informed the special committee that representatives of financial buyer #2 had indicated that financial buyer #2 might consider pursuing a transaction with the Company in which financial buyer #2 would purchase all outstanding shares of the Company’s Common Stock at a price per share of $12.10 and concurrently transfer portions of our business to strategic bidder #2 and to another strategic bidder. The special committee discussed the background and merits of the statements of financial buyer #2, including the fact that they did not appear to have been confirmed or discussed with the other necessary co-bidders and the lack of any supporting documentation. The special committee then discussed the risks associated with the Citi proposal, including lack of written documentation, as well as the possibility that Citi would withdraw from the process unless the Company entered into an exclusivity arrangement with Citi at that time. Members of management invited to participate in the meeting expressed their belief that, based on discussions with an executive of Citi, there was a risk of Citi withdrawing from the process unless the Company entered into an exclusivity agreement with Citi at that time.

Within a few minutes of Citi’s midnight deadline, a representative of Bear Stearns was requested to leave the special committee call in order to contact the senior Citi executive that had earlier made the proposal to let him know that the special committee was still considering and discussing its options and to request that Citi put its proposal in writing. The special committee also requested that Bear Stearns convey the message that certainty was an important factor in the special committee’s evaluation of alternatives. The special committee continued to discuss the proposals. The Bear Stearns representative rejoined the call and reported that Citi’s representative indicated that he understood the special committee’s efforts to make a decision and that Citi had indicated that it was prepared to negotiate a transaction without any additional significant conditions or other major changes to the merger agreement sent to Citi by the Company on January 15, other than those resulting from the remaining diligence process. The special committee again discussed the risk of Citi walking away from the transaction.

Shortly after their discussion, Bear Stearns received an electronic communication from Citi’s representative reiterating that Citi’s offer would expire that same night. The text of the communication was read to the special committee. The special committee continued its discussion of the Citi proposal and the proposal from strategic bidder #2 and noted that, in light of Citi’s latest communication, it was likely that Citi would refuse to participate in the process if the special committee decided not to pursue an exclusivity arrangement with Citi at that time. Following discussion, the special committee decided to agree to enter into an exclusivity arrangement with Citi, subject to receipt of a written proposal outlining the key terms as had been reported to the special committee. After the conclusion of the meeting and in accordance with the special committee’s directives, the Company’s advisors sent Citi an electronic communication informing Citi that the special committee was prepared to grant exclusivity to Citi, subject to written confirmation of Citi’s proposal on terms reflected in a revised offer letter attached to the message, and would be prepared to finalize the terms of the three-week exclusivity arrangement once the Company received an executed offer letter. Shortly thereafter, in accordance with instructions of the special committee, representatives of Bear Stearns informed strategic bidder #2 that the Company had decided to grant an exclusive negotiation period to another bidder and would not pursue the proposal made by strategic bidder #2 or its co-bidders at that time.

On the morning of April 4, 2007, in accordance with the special committee’s directions, representatives of Skadden Arps spoke with representatives of Citi and its counsel, Cleary Gottlieb Steen & Hamilton LLP, or Cleary, to discuss Citi’s bid letter. In the course of discussions, the Company’s representatives continued to seek clarification of certain terms of the letter, including the understanding that the transaction would not be subject to additional significant conditions. Representatives of Skadden Arps, Bear Stearns and Paul Weiss contacted Mr. Haviland to obtain his approval of a number of changes to the bid letter and updated him on the morning’s discussions. Mr. Haviland reviewed with the Company’s and the special committee’s legal advisors the proposed changes and their effect on the certainty of consummation of a transaction under the Citi proposal, and after due consideration, agreed to the amended language. Later that afternoon, the Company received Citi’s executed offer letter, including the proposal to purchase all of the Company’s outstanding shares of Common Stock of the Company for a price of $12.00 in cash per share, consisting of $11.85 per share as merger consideration and a $0.15 per share special dividend from the Company payable to stockholders upon and subject to consummation of the merger. The merger consideration, together with the special dividend, represented a premium of 1.8% from the closing price of the Company’s Common Stock on April 3, 2007 of $11.79, the last trading day before the proposal was made.

Representatives of Citi delivered a copy of the exclusivity agreement form the Company had delivered, marked with Citi’s and Cleary’s comments, including a request that the exclusivity period be automatically extended if negotiations were still ongoing on April 30, and a request that the Company inform Citi of any proposals from third parties received in connection with a transaction during the exclusivity period, among other things. Representatives of Skadden Arps reported the events of the day to the Company and Mr. Haviland, who after discussion, instructed the advisors to continue to insist on certain terms, including no automatic extension of the exclusivity period and no duty to inform Citi of any proposals from third parties received in connection with a transaction during the exclusivity period. After discussions, the exclusivity agreement, dated as of April 4, 2007, was executed. The exclusivity agreement provided that the Company would negotiate exclusively with Citi until 5:00 pm, Eastern time, on April 30, 2007.

During the balance of April 2007, Citi and J.C. Flowers conducted additional diligence on the Company. On April 19, 2007, Citi delivered proposed changes to the merger agreement and the parties and their respective legal counsel continued to exchange drafts and negotiate the terms and conditions of the merger agreement.

On April 17, 2007, during the period of exclusivity between the Company and Citi, the Company received an unsolicited revised proposal from strategic bidder #2, including a marked merger agreement showing changes to the auction draft delivered by the Company in January 2007. The revised proposal indicated that strategic bidder #2 would be willing to purchase all of the Company’s outstanding shares of Common Stock for $12.85 per share, subject to confirmatory due diligence by strategic bidder #2 and its co-bidders, including financial buyer #2. The Company and its legal advisors reviewed the obligations and limitations under the terms of the exclusivity agreement with Citi. The next day, Mr. Haviland, acting pursuant to authority granted by the special committee and, after consultation with the Company’s and the special committee’s advisors, authorized Bear Stearns to send a letter to strategic bidder #2, informing them that the Company and its representatives were not at the time in a position to respond to its proposal or any of its questions.

During the weeks of April 16 and April 23, 2007, the Company and its advisors continued to engage in active negotiations of the terms of the merger agreement with Citi and its advisors. During negotiation, Citi proposed the inclusion of conditions to the consummation of the merger related to certain regulatory approvals in order to finalize its agreement with J.C. Flowers. The Company’s advisors also reviewed the proposal submitted by strategic bidder #2 and provided an update on the principal terms of such proposal to the special committee but did not engage in any discussions or negotiations with strategic bidder #2. On April 26, 2007, representatives of Bear Stearns informed the special committee that a representative of financial buyer #2, which had been in discussions with strategic bidder #2 regarding its proposal, had called Bear Stearns to inquire about the status of the unsolicited revised proposal from strategic bidder #2 and revealed in an unsolicited statement that financial buyer #2 would be replacing the other strategic buyer as the buyer of our fund services business in a follow-on sale as part of strategic bidder #2’s revised proposal. Members of management invited to participate in the meeting noted their concerns regarding client retention risks in the fund services business if a financial buyer acquired the business, as well as a risk that financial buyer #2 could withdraw from a transaction if its confirmatory due diligence indicated the likelihood of client terminations.

On April 27, 2007, members of the Company’s management and representatives of Skadden Arps and Bear Stearns discussed the merger agreement with representatives of Citi and Cleary. On that date, representatives of the Company informed Citi and its advisors of the earlier receipt by the Company of the competing written proposal from strategic bidder #2 and the fact that it included a price per share higher than the proposed transaction with Citi, subject to due diligence by strategic bidder #2 and its co-bidders. In the context of that discussion, the Company’s representatives sought an increased price per share from Citi and insisted on resolution of certain of the open issues on the agreement in a manner favorable to the Company, including:

•

reduced conditionality of consummation of the transactions contemplated by the merger agreement, such as limitation of the scope of conditions related to the subsequent transaction with J.C. Flowers and to changes in the condition of the business or operations of the Company;

•

a reduction of the termination fee payable by the Company in certain circumstances (including a permitted change of recommendation by our board of directors in light of a superior proposal) from 4% of the value of the transaction, plus an obligation to reimburse Citi and the buyer under the subsequent transaction agreement for their expenses in an amount up to $10 million, to 2.5% of the value of the transaction, plus an obligation to reimburse expenses in an amount up to $3 million;

•	a meaningful fiduciary out for the Company, as well as a general ability to allow third parties to submit unsolicited proposals to the Company after the merger agreement was executed; and

•	a reverse termination fee in certain circumstances.

During the next three days, numerous drafts of the merger agreement were exchanged between the parties, the parties were in frequent contact to discuss and negotiate specific terms of the merger agreement, and the advisors provided frequent updates to the special committee or its chairman. On April 29, 2007, representatives of Bear Stearns informed the special committee that Citi had indicated that a number of issues revealed in its confirmatory due diligence significantly impacted its view of the Company’s valuation and, as a result, Citi would not be willing to increase the price in response to strategic bidder #2’s revised proposal.

On the afternoon of April 30, 2007, the special committee convened a meeting, to which the other directors as well as members of management and representatives of the Company’s and the special committee’s legal and financial advisors were invited. At the meeting, among other things:

•

the special committee discussed the status of the negotiations with Citi, including the expected generally positive outcome of material portions of the discussions relating to the outstanding non-financial terms of the agreement, and the negative outcome on the attempt to cause Citi to increase the value of its offer;

•	the special committee discussed the April 17, 2007 indication of interest the Company received from strategic bidder #2, including:

•	the price per share;

•

the uncertainties associated with the diligence process, especially in light of the additional due diligence issues discovered during Citi’s confirmatory due diligence, the continued degradation in the insurance services businesses and the risk that financial buyer #2 could withdraw from a transaction if client interviews during due diligence revealed the risk of client terminations in the event that a financial buyer acquired the fund services business; and

•

the risks associated with consummation of a transaction involving two buyers, including the potential limitation on financial and human resources availability of strategic bidder #2, resulting from its potential involvement in a large and complex publicly-disclosed transaction at the time.

•

the special committee, with the input of the other board members, management and the Company’s and the special committee’s legal and financial advisors, vigorously discussed the advantages and disadvantages of extending the period of exclusivity with Citi as compared to the advantages and disadvantages of allowing the exclusivity agreement to expire and beginning discussions with strategic bidder #2, as well as the possibility that upon expiration of the exclusivity period without an executed transaction, the Citi proposal would no longer be available to the Company, or, if it were, would be available to the Company at a price below $12.00 per share;

•

the directors reviewed, with the assistance of the Company’s and the special committee’s legal counsel, their fiduciary duties when considering a proposed transaction such as the merger and reviewed the recent developments in the negotiations with Citi, including a detailed description of the terms of the merger agreement;

•

the special committee discussed positive and negative factors and risks to be considered in connection with the proposed transactions as discussed in “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 33.

•	management reviewed the Company’s surplus in connection with the declaration of the special dividend associated with the proposed Citi transaction; and

•

Merrill Lynch made a financial presentation to the special committee of its financial analyses of the $12.00 per share transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend.

While the special committee was in session, representatives of Citi requested an extension of the exclusivity agreement. In light of, among other things, the progress made in the negotiations with Citi, the expectation that a number of the pending items as of that time could be resolved in a manner favorable to the Company’s interests, and the uncertainties associated with the proposal submitted by strategic bidder #2, the special committee decided to recommend that the Company enter into a 24 hour extension to the exclusivity agreement, as requested by Citi to attempt to reach a conclusion on the remaining open issues. The special committee, with the full board of directors present, unanimously decided to extend the exclusivity agreement for 24 hours.

Following conclusion of the meeting of the special committee, the Company convened a meeting of the full board. Bear Stearns preliminarily reviewed with the directors its financial analysis of the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend. After the conclusion of the meeting and through May 1, 2007, the Company and Citi worked to finalize the merger agreement. In addition, the Company negotiated the letter agreement with an affiliate of J.C. Flowers and a guarantee with certain J.C. Flowers funds with respect to the payment to the Company of a termination fee equal to $36 million, in certain circumstances.

At 4:00 p.m. on May 1, 2007, the special committee convened a special telephonic meeting, with the presence by invitation of the special committee of members of the board, members of management and representatives of the Company’s and the special committee’s legal and financial advisors. It was reported to our board of directors that the merger agreement and related agreements were in almost final form, with the exception of a few open points. The special committee discussed the remaining open points and provided guidance to the Company’s legal and financial advisors and discussed a compromise resolution of these points to be proposed to Citi, including the amount of the termination fee payable by Citi or J.C. Flowers in certain circumstances. In addition, the special committee authorized an extension of the exclusivity period from 5:00 p.m. until 7:00 p.m., as requested by Citi.

At 6:00 p.m., the special committee convened a special telephonic meeting to consider its recommendation with respect to approval of the merger agreement. Mr. Cooper, who was out of the country, was unable to participate in the 6:00 p.m. meeting. At the meeting:

•	the Company’s advisors reported that Citi had agreed to the special committee’s proposal, and that the documentation was being finalized to reflect such agreement;

•

representatives of Merrill Lynch updated the special committee with respect to its financial analyses and rendered to the special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 1, 2007, to the effect that, as of that date, and based upon and subject to the assumptions, matters considered, qualifications and limitations set forth in its written opinion, the $12.00 per share transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend, was fair, from a financial point of view, to such holders, as discussed in “The Merger—Opinion of the Special Committee’s Financial Advisor” beginning on page 44. Such opinion is attached hereto as Annex C;

•

the special committee discussed positive and negative factors and risks to be considered in connection with the proposed transactions as discussed in “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 33.

•

the special committee, after careful consideration, determined, by the unanimous vote of those present at the meeting, that the totality of factors reviewed supported its decision to recommend that the full board enter into the merger agreement with Citi and the transactions contemplated by the merger agreement.

After conclusion of the meeting, a full board meeting was convened. Mr. Cooper was unable to participate in the board meeting. At the meeting:

•

Bear Stearns updated our board of directors with respect to its financial analysis of the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend, and delivered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 1, 2007, to the effect that, as of that date and based upon and subject to the assumptions, matters, qualifications and limitations set forth in its written opinion, the $12.00 per share transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend, was fair, from a financial point of view, to such holders, as discussed in “The Merger—Opinion of the Company’s Financial Advisor” beginning on page 38. Such opinion is attached hereto as Annex B;

•

Our board of directors discussed positive and negative factors and risks to be considered in connection with the purpose of transaction, including the “The Merger—Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 33.

•

Following careful consideration of the proposed merger agreement, our board of directors, by unanimous vote of those present at the meeting, determined that the transactions contemplated by the merger agreement negotiated with Citi were fair to and in the best interests of the Company’s stockholders, approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend that the Company’s stockholders adopt the merger agreement and approve the merger.

On the following day, Mr. Casale received an email message from Mr. Cooper in which Mr. Cooper noted that he had tried, but been unable, to join the 6:00 p.m. special committee special telephonic meeting and the subsequent board meeting due to a technical problem. Subsequently, Mr. Cooper confirmed his support for the special committee’s and full board’s decision with respect to the transaction with Citi.

Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors

Our Special Committee

The special committee, consisting solely of independent directors, and acting with the assistance of the Company’s and the special committee’s legal and financial advisors in evaluating the merger, has determined that the merger is in the best interest of the Company and its stockholders, declared it advisable to enter into the merger agreement and recommended, by unanimous vote of those present at the meeting, that our board of directors (i) approve and declare advisable the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger and (ii) resolve to recommend that the stockholders adopt the merger agreement and approve the merger.

In reaching its determination, the special committee considered a number of factors, including those set forth below:

•

the special committee’s familiarity with, and presentations by the Company’s management regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy, and prospects of the Company, as well as the risks involved in achieving those prospects, the nature of the industries in which the Company operates, industry trends, and economic and market conditions, both on an historical and on a prospective basis;

•

the fact that the Company, with the assistance of Bear Stearns, conducted an extensive and thorough publicly-disclosed strategic alternatives review process over the past eight months, which included (a) contacting 142 potential acquirors of all or portions of our operations (including 67 potential strategic buyers and 75 potential financial sponsors) to solicit their interest in a potential transaction with the Company, (b) 119 potential acquirors expressing interest in a transaction with the Company (including 47 potential strategic buyers and 72 potential financial sponsors), (c) execution of confidentiality agreements with 77 of these parties, (d) receipt of preliminary indications of interest from 26 of those parties, including 13 for the whole company, (e) management presentations to 9 of these parties, (f) invitations to 9 potential acquirors to provide definitive proposals of the terms under which they would be prepared to acquire the whole company, (g) receipt of proposals from 4 parties, including a number of alternatives and a variety of proposed co-bidders, and (h) discussions and negotiations conducted by the Company with such 4 parties. (See “The Merger—Background of the Merger”);

•

the fact that, during the strategic alternatives review process, the Company and the special committee, with the assistance of Bear Stearns, spent significant time and effort exploring, facilitating and evaluating potential alternatives available to the Company that could result from different combinations of parties (including financial sponsors and strategic buyers) to establish effective consortia that would bid for the entire Company;

•

the fact that the $12.00 per share transaction cash amount contemplated to be received by the Company’s stockholders in connection with the merger, consisting of the merger consideration and the special dividend, represents a premium to historic trading prices, including (1) a premium of 29.6% over the closing sale price of $9.26 on the New York Stock Exchange on August 11, 2006, the trading day after the Company announced that it was exploring strategic alternatives, (2) a premium of approximately 3.7% over the closing sale price of $11.57 on the New York Stock Exchange on April 30, 2007;

•

the risks associated with the proposal presented by strategic bidder #2 (albeit for a higher per share price), including risks related to certainty of consummation of a transaction (including risks associated with the level of interest of the different parties of the consortium and each such party’s diligence review process), risks related to timing of consummation of a transaction, risks related to price variation after the date of the proposal, and risks associated with customer terminations in our fund services business as a consequence of a financial buyer’s acquisition of this business;

•

the judgment of the special committee that continuing the process by entering into negotiations with any other party, including strategic bidder #2, would significantly endanger the offer received from Citi;

•

the opinion of Merrill Lynch, dated May 1, 2007, to the effect that, as of its date and based upon and subject to the assumptions, matters considered, qualifications and limitations set forth therein, the $12.00 per share transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend, is fair, from a financial point of view, to the stockholders of the Company. The full text of the Merrill Lynch opinion is attached to this proxy statement as Annex C, which sets forth the assumptions, matters considered, qualifications and limitations on the scope of review undertaken by Merrill Lynch. The Company and our board of directors encourage you to read the opinion carefully and in its entirety, as well as the section below entitled “The Merger—Opinion of the Special Committee’s Financial Advisor;”

•	the financial matters reviewed with the special committee by Merrill Lynch in connection with the proposed merger (see “The Merger—Opinion of the Special Committee’s Financial Advisor”);

•	the risk that value available to the Company’s stockholders on its investment could be significantly reduced in the short term in the absence of a transaction (and speculation thereon);

•

the relative certainty of consummation of the merger compared to uncertainties associated with sales of the Company’s different business units to different buyers, among other things due to challenges associated with multiple transactions and potential negative tax implications;

•

the possible alternatives to the sale of the Company, including continuing to operate the Company on a standalone basis, pursuing a leveraged recapitalization including a significant stock buyback or special dividend and the sales of one or more of the businesses, and the risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty provided by the merger to our stockholders of realizing a fair value in cash for their investment;

•

the fact that the Company has not retained a long-term Chief Executive Officer, has lost certain members of senior management in the recent past, and may have increased trouble retaining management in the absence of a sale of the Company;

•

the fact that the transaction cash amount contemplated to be received by our stockholders pursuant to the proposed transaction, consisting of the merger consideration and the special dividend, is all in cash, allowing the Company’s stockholders to immediately realize fair value, in cash, for their investment, while also providing stockholders certainty of the value for their shares;

•	the financial and other terms and conditions of the merger agreement and the fact that they were the product of extensive negotiations between the parties, including:

•

the fact that the Company is permitted to furnish information to and conduct negotiations with third parties that make an unsolicited competing proposal (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitation”) in certain circumstances;

•

the fact that the Company is permitted to terminate the merger agreement in order to recommend a competing proposal proposed by a third party that is a superior proposal (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitation”), upon the payment to Citi of a $36 million termination fee (or approximately 2.5% of the aggregate merger consideration) (see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee and Expenses”);

•

the fact that Citi is required to pay to the Company a termination fee equal to $36 million in case the transaction is not consummated due to certain breaches of the merger agreement by Citi (see “The Merger Agreement—Termination Fee and Expenses”);

•

the special committee’s understanding, after consultation with its and the Company’s legal and financial advisors, that the $36 million termination fee which may become payable (and the circumstances when such fee is payable) and the requirement to reimburse Citi and Acquisition Sub for certain reasonable out-of-pocket expenses, up to $3 million, in the event that the merger agreement is terminated under certain other circumstances are reasonable in light of the facts and circumstances surrounding the merger, and benefits of the merger, commercial practice and transactions of this size and nature;

•

the fact that in the merger agreement, the Company would waive the provisions contained in the confidentiality agreements entered into in connection with the alternative review process and the pursuit of indications of interest from potential bidders, thereby allowing parties thereto to submit unsolicited proposals to the Company after the date of execution of the merger agreement;

•	the fact that there would be no financing conditions to the consummation of the transaction;

•

the fact that (i) Citi committed generally to provide to employees of the Company and its subsidiaries, compensation opportunities and benefits (excluding severance benefits, which, for the one-year period following closing, will generally be based on current severance benefit opportunities, and excluding equity or equity-based awards or incentives) that are no less favorable in the aggregate than those being provided to similarly situated employees of Citi, and (ii) any successor employer would generally be required generally to provide to employees of the Company and its subsidiaries who become employees of such successor employer in connection with the subsequent transaction compensation opportunities and benefits (including certain health benefits, but excluding equity or equity-based awards or incentives) that are substantially similar in the aggregate to those being provided to such employees immediately prior to the effective time of the merger under the Company’s benefit plans, which, in each case, the special committee believes will assist the Company in retaining key management and other personnel for purposes of smooth transition and preserving the Company’s assets until the completion of the merger;

•

the likelihood that the merger will be completed, including the special committee’s expectation that there will not be significant antitrust or other regulatory impediments to the transaction and that the receipt of third parties consents is not a condition to the completion of the merger;

•	the limited number and nature of the conditions to Citi’s obligations to consummate the merger and the limited risk of non-satisfaction of these conditions;

•

the fact that our stockholders will have an opportunity to vote on the merger agreement and the availability of appraisal rights to such stockholders who comply with all requirements under Delaware law (see “Dissenters’ Rights of Appraisal” and Annex D);

•

the fact that, other than the potential acceleration of the vesting of options to acquire Common Stock held by each director in connection with the acceleration of vesting of options held by all officers and employees of the Company, (which is not expected to result in an actual benefit to any director given that no director is expected to hold unvested options at the time of consummation of the merger), and customary terms of the merger agreement providing for the indemnification of (to the fullest extent permitted by the Company’s articles and indemnification agreements) and provision of directors and officers liability insurance for each director for 6 years from and after the effective time of the merger, the directors will not receive any consideration in connection with the merger that is different from that received by any other stockholder of the Company, other than, in the case of Mr. Casale, certain incentive bonus payments and, in the case of Mr. Bovin, certain interests, as described below in “The Merger—Interests of Certain Persons in the Merger”;

•

the fact that Citi is a well known entity with experience in acquiring and running companies and with significant financial capacity, as well as the fact that we expect our customers and suppliers to generally react positively to news of an acquisition by Citi and J.C. Flowers;

•

the fact that the special committee considered and reviewed the terms of the merger agreement, and negotiated the amount of the merger consideration independently from management or directors who may have interests that are in addition to, or different from, the Company’s other stockholders; and

•

the fact that Bear Stearns would be requested by the full board of directors to render an opinion to the board as to the fairness, from a financial point of view and as of the date of Bear Stearns’ opinion, of the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend, and the fact that Bear Stearns had preliminarily reviewed its financial analysis of the $12.00 per share transaction cash amount with the full board of directors and had informed the special committee that Bear Stearns was prepared to provide its opinion to the board of directors, based on the assumption that there would be no material change in the terms of the proposed transaction or in the totality of the information considered in connection with its financial analysis.

The special committee also considered the following potentially negative factors concerning the merger agreement and the merger, including the following:

•

the risk that the merger might not be completed in a timely manner or at all, and the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the interests of the Company’s executive officers and directors in the merger (See “The Merger—Interests of Certain Persons in the Merger”);

•

the fact that the price being paid for each share of the Common Stock in the merger, together with the special dividend, is approximately 24.8% below the recent 52 week high sales price of the Company Common Stock of $15.95 on April 27, 2006;

•	the fact that an all cash transaction generally would be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes;

•

the fact that the Company’s stockholders will not have the opportunity to participate in future earnings or growth of the Company and will not benefit from future appreciation in value of the Company, if any;

•	the fact that entering into the merger agreement precludes the Company from affirmatively pursuing and negotiating the proposal for a higher value submitted by strategic bidder #2;

•

the risk that entering into the merger agreement may result in the loss of interest by other parties, including strategic bidder #2 to make a definitive proposal for the acquisition of the whole Company at a price that may be higher than the $12.00 to be received by our stockholders consisting of the merger consideration and the special dividend;

•

the customary restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•

the requirement of the Company to pay Citi a $36 million termination fee and reasonable out-of-pocket expenses up to $3 million under specified circumstances and the possibility that such termination fee and expense reimbursement may discourage a competing proposal to acquire the Company;

•	the possibility of management and employee disruption associated with the merger and the potential effect on our businesses and customer relationships; and

•	the condition to Citi’s obligation to consummate the merger agreement that there shall not have occurred a Company Material Adverse Effect.

The special committee considered all of the factors listed above as a whole and decided that in their totality such factors support the decision to recommend that our board of directors approve, adopt and authorize the merger agreement, the merger and the other transactions contemplated therein. The discussion of the information and factors considered by the special committee is not intended to be exhaustive and may not include all of the factors considered by the special committee. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable and did not quantify, rank or otherwise assign relative or specific values to any of the above factors or the other factors considered by it. In addition, the special committee did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the special committee may have given different weight to different factors.

Our Board of Directors

Our board of directors, acting upon the recommendation of the special committee by unanimous vote of those present at the meeting, held on May 1, 2007, by unanimous vote of those present at the meeting (i) determined that the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, (iii) resolved to recommend that the stockholders adopt the merger agreement and approve the merger, (iv) recommends that our stockholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting, and (v) took all necessary steps so that the provisions of Section 203 of the DGCL and any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws or regulations of any jurisdiction that may purport to be applicable to the merger agreement do not apply to the execution and delivery of the merger agreement and the transactions contemplated thereby.

In reaching these determinations, our board of directors considered (i) a variety of business, financial and market factors; (ii) the factors considered by the special committee in its recommendation, as described above; (iii) the opinion of Bear Stearns, and its financial presentation, dated May 1, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend, as more fully described below under the caption “The Merger—Opinion of the Company’s Financial Advisor”; and (iv) the recommendation by unanimous vote of those present at the meeting of the special committee.

Our board of directors considered all of the factors listed above as a whole and decided that in their totality such factors support the decision to approve, adopt and authorize the merger agreement, the merger and the other transactions contemplated therein and to recommend that the stockholders vote “FOR” the adoption of the merger agreement and the approval of the merger. The discussion of the information and factors considered by our board of directors is not intended to be exhaustive and may not include all of the factors considered by our board of directors. Our board of directors did not quantify, rank or otherwise assign relative or specific values to any of the above factors or the other factors considered by it. In addition, our board of directors did not reach any specific conclusion on each factor considered, but conducted an overall assessment of these factors. Individual members of our board of directors may have given different weight to different factors.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of the Company’s Financial Advisor

Pursuant to an engagement letter dated August 14, 2006, we retained Bear Stearns to act as our financial advisor in connection with the merger and, to the extent requested by us and appropriate under the circumstances, to render an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by the holders of our Common Stock in connection with a transaction. In selecting Bear Stearns, our board of directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the technology, outsourcing and IT services industries and substantial experience in providing strategic advisory services as well as Bear Stearns’ familiarity with BISYS and our businesses. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At a meeting of our board of directors held on May 1, 2007 to approve the merger, Bear Stearns delivered to the board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 1, 2007, to the effect that, as of that date and based upon and subject to the assumptions, matters, qualifications and limitations set forth in the written opinion, the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend, was fair, from a financial point of view, to such holders.

The full text of Bear Stearns’ written opinion, dated May 1, 2007, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our Common Stock are encouraged to read the opinion carefully in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of its opinion. Bear Stearns assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. The merger and the payment of the special dividend are referred to in this section, collectively, as the transaction.

In reading the discussion of the opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to our board of directors for its benefit and use;

•	did not constitute a recommendation to our board of directors or any stockholder as to how to vote in connection with the merger or otherwise;

•

did not address any terms or other aspects or implications of the transaction (other than the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend, to the extent expressly specified in the opinion), including, without limitation, the form or structure of the $12.00 per share transaction cash amount; and

•

did not address our underlying business decision to pursue the transaction, the relative merits of the transaction as compared to any alternative business strategies or transactions that might exist for us or the effects or implications of any other transaction proposed to us or in which we might engage.

We did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In the course of performing Bear Stearns’ review and analyses for rendering its opinion, Bear Stearns, among other things:

•	reviewed a draft of the merger agreement in substantially final form;

•

reviewed our Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended June 30, 2004, 2005 and 2006, our Quarterly Reports on Form 10-Q for the periods ended September 30, 2006 and December 31, 2006, our preliminary results for the quarter ended March 31, 2007 and our Current Reports on Form 8-K filed since June 30, 2006;

•

reviewed certain operating and financial information relating to our businesses and prospects, including projections for the five years ending June 30, 2011, all as prepared and provided to Bear Stearns by our management;

•	met with certain members of our senior management to discuss the Company’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the shares of our Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies in lines of business similar to those of the Company;

•	reviewed the terms of recent mergers and acquisitions involving companies in lines of business similar to those of the Company;

•	performed discounted cash flow analyses based on the projections for the Company furnished to Bear Stearns; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by us or obtained by Bear Stearns from public sources, including, without limitation, the projections referred to above. With respect to those projections, Bear Stearns relied on our representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to the expected future performance of BISYS. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, such projections, and Bear Stearns further relied upon the assurances of our senior management that they are unaware of any facts that would make such information and projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Bear Stearns furnished with any such appraisals. During the course of its engagement, Bear Stearns was asked by our board of directors to solicit indications of interest from various third parties regarding a transaction with BISYS prior to our decision to enter into an exclusivity arrangement with Citi, and Bear Stearns considered the results of such solicitation in rendering its opinion. Bear Stearns assumed that the special dividend would be paid and the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on BISYS. Bear Stearns also assumed that the merger agreement, when executed, would not differ in any material respect from the draft that Bear Stearns reviewed.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of our Common Stock might trade subsequent to the announcement of the transaction.

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to our board of directors in connection with rendering its opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Comparison of Transaction Consideration to Historical Stock Prices

Bear Stearns compared the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction to the closing prices per share of our

Common Stock on August 11, 2006 (the trading day following our public announcement of our exploration of strategic alternatives, our management’s revision of public guidance for BISYS’s 2007 fiscal year financial results to substantially below research analysts’ consensus estimates and the resignation of our chief executive officer, Russ Fradin) and April 30, 2007. Bear Stearns also compared the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction to the average trading price per share of BISYS Common Stock for the 30-day and 90-day periods ended April 30, 2007 and the high and low closing prices per share of BISYS Common Stock for the 52-week period ended April 30, 2007.

The table below summarizes the comparison:

Implied Premium / (Discount)
Per Share Transaction Cash Amount:		$12.00

	Stock Price	Implied Premium/(Discount)
Closing Price as of 8/11/06	$9.26	29.6%
Closing Price as of 04/30/07	11.57	3.7
30-Day Trading Average	11.69	2.6
90-Day Trading Average	12.36	(2.9)
52-Week High	15.95	(24.8)
52-Week Low	7.92	51.5

Bear Stearns also compared the implied multiples of BISYS’ revenue and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for calendar year 2006 and projected by our management for calendar years 2007 and 2008 and the fiscal years ending June 30, 2007 and June 30, 2008 based on the closing prices per share of our Common Stock on August 11, 2006 and April 30, 2007 with corresponding multiples based on the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction.

The table below summarizes the comparison:

	Implied Multiples Based on Closing Stock Price on 8/11/2006	Implied Multiples Based on Closing Stock Price on 4/30/2007	Implied Multiples Based on $12.00 Per Share Transaction Cash Amount
Revenue
Calendar Year 2006	1.25x	1.58x	1.64x
Calendar Year 2007	1.18x	1.49x	1.55x
Calendar Year 2008	1.12x	1.42x	1.47x
Fiscal Year 2007	1.21x	1.52x	1.58x
Fiscal Year 2008	1.16x	1.46x	1.52x
EBITDA
Calendar Year 2006	7.9x	10.0x	10.4x
Calendar Year 2007	7.3x	9.2x	9.5x
Calendar Year 2008	6.9x	8.7x	9.0x
Fiscal Year 2007	7.3x	9.2x	9.5x
Fiscal Year 2008	7.2x	9.1x	9.5x

Discounted Cash Flow Analysis

Bear Stearns performed a “sum-of-the parts” discounted cash flow analysis of BISYS by performing separate discounted cash flow analyses of BISYS’ investment services and insurance services business segments. Based on the February 2007 management case, all as prepared and provided to Bear Stearns by our management,

Bear Stearns calculated the estimated present value of the standalone, unlevered after-tax free cash flows for each segment (after allocation of corporate expenses) projected for the fiscal years ending June 30, 2007 through June 30, 2010. Bear Stearns also calculated a range of terminal values based on each segment’s EBITDA projected for the fiscal year ending June 30, 2011, as prepared and provided to Bear Stearns by our management. Terminal values were calculated by applying forward EBITDA terminal value multiples ranging from 8.0x to 9.5x in the case of the investment services business segment and 7.0x to 8.5x in the case of the insurance services business segment to the relevant segment’s projected EBITDA for the fiscal year ending June 30, 2011. The present value of the free cash flows and terminal values, as of April 30, 2007, was computed using a range of discount rates of 11.0% to 13.0%.

This analysis resulted in an overall range of implied per share equity values for BISYS, taking into account BISYS’s debt less excess cash, of approximately $10.26 to $12.52, as compared to the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction.

Additional Factors

Bear Stearns reviewed the following selected public companies in the investment services and insurance services sectors of the financial services industry:

Investment Services Companies	Insurance Services Companies
• Automatic Data Processing, Inc.	• Arthur J. Gallagher & Co.
• DST Systems, Inc.	• Brown & Brown, Inc.
• Fidelity National Information Services, Inc.	• Hilb Rogal & Hobbs Company
• Fiserv, Inc.	• National Financial Partners Corp.
• Willis Group Holdings Limited

Bear Stearns noted that, although instructive for selecting terminal value multiples utilized in the discounted cash flow analysis referred to above, a selected public company multiples analysis was not material to its analysis given the limited comparability of BISYS to public companies in the investment services and insurance services sectors reviewed by Bear Stearns for the following reasons:

•	BISYS represents a combination of various disparate businesses with varying operating and growth characteristics;

•	BISYS has undergone public company reporting issues and has been subject to litigation from 2004 until recently;

•	BISYS has lower credibility with investors and research analysts with respect to its financial performance due to missed earnings guidance;

•

the most directly comparable public companies in the investment services and insurance services sectors reviewed by Bear Stearns are much larger and have additional businesses outside BISYS’ competitive scope; and

•

the public companies in the investment services and insurance services sectors reviewed by Bear Stearns generally have better operating metrics (such as revenue growth and operating margins) relative to BISYS.

Bear Stearns also reviewed the following selected transactions in the investment services and insurance services sectors of the financial services industry:

Acquiror	Target
• Investor Group	• Hub International Limited
• State Street Corporation	• Investors Financial Services Corp.
• The Carlyle Group/Providence Equity Partners	• Open Solutions Inc.
• Fidelity National Information Services, Inc.	• Certegy Inc.
• Open Solutions Inc.	• BISYS (Information Services business)
• The Carlyle Group	• SS&C Technologies, Inc.
• Investor Group	• SunGard Data Systems Inc.

Bear Stearns noted that a selected precedent transactions multiples analysis was not relevant to its analysis given the fact that the majority of transactions in the investment services and insurance services sectors reviewed by Bear Stearns involved target companies that had business models and financial profiles different from those of BISYS and the impact on comparability of the disparate nature of BISYS’ businesses relative to target companies in the selected precedent transactions.

Other Considerations

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns considered, among other things, in its analysis general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion.

Bear Stearns arrived at its ultimate opinion based on the results of all factors considered and analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the $12.00 per share transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. As noted above, none of the public companies reviewed by Bear Stearns in connection with its opinion are identical to BISYS, and none of the transactions reviewed by Bear Stearns in connection with its opinion are identical to the transaction. Accordingly, a comparison of those companies and transactions with BISYS and the transaction, respectively, is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and transactions and other factors that could affect the value of BISYS and the public trading, acquisition or other values of the companies and transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Bear Stearns opinion and financial analyses were just one of the many factors taken into consideration by our board of directors. Consequently, Bear Stearns’ opinion and financial analyses should not be viewed as determinative of the decision of our board of directors with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of our Common Stock.

Pursuant to the terms of Bear Stearns’ engagement letter, we have agreed to pay Bear Stearns an aggregate fee estimated as of the date of announcement of the transaction to be approximately $12.3 million, a substantial portion of which is contingent on successful consummation of the transaction. In addition, we have agreed to reimburse Bear Stearns for certain expenses and to indemnify Bear Stearns against certain liabilities arising out of Bear Stearns’ engagement.

Bear Stearns has previously been engaged by us to provide investment banking and other services on matters unrelated to the transaction, for which Bear Stearns has received customary fees. We provide certain services to Bear Stearns and its affiliates in the ordinary course of business, for which Bear Stearns and its affiliates pay customary fees to us. Additionally, Mr. Denis Bovin, a member of our board of directors, is a Senior Managing Director of Bear Stearns. Citi and its affiliates also provide Bear Stearns and certain of its personnel and affiliates with various services, including but not limited to custodial services and lines of credit, for which Bear Stearns and its affiliates pay customary fees. In addition, Bear Stearns and Citi and their respective affiliates maintain various business relationships in the ordinary course unrelated to the Transaction, including securities trading, syndicated lending and other broker-dealer and investment banking activities.

At our request, Bear Stearns offered stapled financing proposals and commitments and related investment banking services to third parties from which indications of interest were solicited regarding a possible transaction with BISYS. Citi will not be using such stapled financing in connection with the transaction. In connection with any sale by Citi of assets or businesses of BISYS following consummation of the Transaction, Bear Stearns may also provide financing proposals and commitments and related investment banking services to third party purchasers to which it offered stapled financing, including, without limitation, J.C. Flowers and/or certain of its affiliates which have entered into an agreement with Acquisition Sub regarding the subsequent transaction. Bear Stearns and certain of its personnel and affiliates may have minority investments in, and otherwise conduct business with, such third parties and their affiliates.

Bear Stearns understood that a special committee of our board of directors obtained an additional opinion as to whether the $12.00 per share transaction cash amount was fair, from a financial point of view, to the holders of our Common Stock from its financial advisor, Merrill Lynch, and that such opinion would be delivered concurrently with the delivery of Bear Stearns’ opinion.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to BISYS, Citi, the transaction and other participants in the transaction that differ from the views of Bear Stearns’ investment banking personnel.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade for its own account and for the accounts of its customers equity and debt securities, bank debt and/or other financial instruments issued by BISYS and/or Citi and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

Opinion of the Special Committee’s Financial Advisor

Merrill Lynch was retained by the special committee of the Company’s board of directors to act as its financial advisor in connection with a review of the Company’s strategic alternatives, including a proposed sale transaction with one or more entities. In connection with that engagement, the special committee requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the consideration to be received by holders of our Common Stock pursuant to the proposed transaction. At the meeting of the special committee of the board of directors on April 30, 2007, Merrill Lynch rendered its oral opinion to the special committee, which opinion was subsequently confirmed in writing on May 1, 2007, that as of that date, based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by

Merrill Lynch, as set forth in its opinion, the transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend, was fair from a financial point of view to the holders.

The full text of Merrill Lynch’s written opinion, which sets forth material information relating to the opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference in its entirety. This description of Merrill Lynch’s opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. You are urged to read the opinion and consider it carefully.

Merrill Lynch’s opinion is addressed to the special committee of the board of directors and only addresses the fairness as of the date of the opinion, from a financial point of view, of the consideration to be received pursuant to the proposed transaction by holders of our Common Stock, consisting of the merger consideration and the special dividend. The terms of the proposed transaction, including the consideration to be received by holders of our Common Stock, were determined through negotiations between the Company and Citi and were not determined or recommended by Merrill Lynch. Merrill Lynch’s opinion does not address the merits of the Company’s underlying decision to engage in the proposed transaction, nor does it constitute, nor should it be construed as, a recommendation to any of the Company’s stockholders as to how to vote on the proposed transaction or on any matter related thereto. In addition, Merrill Lynch was not asked to address, nor does its opinion address, the fairness of the consideration or the proposed transaction to, or any other matter relating to, the holders of any class of the Company’s securities, creditors or other constituencies, other than the holders of our Common Stock as described below.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company;

•	conducted discussions with members of senior management and representatives of the Company concerning the matters described in the preceding two bullet points;

•	reviewed the market prices and valuation multiples for shares of our Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the proposed transaction with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	reviewed the merger agreement; and

•

reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it or publicly available. Merrill Lynch did not assume any responsibility for independently verifying this information and did not undertake an independent evaluation or appraisal of any of the Company’s assets or liabilities and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the Company’s solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the Company’s properties or facilities. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch assumed that the information had been reasonably prepared and reflected the best currently available estimates and judgment of the Company’s management as to its expected future financial performance. Merrill Lynch also assumed that the special dividend will be paid.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date of the opinion.

At the April 30, 2007 special committee meeting and in connection with preparing its opinion for the special committee, Merrill Lynch made a presentation of certain financial analyses of the transaction. The following is a summary of the material analyses contained in the presentation that was delivered to the special committee. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

The fact that any specific analysis has been referred to in the summary below is not meant to indicate that the analysis was given more weight than any other analysis. In reaching its conclusion, Merrill Lynch arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Merrill Lynch in connection with its opinion operated collectively to support its determinations as to the fairness from a financial point of view to the holders of our Common Stock of the transaction cash amount contemplated to be received by holders of our Common Stock, consisting of the merger consideration and the special dividend. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, Merrill Lynch made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the cash amount contemplated to be received by holders of our Common Stock, consisting of the merger consideration and the special dividend, on the basis of the financial analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Merrill Lynch in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Merrill Lynch. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis.

With respect to the analyses summarized below, the analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating the Company or the transaction. In addition, no company or transaction used as a comparison is either identical or directly comparable to the Company or the transaction. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of the Company provided by the Company’s management in or underlying Merrill Lynch’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which these companies actually may be sold.

The opinion and financial analyses of Merrill Lynch were only one of many factors considered by the special committee in its evaluation of the transaction and should not be viewed as determinative of the views of the special committee with respect to the transaction or the transaction cash amount contemplated to be received by holders of our Common Stock.

Historical Stock Trading Analysis

Merrill Lynch reviewed the historical closing low and high trading prices for shares of our Common Stock as reported by FactSet Research Systems Inc., an online investment research and database service used by many financial institutions. Merrill Lynch observed that (i) for the 52 weeks ending April 27, 2007, the closing low and high trading prices for the shares were $9.25 and $15.95, respectively, and (ii) for the three month period ending April 27, 2007, the closing low and high trading for the shares were $11.10 and $13.68, respectively, as compared to the transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend.

Research Analyst Stock Price Targets

Merrill Lynch reviewed eight recently publicly available research analyst reports for the Company, dated between December 19, 2006 and March 19, 2007 and observed that the range of the research analyst stock price targets for our Common Stock in these reports was $11.00 to $14.00 per share, as compared to the amount of the consideration to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend.

Comparable Company Analysis

Merrill Lynch compared selected financial and stock price trading data for the Company with similar data for four publicly traded investment services companies that Merrill Lynch deemed to be comparable to the Company as well as for four publicly traded insurance services companies that Merrill Lynch deemed to be comparable to the Company.

The investment services companies were:

•	Automatic Data Processing, Inc.;

•	Fidelity National Information Services, Inc.;

•	Fiserv, Inc.; and

•	DST Systems, Inc.

The insurance services companies were:

•	Brown & Brown, Inc.;

•	Arthur J. Gallagher & Co.;

•	National Financial Partners Corp.; and

•	Hilb Rogal & Hobbs Company

For each of the companies identified above, Merrill Lynch calculated various valuation multiples, including:

•	the ratio of enterprise value to the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2007; and

•	the ratio of share price to the estimated earnings per share, or EPS, for calendar year 2008.

For purposes of its analysis, Merrill Lynch calculated the enterprise value as the market capitalization plus total debt, capital leases, minority interests and preferred stock, less cash, cash equivalents and marketable securities. To calculate these valuation multiples, Merrill Lynch used EBITDA projections reported by independent research analyst reports, First Call EPS estimates and closing trading prices of equity securities of each identified company on April 27, 2007.

Merrill Lynch calculated the following trading multiples for the above publicly traded investment services companies identified as comparable to the Company:

Methodology	Low	Median	Mean	High
Enterprise Value / CY2007 Estimated EBITDA	9.4x	10.6x	10.7x	12.0x
Price / CY2008 Estimated EPS	16.4x	17.4x	17.6x	19.1x

Merrill Lynch calculated the following trading multiples for the above publicly traded insurance services companies identified as comparable to the Company:

Methodology	Low	Median	Mean	High
Enterprise Value / CY2007 Estimated EBITDA	8.7x	9.7x	9.7x	10.7x
Price / CY2008 Estimated EPS	12.4x	15.9x	15.4x	17.2x

Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of the companies (including qualitative factors and judgments involving non-mathematical considerations), Merrill Lynch determined relevant ranges of multiples for the companies (which relevant ranges were narrower than the full ranges of these multiples).

The following table summarizes the derived relevant range of the ratio of share price to estimated EPS multiples for the publicly traded companies identified as comparable to the Company and the range of share prices of our Common Stock, rounded to the nearest $0.25, implied by these multiples, as compared to the transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend:

Methodology	Multiple Range	Implied Price of Common Stock
Price / CY2008 Estimated EPS	16.0x – 18.5x	$9.25 – $10.75

Merrill Lynch also conducted an analysis of the sum of the Company’s parts for the estimated calendar year 2007. The analysis valued separately the Company’s two principal business segments – investment services and insurance services. The following table summarizes the derived relevant range of the ratio of enterprise value to EBITDA multiples for the publicly traded companies in each of these segments identified as comparable to the Company and the range of enterprise values of the Company implied by these multiples:

Business Segment	Methodology	Multiple Range	Implied Enterprise Value (in millions)
Investment Services	Enterprise Value /CY2007 Estimated EBITDA	9.0x – 11.0x	$757 – $925
Insurance Services	Enterprise Value /CY2007 Estimated EBITDA	8.5x – 10.0x	$547 – $644

The analysis above, after factoring in the Company’s unrestricted cash less total debt, indicated an implied equity value of our Common Stock from approximately $11.00 to $13.25 per share, rounded to the nearest $0.25, as compared to the transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend.

You should note that no company used in the above analysis is identical to the Company. In evaluating companies identified by Merrill Lynch as comparable to the Company or otherwise relevant to its analysis of the Company, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the

Company’s control, such as the impact of competition on the Company’s business, the industry generally or the companies identified above, industry growth and the absence of any material change in the Company’s financial condition and prospects, the industry, the financial markets in general or the companies identified above. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies identified above and other factors that could affect the public trading values of these companies.

Comparable Transaction Analysis

Using publicly available information, Merrill Lynch examined certain multiples paid in certain transactions in the investment services and insurance services segments that Merrill Lynch deemed to be relevant. The precedent transactions that Merrill Lynch considered to be relevant were:

Investment Services Companies

Date	Target Name	Acquiror Name
December 2006	John H. Harland Company	M&F Worldwide Corp.
October 2006	Open Solutions Inc.	Providence Equity Partners and The Carlyle Group
September 2005	The BISYS Group, Inc. (Information Services segment)	Open Solutions Inc.
July 2005	SS&C Technologies, Inc.	The Carlyle Group
March 2005	SunGard Data Systems, Inc.	Bain Capital Partners, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake Partners and Texas Pacific Group
September 2004	InterCept, Inc.	Fidelity National Financial, Inc.
May 2004	NYCE Corporation	Metavante Corporation
June 2003	EDS Credit Union Industry Group (CUIG)	Fiserv, Inc.
April 2003	Concord EFS, Inc.	First Data Corporation
November 2002	EDS Consumer Network Services (CNS)	Fiserv, Inc.
May 2002	Deutsche Bank AG (Global Custody business unit)	State Street Corporation
March 2002	Hemisphere Group of Companies	The BISYS Group, Inc.
June 2001	NYCE Corporation	First Data Corporation
May 2001	Nova Corporation	U.S. Bancorp

Insurance Services Companies

Date	Target Name	Acquiror Name
February 2007	Hub International Limited	Apax Partners Worldwide LLP
January 2007	USI Holdings Corporation	Goldman Sachs Capital Partners
November 2006	Clark, Inc.	AEGON N.V.
September 2005	Swett & Crawford Group, Inc.	Hicks, Muse, Tate & Furst Incorporated
September 2005	American Wholesale Insurance Group, Inc.	Parthenon Capital LLC
September 2005	Crump Group, Inc.	J.C. Flowers & Co. LLC
February 2005	Stewart Smith Group, Inc.	American Wholesale Insurance Group, Inc.
February 2005	Hull & Company, Inc.	Brown & Brown, Inc.
November 2003	McGriff, Seibels & Williams, Inc.	BB&T Corporation
November 2003	USA Insurance Group	The BISYS Group, Inc.
March 2003	Tri-City Brokerage, Inc.	The BISYS Group, Inc.
September 2002	Long, Miller & Associates, LLC	Clark/Bardes, Inc.
May 2002	Hobbs Group, LLC	Hilb, Rogal and Hamilton Company
December 2001	ABD Insurance & Financial Services, Inc.	Greater Bay Bancorp
March 2001	Acordia, Inc.	Wells Fargo & Company
January 2001	Kaye Group Inc.	Hub International Limited
July 1998	Willis Corroon Group plc	Kohlberg Kravis Roberts & Co.

All calculations of multiples paid in the transactions identified above were based on public information available near the time of public announcement of these transactions. Merrill Lynch’s analysis did not take into account different market and other conditions during the period in which the transactions identified above occurred.

For each of the transactions identified above, Merrill Lynch calculated the ratio of enterprise value implied by the transaction to the estimated EBITDA for the identified company for the latest twelve month (“LTM”) period prior to when the relevant transaction was announced. The table below summarizes LTM EBITDA trading multiples for the above transactions identified as comparable to the proposed transaction:

Business Segment	Low	Median	Mean	High
Investment Services	7.5x	10.6x	11.1x	15.3x
Insurance Services	5.9x	9.2x	8.9x	13.3x

Based upon its analysis of the full ranges of multiples calculated for the transactions identified above and its consideration of various factors and judgments about current market conditions and the characteristics of the transactions and the companies involved in such transactions (including qualitative factors and judgments involving non-mathematical considerations), Merrill Lynch determined the relevant range of multiples for the transactions (which relevant range was narrower than the full ranges of such multiples).

The following table summarizes the derived relevant range of multiples for the transactions identified above and the range of share prices of our Common Stock, rounded to the nearest $0.25, implied by these multiples, as compared to the transaction cash amount contemplated to be received by the holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend:

Methodology	Multiple Range	Implied Price of Common Stock
Transaction Value / LTM EBITDA	8.0x-11.0x	$10.00-$13.75

You should note that no transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples in these transactions to which the proposed transaction is being compared.

Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow analysis of the Company, without giving effect to the proposed transaction, for the period from July 1, 2007 through June 30, 2012. Merrill Lynch calculated a range of equity values per share of our Common Stock based upon the sum of the discounted net present value of the unlevered cash flow values plus the discounted net present value of the terminal value based on a range of terminal multiples applied to the EBITDA for fiscal year ending June 30, 2012 for each of the investment services and the insurance services segments of the Company plus the unrestricted cash, less total debt.

In its discounted cash flow analysis, Merrill Lynch used discount rates ranging from 12.0% to 14.0% for both the investment services segment and the insurance services segment, and terminal value multiples of 9.0x to 11.0x for the investment services segment and 8.5x to 10.0x for the insurance services segment.

Based on this analysis, Merrill Lynch derived a range of implied values per share, rounded to the nearest $0.25, of our Common Stock of $10.75 to $13.25, as compared to the transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including terminal value multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results. In performing this discounted cash flow analysis, Merrill Lynch relied upon the February 2007 management case as updated in April 2007. See “Projected Financial Information” beginning on page 77.

Analysis of Present Value of the Company’s Current Plan

In conducting its analysis of the present value of the Company’s current plan, Merrill Lynch utilized EPS projections prepared by the Company’s management for the fiscal years 2008 to 2011. Merrill Lynch extrapolated potential future share prices at the end of each fiscal year from 2008 to 2011 by applying the one-year forward P/E multiples of 17.0x, 18.0x and 19.0x to the Company’s projected EPS, and by applying discount rates of 13.0% and 15.0% based on Merrill Lynch’s judgment of the estimated cost of equity. This judgment as to the estimated cost of equity was based on Merrill Lynch’s analysis of the financial and stock volatility metrics of companies comparable to the Company.

The analysis resulted in a range of theoretical present values per share of our Common Stock, rounded to the nearest $0.25, of $9.25 to $11.00, as compared to the transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend.

Analysis of Present Value of a Potential Recapitalization

Merrill Lynch’s analysis of the present value of a potential recapitalization of the Company was based on EPS share projections prepared by the Company’s management for the fiscal years 2008 to 2011, and assumed alternatively (i) a $350 million share repurchase at $11.00 per share and (ii) a $500 million share repurchase at $11.50 per share, each executed on June 30, 2007 with the share repurchase funded by debt at an assumed interest rate of LIBOR plus 1.50% and LIBOR plus 1.75%, respectively. Merrill Lynch extrapolated the potential future share prices at the end of each fiscal year from 2008 to 2011 by applying the one-year forward P/E multiples of 16.0x, 17.0x and 18.0x to the Company’s projected EPS adjusted for the respective recapitalizations, and by applying discount rates of 13.0% and 15.0% based on Merrill Lynch’s judgment of the estimated cost of equity. This judgment as to the estimated cost of equity was based on Merrill Lynch’s analysis of the financial and stock volatility metrics of companies comparable to the Company.

The analysis resulted in a range of theoretical present values per share of our Common Stock of $9.75 to $13.50, as compared to the transaction cash amount contemplated to be received by holders of our Common Stock pursuant to the proposed transaction, consisting of the merger consideration and the special dividend.

Miscellaneous

The special committee of the board of directors of the Company retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purpose.

The Company paid Merrill Lynch a retainer fee of $250,000 and agreed to pay an advisory fee of $250,000 per quarter. Additionally, upon delivery of the opinion, the Company has agreed to pay Merrill Lynch a fee of $1,500,000 less the retainer and quarterly fees previously paid. The Company has also agreed to reimburse Merrill Lynch for its reasonable out of pocket expenses. In addition, the Company has agreed to indemnify Merrill Lynch or any employee, agent, officer, director, advisor, representative and any person who controls Merrill Lynch, from and against all losses arising out of or in connection with its engagement by the special committee of the board of directors. Merrill Lynch has, in the past, provided financial advisory and financing services to Citi and/or its affiliates and may continue to do so and has received, and may receive, fees for the rendering of these services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade securities of our Common Stock and other securities, as well as securities of the Citi and its affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and certain other conditions to the closing of the merger are satisfied, Acquisition Sub will be merged with and into the Company, with the Company being the surviving corporation. Following the merger, the entire equity in the Company will be controlled by Citi (through the conversion, at the time of the merger, of each share of Acquisition Sub into one share of Common Stock). Following the merger, the Company will be renamed “Citi Investor Services, Inc.”

Immediately after the effective time of the merger, Citi will sell our Retirement and Insurance Services Divisions to affiliates of J.C. Flowers in the subsequent transaction. Stockholder approval is not required for, and you are not being asked to vote on the subsequent transaction.

When the merger is completed, each share of our Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company as treasury stock or held by any wholly owned subsidiary of the Company, or by Citi or Acquisition Sub or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under the laws of Delaware) will be converted into the right to receive $11.85 in cash without interest, less any applicable withholding taxes.

In addition, we intend to declare and pay a special dividend to our stockholders of $0.15 per share in cash. The special dividend will be payable out of surplus available at or prior to the effective time of the merger to stockholders of record on a date to be determined by our board of directors and conditioned upon the consummation of the merger.

Financing of the Merger

Citi and Acquisition Sub have represented to us that their obligations under the merger agreement are not subject to any conditions regarding their or any other person’s ability to obtain financing for the consummation of the merger and related transactions. Moreover, Citi and Acquisition Sub have represented that as of the signing of the merger agreement they collectively have, and as of the effective time of the merger they will have, cash on hand sufficient to pay all amounts to be paid by Citi and Acquisition Sub in connection with the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests generally.

These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve the merger agreement and the merger and to recommend that you vote in favor of adopting the merger agreement. The special committee engaged separate independent legal and financial advisors in connection with its evaluation.

Treatment of Stock Options

As of June 22, 2007, there were approximately 1,953,767 shares of Common Stock subject to stock options granted under our equity incentive plan to our executive officers and directors. As of June 22, 2007, 292,964 shares of Common Stock were subject to stock options with an exercise price below $11.85 held by our executive officers and directors.

Pursuant to the merger agreement, as of the effective time of the merger, each then outstanding stock option, whether or not vested, will be converted into the right to receive, in full satisfaction of such option, a cash amount, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our Common Stock subject to the option as of the effective time of the merger, and

•	the excess, if any, of $11.85 over the exercise price per share of Common Stock subject to such option.

Holders of options to purchase our Common Stock will not be entitled to receive the special dividend.

The following table summarizes the vested and unvested options held by our executive officers and directors as of June 22, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cash-out of their options, calculated in accordance with the formula set forth above.

Name	Number of Shares Subject to Unvested Options	Weighted Average Exercise Price Per Share of Unvested Options ($)	Number of Shares Subject to Vested Options	Weighted Average Exercise Price Per Share of Vested Options ($)	Total Cash Value of All Options ($)
Directors
Denis A. Bovin	0	N/A	50,000	$26.66	$0
Robert J. Casale	0	N/A	45,000	$13.37	$85,750
Thomas A. Cooper	0	N/A	57,475	$27.13	$0
Richard J. Haviland	0	N/A	25,000	$15.35	$0
John Lyons	0	N/A	0	N/A	$0
Joseph J. Melone	0	N/A	125,000	$13.97	$0
Hank Uberoi	0	N/A	0	N/A	$0

Name	Number of Shares Subject to Unvested Options	Weighted Average Exercise Price Per Share of Unvested Options ($)	Number of Shares Subject to Vested Options	Weighted Average Exercise Price Per Share of Vested Options ($)	Total Cash Value of All Options ($)
Executive Officers
Bruce D. Dalziel	49,000	$12.83	4,000	$14.94	$1,320
Cory A. Douglas	4,000	$11.81	0	N/A	$160
J. Robert Jones, Jr.	29,200	$14.22	671,892	$19.99	$154,609
John M. Howard	68,000	$13.30	15,000	$14.59	$1,320
Steven J. Kyono	30,600	$12.68	4,000	$13.48	$584
Sharon Murphy	37,600	$12.07	3,000	$12.61	$1,024
Fred J. Naddaff Jr.	47,000	$13.08	185,000	$19.88	$880
William W. Neville	68,000	$13.06	435,000	$17.95	$39,720

Treatment of Restricted Stock Awards

As of June 22, 2007, there were approximately 256,400 shares of Common Stock subject to unvested restricted stock awards granted under our equity incentive plan to our executive officers and directors.

Pursuant to the terms of the merger agreement, as of the effective time of the merger, each restricted stock award will become fully vested and converted into the right to receive, in full satisfaction of such restricted stock award, a cash amount equal to the product of:

•	the number of shares of Common Stock subject to the restricted stock award, and

•	$11.85.

In addition, we expect that holders of restricted stock awards as of the record date for the payment of the special dividend will receive a per share payment in cash in an amount equal to $0.15, the amount of the special dividend.

The following table summarizes the restricted stock awards held by our executive officers and directors as of June 22, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cash-out of their restricted stock awards and payment of the special dividend equivalent, calculated in accordance with the formula set forth above.

Name	Number of Restricted Shares	Value of Restricted Shares ($)	Special Dividend Equivalent
Directors	0	$0	$0
Denis A. Bovin	0	$0	$0
Robert J. Casale	0	$0	$0
Thomas A. Cooper	0	$0	$0
Richard J. Haviland	0	$0	$0
John Lyons	0	$0	$0
Joseph J. Melone	0	$0	$0
Hank Uberoi	0	$0	$0
Executive Officers
Bruce D. Dalziel	62,500	$740,625	$9,375
Cory A. Douglas	14,500	$171,825	$2,175
J. Robert Jones, Jr.	15,000	$177,750	$2,250
John M. Howard	37,500	$444,375	$5,625
Steven J. Kyono	24,000	$284,400	$3,600
Sharon Murphy	30,800	$364,980	$4,620
Fred J. Naddaff Jr.	39,850	$472,223	$5,978
William W. Neville	32,250	$382,163	$4,838

Key Executive Separation Agreements

BISYS has entered into Key Executive Separation Agreements with each of its executive officers. These agreements provide, among other things, that in the event of a change in control of BISYS, the executive may unilaterally terminate his or her employment with BISYS for any reason during the first 12 months after the change in control and, under certain circumstances, during the 13th through 36th month after the change in control. If the executive were to terminate employment under these circumstances, the executive is entitled to a lump sum severance payment equal to two times the sum of (i) the executive’s then current base salary plus (ii) the greater of the executive’s then current fiscal year “at plan” annual incentive target amount or the immediately prior year’s annual incentive compensation settlement amount. In addition, all unvested matching funds under the Company’s executive deferred compensation program become immediately vested upon a change in control. Stockholder approval of the merger agreement will constitute a change in control for purposes of the Key Executive Separation Agreements.

In the event that the executive, other than Mr. Dalziel, is to receive “parachute payments” as defined in Section 280G of the Internal Revenue Code, the executive will either receive all such payments and pay the excise taxes associated with parachute payments or be capped at an amount that does not exceed the executive’s Section 280G “safe harbor” amount, whichever provides the greater, after-tax, amount to the executive. We do not expect that any executive’s parachute payments will be reduced pursuant to this provision of the key executive separation agreement. Under the terms of the merger agreement, we are permitted to make an additional tax “gross-up” payment to Mr. Dalziel in the event his parachute payments exceed the Section 280G “safe harbor” amount, provided, that the amount of that gross-up payment, together with the aggregate parachute payments (as defined in Section 280G of the Internal Revenue Code) does not exceed $3.5 million in the aggregate, based on the after tax cost to the Company of providing such benefits. See, “Additional Bonus Payments,” below.

The following table sets forth (i) the amount of cash severance that would be payable to each of BISYS’ executive officers if such executive terminated his or her employment as of June 22, 2007 under circumstances entitling the executive to severance payments under the executive’s Key Executive Separation Agreement, calculated in accordance with the terms set forth above and (ii) the value, as of June 22, 2007, of such executive officer’s unvested matching funds under the Company’s Deferred Compensation Plan.

Name	Cash Severance ($)	Unvested Deferred Compensation Match ($)
Bruce D. Dalziel	$1,350,000	$0
Cory Douglas	$724,000	$0
John M. Howard	$1,422,000	$3,818
J. Robert Jones	$1,330,000	$53,855
Steven J. Kyono	$1,040,000	$0
Sharon Murphy	$780,000	$1,974
Fred J. Naddaff Jr.	$1,200,000	$0
William W. Neville	$1,320,000	$4,581

Retention Agreements

The Company has entered into retention agreements with certain of its executive officers. The retention agreements provide for payment of two bonuses, the first of which has already been paid, and the second of which is payable if a change of control occurs and the executive remains employed with the Company through September 8, 2007. If the executive’s employment is terminated without cause (as defined in the agreement) prior to September 8, 2007, the second installment would be paid only if a change of control has occurred or if a transaction that would result in a change of control has been publicly announced prior to such termination without cause. Consummation of the merger would constitute a change of control for purposes of these retention agreements.

The following table sets forth the amounts that would be payable under the retention agreements upon September 8, 2007, or, if earlier, the date on which the executive’s employment is terminated without cause.

Name	Unpaid Retention Bonus Amounts ($)
Bruce D. Dalziel	$96,250
Cory Douglas	$48,000
John M. Howard	$95,750
Steven J. Kyono	$83,250
Sharon Murphy	$65,000
Fred J. Naddaff Jr.	$96,250
William W. Neville	$100,000

Additional Bonus Payments

Under the terms of the merger agreement, we are permitted to provide for certain additional payments to certain of our executive officers.

As permitted by the terms of the merger agreement, the Company has agreed to make additional bonus payments to Messrs. Dalziel and Jones of $600,000 and $250,000, respectively, payable upon consummation of the merger.

In addition, under the terms of the offer letter for his employment as the Company’s Interim President and Chief Executive Officer, Mr. Casale may receive special incentive compensation payments at the discretion of the Company’s board of directors. While the payment and amount of any bonus has not yet been determined, the compensation committee of the board may take into account Mr. Casale’s role in the strategic alternatives process. Under the terms of the merger agreement, Mr. Casale’s special incentive compensation may not exceed $1 million.

We have agreed to pay to Mr. Dalziel a tax gross-up payment in respect of any excise tax that Mr. Dalziel may be assessed under the so-called “golden parachute” rules under the Internal Revenue Code, provided, that the amount of that gross-up payment, together with the aggregate parachute payments (as defined in Section 280G of the Internal Revenue Code) does not exceed $3.5 million in the aggregate, based on the after tax cost to the Company of providing such benefits.

Indemnification and Insurance

Citi and the surviving corporation have agreed to indemnify, to the fullest extent the Company would be permitted by law, each of our current and former directors, officers and employees against claims, liabilities and expenses, and to advance funds for expenses incurred with respect to any acts or omissions in their capacity as an officer, director or employee at any time before the effective time of the merger.

In addition, the merger agreement requires Citi or the surviving corporation to purchase “tail” insurance policies or maintain directors and officers liability insurance policies for six years following the closing of the merger that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than the Company’s current policies, subject to certain limitations. For more information, see “The Merger Agreement—Indemnification and Insurance” beginning on page 71.

Other Interests

Mr. Denis Bovin, a member of our board of directors, is a Senior Managing Director of Bear Stearns. In addition, Ms. Doni L. Fordyce, a former member of our board of directors, is related by marriage to an employee of Bear Stearns who is active in the Company’s engagement for the merger. In connection with Bear Stearns’ financial advisory services to the Company in connection with the merger, the Company has agreed to pay Bear Stearns an aggregate fee estimated to be approximately $12.3 million, a substantial portion of which is contingent upon successful consummation of the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion summarizes the material U.S. federal income tax consequences of the special cash dividend and merger to holders of shares of our Common Stock. This summary is based on current law as of the date hereof, is for general informational purposes only and is not tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended, or the “Code,” applicable U.S. Treasury regulations issued thereunder, current administrative interpretations of the U.S. Internal Revenue Service, or the “IRS,” and court decisions, all as of the date hereof and which are subject to change, possibly with retroactive effect. We cannot assure you that future legislation, U.S. Treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively. No ruling from the IRS has been or will be sought with respect to any of the tax consequences of the special cash dividend and merger and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all aspects of taxation that may be relevant to you in light of your specific circumstances. Except as indicated otherwise, this summary does not address the tax treatment of holders of shares of our Common Stock subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	mutual funds;

•	individual retirement accounts and other tax deferred accounts;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding their shares of our Common Stock as part of a hedging transaction, conversion transaction or constructive sale or as a position in a “straddle”;

•

holders who acquired their shares of our Common Stock through the exercise of employee stock options or warrants or otherwise as compensation, including shares of our Common Stock subject to restricted stock awards; or

•	holders that hold 5% or more of shares of our Common Stock.

For purposes of this discussion, a “U.S. holder” is a person who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state or under the laws of the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source of its income; or

•

a trust whose administration is under the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or which otherwise qualifies as a United States person.

For purposes of this discussion, a “non-U.S. holder” is a person that is not a U.S. holder and is not a partnership. Holders of our Common Stock who are non-U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

If an entity treated as a partnership for U.S. federal tax purposes holds shares of our Common Stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are such an entity, a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes holding shares of our Common Stock, you should consult your own tax advisor.

This discussion assumes that your shares are held as capital assets within the meaning of Section 1221 of the Code.

This summary does not address U.S. federal alternative minimum tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or estate or gift tax considerations.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE SPECIAL DIVIDEND, MERGER AND RELATED TRANSACTIONS, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF YOUR SHARES.

U.S. Federal Income Consequences of the Special Dividend

General. The Company intends to report the special cash dividend as a distribution with respect to our Common Stock that will be taxable as a dividend to the extent of the Company’s current and accumulated “earnings and profits” for U.S. federal income tax purposes, with any amount in excess of such current and accumulated earnings and profits treated as non-taxable return of capital to the extent of the holder’s adjusted tax basis in its Common Stock and, thereafter, as capital gain. Under current law, this income will generally be taxed to individual and certain non-corporate U.S. Holders at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Corporate U.S. Holders may be entitled to a dividends-received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to limitations and conditions. In addition, corporate U.S. Holders should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

No assurance can be given that the IRS or a court would treat the special dividend as a distribution and not as part of the merger consideration for the shares of our Common Stock. Holders should consult their tax advisors as to the tax consequences to them of the special dividend.

U.S. Federal Income Consequences of the Merger to U.S. Holders of Shares of our Common Stock

General. The receipt of cash by U.S. holders in exchange for their shares of our Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and also, may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received by such holder in exchange for its shares of our Common Stock and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be calculated separately for each block of shares of our Common Stock, with a block consisting of shares of our Common Stock acquired at the same cost in a single transaction. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shares of our Common Stock have been held for more than one year at the effective time of the merger. Such gain or loss will generally be short-term capital gain or loss if at the time of the merger the shares of our Common Stock have been held for one year or less. An individual U.S. holder will be subject to tax on net long-term capital gain at a maximum U.S. federal income tax rate of 15% and on net short-term capital gain at ordinary income tax rates. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SPECIAL DIVIDEND AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Regulatory and Other Governmental Approvals

Hart-Scott-Rodino

The merger is subject to review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) under the HSR Act. Citi and the Company filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on May 30, 2007. On June 11, 2007, Citi and the Company were notified that they had received early termination of the waiting period under the HSR Act. The Antitrust Division, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the Antitrust Division, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions.

The merger is also subject to the review of the subsequent transaction between Citi and an affiliate of J.C. Flowers by the Antitrust Division and the FTC under the HSR Act. Citi and an affiliate of J.C. Flowers filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on May 30, 2007. On June 11, 2007, an affiliate of J.C. Flowers and Citi were notified that they had received early termination of the waiting period under the HSR Act. The Antitrust Division, the FTC and others may challenge the subsequent transaction on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the subsequent transaction, any of the Antitrust Division, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the subsequent transaction or permitting completion subject to regulatory concessions or conditions.

Bermuda Monetary Authority

Notice of the merger and resulting change of control of BISYS Hedge Funds Services Limited was made to the Bermuda Monetary Authority (“BMA”) on May 10, 2007. The merger agreement provides that the obligations of Citi to consummate the merger are subject to the satisfaction or waiver by Citi of certain government consents. The parties agreed that, if, after 60 days after such notice and prior to the closing of the proposed merger, the BMA (i) has not objected to such change of control and (ii) has not indicated that BMA approval is required for such change of control, then the requirement to notify and receive the approval of the BMA shall be deemed to have been satisfied. On June 8, 2007, the Company received confirmation from the BMA that no consent from the BMA was required and that the BMA had no objections to the transaction.

Ireland Financial Services Regulatory Authority

The businesses the Company conducts in Ireland, both within the BISYS Fund Services (Ireland) Limited and BISYS Hedge Fund Services (Ireland) Limited subsidiaries, are regulated by the Irish Financial Services Regulatory Authority, or the IFSRA. Accordingly, we are required to obtain, and the merger is conditioned upon receiving, the approval of the IFSRA. Citi and the Company filed the requisite notification form with IFSRA on June 18, 2007 and have requested expedited approval of the merger no later than July 31, 2007.

Office of Comptroller of the Currency

Citi is a national banking association chartered and regulated by the Office of the Comptroller of the Currency (the “OCC”). Under 12 C.F.R. § 5.34, Citi is required to obtain the prior approval of the OCC for BISYS to become its wholly owned subsidiary as a result of the merger. Accordingly, the merger is conditioned upon receiving the prior approval of the OCC. Citi filed its application for prior approval on May 22, 2006. In its application, consistent with OCC precedent, Citi requested a period of up to one year to divest, conform or discontinue activities not permissible for a subsidiary of a national bank, including through the intended (i) sale of BISYS’s Retirement and Insurance Services Divisions to affiliates of J.C. Flowers, (ii) the transfer of BISYS’s non-U.S. activities to an Edge corporation subsidiary of Citi and the wind-down or disposal of certain limited, legacy broker-dealer activities. Citi has requested the OCC’s approval no later than July 20, 2007.

It is possible that the OCC’s approval will not be obtained on a timely basis or at all. In addition, it is possible that the OCC may seek regulatory concessions as conditions for granting approval of the merger. Although we do not expect the OCC to raise any significant objections to the merger, we cannot be certain that we will obtain the OCC’s approval or that such approval will not contain terms, conditions or restrictions that result in a failure to satisfy the conditions to closing.

North Dakota Department of Financial Institutions

The Company is in the process of acquiring a North Dakota state chartered limited purpose trust company, which, if such acquisition is consummated, would be acquired by Citi as part of the merger and would be subsequently transferred to an affiliate of J.C. Flowers as part of the subsequent transaction. Pursuant to Section 6-08-08.1 of the North Dakota Century Code, a company seeking to acquire control of a North Dakota trust company must submit an application for change in control to the North Dakota Department of Financial Institutions. Approval of the subsequent sale to J.C. Flowers by the North Dakota Department of Financial Institutions is a condition to the consummation of the merger.

Irish Competition Act

Citi and the Company each conduct business in Ireland. The Competition Act 2002 (the “Competition Act”) requires notification to and prior approval by the Competition Authority of Ireland of mergers or acquisitions involving parties exceeding specified thresholds, which Citi and the Company exceed. Citi and the Company filed the requisite merger notification form under the Competition Act with the Irish Competition Authority on May 31, 2007. The Competition Authority issued a decision clearing the merger on June 19, 2007.

Other Foreign and Certain Other Regulatory Matters

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental and self-regulatory agencies and authorities, including those relating to the offer and sale of securities. Together with Citi, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, Citi and we have each agreed to use our respective reasonable best efforts to complete the merger, including to gain clearance from antitrust and competition authorities and obtain other required approvals.

Although we do not expect regulatory authorities to raise any significant objections to the merger, we cannot be certain that we will obtain all required regulatory approvals or that these approvals will not contain terms, conditions or restrictions that result in a failure to satisfy the conditions to closing. Neither Citi nor we have yet obtained any of the governmental or regulatory approvals required to complete the merger.

Delisting and Deregistration of Common Stock

If the merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Common Stock.

THE MERGER AGREEMENT

The summary of the terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, Citi, Acquisition Sub, or their subsidiaries. In particular, the merger agreement contains representations and warranties the Company and Citi made to each other. The statements embodied in those representations and warranties are in some cases subject to important exceptions, limitations and supplemental information contained in confidential disclosure schedules that the Company and Citi have exchanged in connection with signing the merger agreement. Please note that certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable under federal securities laws, or may have been included in the merger agreement for the purpose of allocating risk between the parties rather than to establish matters as facts.

The Merger

The merger agreement provides that Acquisition Sub will merge with and into us, and the separate existence of Acquisition Sub will cease. We will survive the merger as a wholly owned subsidiary of Citi, and will be renamed “Citi Investor Services, Inc.” (and we sometimes refer to ourselves as of and after such time as the “surviving corporation”). Following completion of the merger, our Common Stock will cease to be listed on the NYSE, will be deregistered under the Exchange Act, and will no longer be publicly traded. The Company will be a privately held corporation and our current stockholders will cease to have any ownership interest in the Company or rights as stockholders of the Company. Therefore, our current stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

Unless otherwise agreed by the parties to the merger agreement, the closing date for the merger will occur at one of the following times, after the satisfaction or waiver of the conditions to the merger agreement, as described below in “The Merger Agreement—Conditions to the Merger” beginning on page 73:

•	within two business days, if all conditions are satisfied or waived on or before the 15th day of the month;

•

on the first business day of the month following the month in which all conditions are satisfied or waived, if all conditions are satisfied or waived on or after the 16th day of the month and no later than the third-to-last day of the month; or

•

on the fifth day (or the next business day, if the fifth day is not a business day) of the month following the month in which all conditions are satisfied or waived if they are so satisfied or waived on the last two business days of a month.

The effective time of the merger will occur at the time we, together with Citi, duly file the certificate of merger with the Secretary of State of the State of Delaware or at such time as may be specified in the certificate of merger.

Treatment of Stock and Other Awards

Company Common Stock

At the effective time of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $11.85 in cash, without interest, less any required withholding taxes, other than the following shares:

•	shares held by holders who have properly demanded and perfected their appraisal rights; and

•	shares owned by the Company (as treasury stock or otherwise), Buyer or Acquisition Sub.

After the merger is effective, each holder of a certificate representing any shares of Common Stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration, without interest, less any required withholding taxes.

Restricted Stock Awards

At the effective time, each share of our Common Stock subject to a restricted stock award outstanding immediately prior to the effective time of the merger will become fully vested and be converted into the right to receive $11.85 in cash, without interest, less any required withholding taxes.

In addition, we expect that holders of restricted stock as of the record date for the payment of the special dividend will receive a per share payment in cash in an amount equal to $0.15, the amount of the special dividend.

Company Options

At the effective time, each option to acquire shares of our Common Stock will become fully vested and be converted into the right to receive for each share of Common Stock then subject to such option an amount equal to the excess, if any, of $11.85 over the exercise price payable in respect of such share of Common Stock issuable under such option, less any required withholding taxes. Holders of options to purchase our Common Stock will not be entitled to receive the special dividend.

Special Dividend

The Company intends to pay a one-time special dividend of $0.15 per share in cash out of surplus available at or prior to the effective time of the merger to our stockholders of record on a date to be determined by the board of directors, which we expect to be immediately prior to or concurrently with the effective time of the merger. We intend to declare the special dividend on or around the time we receive stockholder approval to consummate the merger. Payment of the special dividend will be conditioned upon consummation of the merger.

Section 170(a) of the DGCL generally allows a corporation to declare and pay dividends upon the shares of its capital stock either (i) out of its surplus or (ii) in the case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under Section 154 of the DGCL, “surplus” is defined as the excess, if any, of the net assets of the corporation over the amount determined to be capital. As of March 31, 2007, we believe that we have substantially more surplus available than would be required to pay the special dividend.

Appraisal Rights

If you properly exercise appraisal rights under Delaware law your Common Stock will not be converted into the right to receive $11.85 in cash per share, but instead your shares will be cancelled, will cease to exist and you will cease to have any rights with respect to such shares, except the right to receive the fair value of your shares of Common Stock in accordance with the provisions of Section 262 of the Delaware General Corporation Law (attached to this proxy statement as Annex D). See “Dissenters’ Rights of Appraisal” beginning on page 80.

Exchange and Payment Procedures

Before the effective time of the merger, Citi will designate a paying agent reasonably acceptable to us to act as agent for the benefit of holders of shares of Common Stock in connection with the merger (such firm the “paying agent”). Citi will deposit with the paying agent the total consideration payable to all holders of our Common Stock, options and restricted stock immediately prior to the effective time. Promptly after the effective time, but in no event more than three business days thereafter, the surviving corporation will cause the paying agent to mail to each holder of record of Common Stock a letter of transmittal and instructions for use in effecting the surrender of the certificates or book-entry shares representing shares of our Common Stock. The letter of transmittal and instructions will tell you how to surrender your Common Stock certificates or shares you may hold that are represented by book entry in exchange for the merger consideration.

Instead of depositing the total consideration payable to holders of options and restricted stock with the paying agent, Citi may elect to cause the surviving corporation to deliver payments for the options and restricted stock awards to their holders as promptly as practicable following the effective time.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a properly completed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or affidavit of loss in lieu thereof) or book-entry share to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of the Company, cash to be paid upon due surrender of the stock certificate or book-entry share may be paid to the transferee if the stock certificate or book-entry share formerly representing the shares is presented to the paying agent accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the amount payable upon the surrender of the certificates or book-entry shares.

After the effective time of the merger, there will be no transfers on our stock transfer books of shares of Common Stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to holders of our Common Stock nine months after the closing of the merger will be delivered, upon demand, to the surviving corporation. Former holders of our Common Stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration.

Citi, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any person such amounts as may be required to be deducted and withheld with respect to the making of such payments under the Code, and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the certificate’s loss, theft or destruction, and if required by the surviving corporation, post a bond in a reasonable amount as surviving corporation may direct to protect the surviving corporation against any claim that may be made against it with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Charter, Bylaws, Directors and Officers

When the merger is completed, the certificate of incorporation and bylaws of the surviving corporation will be those of Acquisition Sub in effect immediately prior to the effective time. The directors and officers of

Acquisition Sub at the effective time of the merger will continue as the directors and officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Citi and Acquisition Sub, and by Citi and Acquisition Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. The statements embodied in those representations and warranties are in some cases subject to important exceptions, limitations and supplemental information contained in confidential disclosure schedules that the Company and Citi have exchanged in connection with signing the merger agreement. Please note that certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable under federal securities laws or may have been included in the merger agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence, good standing and qualification to do business;

•	our subsidiaries and our equity interests in them;

•	our capitalization, including in particular the number of shares of our Common Stock, stock options, and restricted stock awards;

•

our corporate power and authority to enter into the merger agreement and, subject to the approval of the merger agreement by the required vote of our stockholders, to consummate the transactions contemplated by the merger agreement;

•

the absence of conflicts with, of violations of, our or our subsidiaries’ governing documents, applicable law or certain material agreements as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the merger and related transactions;

•	certain permits necessary for the lawful conduct of our and our subsidiaries’ business;

•	compliance with laws applicable to the Company, its subsidiaries or their assets since June 30, 2006;

•	the licensing and registration of certain insurance representatives;

•

the compliance with applicable legal requirements of our SEC filings, as amended, since June 30, 2005, including the accuracy and compliance with applicable legal requirements of the consolidated financial statements contained therein;

•	the adequacy of our internal controls and procedures;

•	the absence of certain changes since June 30, 2006 and the absence of certain actions by the Company since April 1, 2007;

•	the absence of undisclosed liabilities;

•	legal proceedings and governmental orders;

•	employee benefit plans;

•	labor matters;

•	intellectual property matters;

•	tax matters;

•	our rights to use owned and leased properties;

•	material contracts and performance of obligations thereunder;

•	receipt of opinions from Bear Stearns and Merrill Lynch;

•	the inapplicability of anti-takeover statutes to the merger;

•	the required vote of our stockholders in connection with the approval of the merger;

•	the absence of undisclosed brokers’ fees;

•	the amendment of our stockholder rights plan in light of the merger;

•	interested party transactions;

•	insurance matters;

•	material customers and material producers;

•	the SEC order IA-2554 dated September 26, 2006;

•	customer disclosure documents;

•	company employees serving as a director of a fund;

•	environmental matters;

•	regulatory reports, registrations and agreements;

•	book and records;

•	investment advisor and investment companies; and

•	the breakdown of our operations among our business divisions.

Many of our representations and warranties are qualified by a “Company Material Adverse Effect” standard. “Company Material Adverse Effect” is defined to mean any occurrence, change, event, effect or circumstance that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, operations, results of operations, or financial condition of the Company and our subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance relating to or resulting from:

•	changes in general economic conditions or securities or financial markets in general;

•

general changes in the industry in which the Company and its subsidiaries operate and not specifically related to, or having a materially disproportionate effect on the Company and its subsidiaries taken as a whole (relative to the effect on others operating in such industry);

•	changes in laws applicable to the Company or its subsidiaries, or the interpretation thereof by any governmental authority;

•	any outbreak or escalation of hostilities or war (whether declared or undeclared) or any act of terrorism;

•

the announcement or existence of, or compliance with, the merger agreement and the transactions contemplated thereby (including without limitation the any impact on relationships with customers or employees);

•	changes in GAAP or interpretations of GAAP; or

•

any change in the market price or trading volumes of our Common Stock after the date of the merger agreement (except that the underlying reasons for the change may constitute a Company Material Adverse Effect).

Company Material Adverse Effect also includes any occurrence, change, event, effect or circumstance that, individually or in the aggregate would, or would reasonably be expected to, prevent or materially delay or materially impair the ability of the Company to consummate the merger or the other transactions contemplated by the merger agreement.

The merger agreement also contains various representations and warranties made by Citi and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications. Their representations and warranties relate to:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transaction contemplated by the merger agreement;

•	the absence of any violation or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	legal proceedings and governmental orders;

•	the ability of Citi and Acquisition Sub to pay all amounts required to be paid by them in connection with the merger agreement;

•	that no vote of Citi’s stockholders is required;

•	the accuracy of information supplied by Citi and Acquisition Sub in the proxy statement; and

•	the absence of undisclosed brokers’ fees.

Certain of Citi’s and Acquisition Sub’s representations and warranties are qualified by a “Buyer Material Adverse Effect” standard. “Buyer Material Adverse Effect” is defined to mean any change, effect or circumstance that is materially adverse to the business, operations, results of operations or financial condition or Buyer, Acquisition Sub and Buyer’s subsidiaries taken as a whole, which, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Citi or any of its subsidiaries (including Acquisition Sub) to consummate the merger and the other transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger agreement or the termination of the merger agreement.

Conduct of Our Business Prior to Closing

We have agreed in the merger agreement that, subject to certain exceptions, until the effective time of the merger, unless Citi otherwise consents (which consent will not be unreasonably withheld, delayed or conditioned), we will, and will cause our subsidiaries, to:

•	conduct the business of the Company and its subsidiaries only in the ordinary course consistent with past practice; and

•

use commercially reasonable efforts to preserve substantially intact our business organization, to keep available the services of those of our officers, employees, insurance producers and consultants who are integral to the operation of the business as presently conducted.

We have also agreed that during the same time period, subject to certain exceptions and unless Citi gives its prior consent (which consent will not be unreasonably withheld, delayed or conditioned), we will not:

•	amend, waive or otherwise change our certificate of incorporation or by-laws or those of our subsidiaries;

•

issue, sell, pledge, dispose, encumber or grant any of our Common Stock or shares of our subsidiaries, or any options, warrants, convertible securities or other rights to acquire our Common Stock or shares of our subsidiaries, except we can:

•	issue shares of Common Stock issuable in connection with options outstanding as of May 1, 2007;

•	issue options and similar securities in accordance with the Company’s customary schedule not to exceed 100,000 options in any three-month period;

•	make grants to employees hired after May 1, 2007 and with respect to promotions in the ordinary course of business, not to exceed 20,000 options in any three-month period;

•

declare, set aside, make or pay any dividends or other distribution or redeem, purchase or repurchase any Common Stock or shares of our subsidiaries, or any options, warrants, convertible securities or other rights to acquire our Common Stock or shares of our subsidiaries, other than the special dividend;

•	other than as required by the Company’s benefit plans in effect on May 1, 2007 or as required by law:

•

increase the compensation or benefits payable to directors or officers of the Company and its subsidiaries or materially increase the compensation or other benefits payable to employees of the Company and its subsidiaries in the aggregate except in the ordinary course of business (including the annual normal salary, bonus and equity compensation review process);

•	grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee of the Company or its subsidiaries;

•	enter into or materially amend any employment agreement with any officer or employee of the Company (except for certain replacements of departing employees in certain circumstances);

•

establish, adopt or enter into any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee or any of their beneficiaries; or

•	increase the benefits under, establish or adopt, or materially amend any Company benefit plan;

•	acquire the stock or assets of any entity in excess of $3 million individually or $6 million in the aggregate;

•

grant, confer or award options, convertible securities, restricted stock, restricted stock units or other rights to acquire any of the Company’s or its subsidiaries’ capital stock or take any action to cause to be vested or exercisable any otherwise unvested or unexerciseable option or other equity based award under any Company stock plan, other than grants of options in accordance with the Company’s customary schedule, not to exceed 100,000 options in any 3-month period and customary grants made to newly hired employees and with respect to promotions, in each case in the ordinary course of business, not to exceed 20,000 options in any 3-month period;

•

incur, create, assume, prepay or guarantee any indebtedness or make any loan to any third party or guarantee any third party’s indebtedness other than indebtedness incurred under the Company’s existing credit facilities, or as otherwise required in the ordinary course of business consistent with past practice, in each case not to exceed $20 million in the aggregate, provided that the Company may borrow in excess of this threshold in order to pay the special dividend;

•

enter into, modify, amend, terminate or waive any rights under certain material contracts, with a term longer than one year that cannot be terminated without a penalty in excess of $250,000 other than in the ordinary course of business consistent with past practice;

•

make any material changes in financial or tax accounting methods, principles or practices except as required to by GAAP or applicable law, to permit an audit of the Company’s financial statements in accordance with GAAP, or as disclosed in the Company’s filings with the SEC between June 30, 2005 and May 1, 2007;

•	take certain actions with respect to taxes, tax elections and tax returns;

•	adjust, split, combine or reclassify capital stock or issue securities;

•	make capital expenditures in excess of $15 million in the aggregate;

•

waive, release, assign, settle or pay any claim, action or proceeding other than any waivers, releases, assignments, settlements or compromises that involve only a payment of monetary damages not in excess of $10 million in the aggregate;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	enter into any non-compete, rights of first refusal or similar agreements that would restrict the business of Citi, its affiliates or the surviving corporation;

•	sell or encumber any material portion of our assets or rights; and

•	sell, abandon, cancel, let lapse, fail to defend or renew any material intellectual property rights other than in the ordinary course of business; or

•	authorize or commit to do any of the foregoing.

Stockholders Meeting

The merger agreement requires us, as promptly as reasonably practicable, to call and hold a special meeting of our stockholders for the purpose of obtaining the vote of our stockholders necessary to approve the merger agreement, even if we change our recommendation that our stockholders vote in favor of adopting the merger agreement, unless the merger agreement is terminated as described below in “The Merger Agreement—Termination of the Merger Agreement.”

Except in certain circumstances described below in “The Merger Agreement—Restrictions on Solicitations,” we are required to recommend that our stockholders vote in favor of adopting the merger agreement.

Restrictions on Solicitations

We have agreed that prior to the consummation of the merger we will not, and we will ensure that our representatives do not, directly or indirectly:

•	solicit, initiate, assist or knowingly facilitate or encourage the making of any competing proposal from any third person or group;

•

engage or participate in any discussions or negotiations regarding any competing proposal or furnish any information with respect to, or that could reasonably be expected to lead to, any competing proposal; or

•

approve, endorse, recommend or propose publicly to approve, endorse or recommend any competing proposal or enter into any letter of intent or similar document or any agreement or commitment providing for, or that could reasonably be expected to lead to, any competing proposal.

Notwithstanding these restrictions, the merger agreement provides that if we receive an unsolicited competing proposal from a third party before the stockholder vote, that our board of directors determines in good faith, after consultation with our outside legal and financial advisors, that such competing proposal constitutes or could reasonably be expected to result in a superior proposal, provided that the Company provides Citi with notice of any such determination as promptly as reasonably practicable following such determination and in any event within 48 hours, the Company may:

•	participate in discussions or negotiations regarding the competing proposal; and

•	furnish non-public information to the third party making the competing proposal, subject to executing a confidentiality agreement with the third party.

In addition, we have waived, with Citi’s consent, the provisions in confidentiality agreements with third parties that explored a transaction with the Company during the strategic review process, so that those third parties are not precluded by the confidentiality agreements from submitting an unsolicited competing proposal to the Company. A waiver form is attached to the merger agreement.

The Company is required to provide Citi written notice of a competing proposal or any indication or inquiry that would reasonably be expected to lead to a competing proposal, any request for non-public information, and any inquiry or request for discussion or negotiation regarding a competing proposal, including the identity of the person making the competing proposal, indication or inquiry and the material terms of any such proposal, indication or inquiry, as well as to keep Citi reasonably informed on a reasonably current basis of any material changes to any such competing proposal, indication or inquiry.

Our board of directors may, before receipt of the required stockholder approval, change, qualify, withhold or withdraw its recommendation that our stockholders adopt the merger agreement only in the following circumstances:

•

if (i) the Company receives an unsolicited competing proposal, and our board of directors determines in good faith after consultation that the Company’s outside advisers, that the competing proposal is a superior proposal, (ii) the Company gives Citi notice of such determination, the reasons therefor and the terms and conditions of the superior proposal, (iii) the Company gives Citi a five business day opportunity to match the superior proposal and, if requested by Citi, engages in good faith discussions with Citi during that period, and (iv) following expiration of that period, our board of directors continues to believe, after taking into account a revised offer by Citi that the competing proposal is still a superior proposal;

•

other than in connection with a competing proposal, if it determines in good faith (after consulting with its outside legal and financial advisors) that failure to take such action would be reasonably likely to constitute a breach by our board of directors of its fiduciary duties to our stockholders; or

Except as described above, our board of directors may not (i) withdraw, qualify or modify, or propose publicly to withdraw, modify or qualify in a manner adverse to Citi or Acquisition Sub, its approval of the merger agreement or its recommendation that our stockholders adopt the merger agreement, (ii) approve or recommend, or propose publicly to approve or recommend any competing proposal, (iii) take any action to render the Company’s rights agreement inapplicable to any third person, (iv) enter into any letter of intent, agreement in principle or other agreement relating to any competing proposal or (v) release any third party from any confidentiality agreement or standstill agreement, except as described herein. The merger agreement does not prevent us from complying with applicable laws with regard to making public disclosures of an acquisition proposal.

A “competing proposal” is generally defined in the merger agreement to mean any written offer or proposal or indication of interest to acquire at least 15% of the Company’s assets or Common Stock.

A “superior proposal” is generally defined in the merger agreement to mean any bona fide written offer or proposal or indication of interest to acquire at least 95% of the Company’s assets or Common Stock, which is on terms and conditions that our board of directors reasonably determines in its good faith (after consulting with our outside financial advisors and outside counsel, and in light of all relevant circumstances, including all legal, financial, timing, regulatory and other aspects of such proposal and the merger agreement) is reasonably likely to be consummated on the terms proposed and is more favorable to our stockholders than the merger.

If we receive a superior proposal, the Company or its subsidiaries may enter into an acquisition agreement with respect to such proposal and terminate the merger agreement provided that we give Citi a five business day opportunity to match the superior proposal, and provided that our board of directors continues to believe, after taking into account a revised offer by Citi, that the competing proposal is still a superior proposal.

Indemnification and Insurance

Citi and the surviving corporation will indemnify and advance expenses of any individual who was or is an officer, director or employee of the Company or who served on behalf of the Company as an officer, director or employee of any subsidiary or affiliate (an “indemnitee”) to the fullest extent the Company would be permitted to do so by applicable law and to the fullest extent required by our current certificate of incorporation and bylaws.

For six years after the effective time, to the fullest extent the Company would be permitted to do so by applicable law, the surviving corporation will indemnify indemnitees from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts consented to by the surviving corporation, whether civil, criminal, administrative or investigative, arising out of any acts or omissions in such indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates before the effective time, or that relate to the merger. In addition, the surviving corporation will also advance expenses (including attorneys’ fees) if the indemnitee agrees to repay such amounts if ultimately determined not to be entitled to indemnification.

Neither Citi nor the surviving corporation will settle any claim unless the settlement includes an unconditional release of indemnitees covered by the settlement, except in limited circumstances.

After the effective time of the merger, Citi will provide or cause the surviving corporation to obtain “tail” directors’ and officers’ insurance policies with a claims period of six years, or obtain an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time. The policies must be no less favorable than our existing policy. The surviving corporation will not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance. If the annual premiums exceed 300% of the current annual premiums, Citi or the surviving corporation will obtain the maximum amount of such insurance obtainable for a cost not to exceed 300% of the last annual premium.

Employee Benefits

Citi has generally agreed to, or to cause the surviving corporation to, provide, for a period of one year following the effective time of the merger:

•

to employees of the Company and any of its subsidiaries, compensation opportunities and benefits (other than severance benefits and equity or equity-based awards or incentives) that are no less favorable in the aggregate than those being provided to similarly situated employees of Citi, except that for each employee of the Company and any of its subsidiaries who ceases to be an employee of Citi or any of its affiliates and who becomes an employee of a successor employer in connection with the subsequent transaction, the successor employer is only required to provide compensation opportunities and benefits (including certain health benefits, but other than equity based awards or incentives) that are substantially similar in the aggregate to the compensation opportunities and benefits being provided immediately prior to the effective time under the Company’s benefit plans; and

•

to each employee of the Company and any of its subsidiaries who experiences an involuntary termination of employment within one year immediately following the effective time of the merger, severance benefits based on a formula no less favorable than the severance benefit formula that would have applied under the same circumstances immediately prior to the effective time, with certain exceptions.

Citi and the surviving corporation will give employees credit for their service with the Company and its subsidiaries and their predecessors before the merger for purposes of eligibility and vesting with respect to any benefit plan and for purposes of accrual of vacation and other paid time off and severance benefits to the extent that the Company gave such credit prior to the effective time. In addition, with respect to any benefit plan of Citi which replaces coverage under a comparable Company benefit plan in which the employee participated, to the extent the coverage replaces coverage under such comparable Company benefit plan, the employee will be immediately eligible to participate in such Citi plan, without waiting time or evidence of insurability. With regard to each benefit plan of Citi providing medical benefits, Citi has agreed to cause all pre-existing condition exclusions and actively-at-work requirements to be waived. Citi has also agreed to take into account eligible expenses incurred by employees or their covered dependents under a Company benefit plan during the plan year ending on the date the employee transfers into any Citi benefit plan for the purpose of satisfying all deductible, coinsurance and maximum out-of-pocket requirements under any Citi benefit plan.

Agreement to Take Appropriate Action

The parties are required to use their reasonable best efforts to cause the conditions to the closing of the merger and the conditions to closing of the subsequent transaction, as described below, to be satisfied, including:

•

obtaining all approvals necessary to facilitate the merger and the subsequent transaction and making all necessary filings required under applicable antitrust laws and obtaining all necessary approvals and consents from any governmental authority provided that Citi is only required to cooperate in good faith with BIR JCF, LLC to obtain any approvals for the subsequent transaction; and

•

defending any lawsuits or other legal proceedings, challenging the merger agreement or the consummation of the merger, except that the parties are not required to divest, dispose or hold separate any material securities or a material portion of their respective businesses, assets or properties.

Financing

Citi and Acquisition Sub

Citi and Acquisition Sub have represented to us that their obligations and performance under the merger agreement are not subject to any conditions regarding their, or any other person’s, ability to obtain financing for the merger and related transactions. Moreover, Citi and Acquisition Sub have represented that as of the signing of the merger agreement, and as of the effective time of the merger, it will have cash on hand sufficient to enable it and Acquisition Sub to pay all amounts to be paid by them in connection with the merger.

Subsequent Transaction

Citi has entered into an agreement with BIR JCF, LLC, an affiliate of J.C. Flowers, to sell certain assets of the Company immediately following the effective time. We have agreed to cooperate in various aspects of the consummation of that subsequent transaction, including:

•	obtaining financing including:

•	providing all financial statements related to the Company that are customarily required for such financings;

•	participating in meetings, drafting sessions and due diligence sessions;

•	assisting in the preparation of offering documents;

•	cooperating with marketing efforts; and

•	delivering certain documents in connection with financing, including with respect to collateral.

•

We will be reimbursed for any reasonable costs or expenses incurred in connection with our cooperation in connection with financing, and will not be required to pay any commitment or other fee prior to the effective time of the merger.

•	at the reasonable request of Citi, to use our reasonable best efforts to facilitate the subsequent transaction; and

•	using reasonable best efforts to consummate the subsequent transaction.

BIR JCF, LLC, an affiliate of J.C. Flowers, has agreed directly with the Company to take certain actions, as described below under “The Merger Agreement—Letter Agreement with BIR JCF, LLC.”

Settlements

The Company will comply with the provisions of the SEC settlements, the class action settlement and the derivative action settlement, and will keep Citi reasonably apprised of developments and discussions relating to those settlements, and will use good faith efforts to permit Citi to monitor or participate in discussions related to those settlements with governmental authorities or adverse third parties.

The Company will give Citi the opportunity to participate in, but not control, shareholder litigation related to the merger, and the Company cannot settle such litigation without Citi’s consent.

Other Covenants and Agreements

The merger agreement contains additional agreements among the Company, Citi and Acquisition Sub relating to, among other things:

•	the filing of this proxy statement and cooperation in preparing this proxy statement and responding to any comments received from the SEC regarding this proxy statement;

•	providing Citi and its representatives, and certain parties related to the subsequent transaction, access to our employees, properties, books and records;

•	notices of certain events;

•	coordination of press releases and other public statements by either party related to the merger agreement; and

•	actions necessary to exempt dispositions of our Common Stock and options by directors and officers to be exempt under Rule 16b-3 under the Exchange Act.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger by holders of a majority of the outstanding shares of our Common Stock; and

•	the termination or expiration of the Hart-Scott-Rodino Antitrust Improvements Act waiting period.

Conditions to Citi’s and Acquisition Sub’s Obligations. The obligation of Citi and Acquisition Sub to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties qualified by materiality or Company material adverse effect being true and correct, and the representations and warranties not so qualified being true and correct except where the failure to be so true and correct as of the effective time of the merger individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect;

•

certain of our representations and warranties (organization and qualification, subsidiaries, power and authority, absence of certain changes) being true and correct as of the effective time of the merger in all respects, certain representations and warranties being true and correct in all material respects (tax, SEC settlement) and our representation regarding capitalization being true and correct in all but de minimis respects;

•	the performance in all material respects by us of all our obligations under the merger agreement;

•	no Company Material Adverse Effect having occurred or be continuing since the merger agreement was signed;

•	appraisal rights not having been exercised in respect of more than 35% of the Common Stock;

•

certain scheduled consents and approvals required to be obtained from governmental authorities having been obtained, including certain consents necessary for the consummation of the subsequent transaction; and

•	the absence of governmental orders that have the effect of making the merger or the subsequent transaction illegal or that otherwise prohibit the closing of the merger or the subsequent transaction.

Conditions to BISYS’ Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Citi and Acquisition Sub qualified by materiality or Buyer Material Adverse Effect being true and correct, and the representations and warranties not so qualified being true and correct except where the failure to be so true and correct individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect;

•	the performance in all material respects by Citi and Acquisition Sub of all their obligations under the merger agreement; and

•	the absence of governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing of the merger.

Termination of the Merger Agreement

The Company and Citi may agree in writing to terminate the merger agreement without completing the merger at any time. The merger agreement may also be terminated at any time in certain other circumstances, including:

•	By Citi or the Company if:

•	the merger has not been consummated by December 31, 2007 (or, under certain circumstances, March 31, 2008);

•	there is a non-appealable governmental order restraining, enjoining or otherwise prohibiting the merger; or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof.

•	By Citi if:

•

the Company is in material breach of its representations or covenants under the merger agreement in any material respect, any such breach would result in the failure of a condition of Citi’s obligation to close and is not cured by the earlier of December 31, 2007 (or, under certain circumstances, March 31, 2008) and 30 days following written notice to the Company, or which by its nature cannot be cured; or

•	our board of directors changes, withdraws or modifies its recommendation to the stockholders to vote for the transaction.

•	By the Company if:

•

Citi is in material breach of its representations or covenants under the merger agreement in any material respect, and such breach would result in the failure of a condition of our obligation to close and is not cured by the earlier of December 31, 2007 (or, under certain circumstances, March 31, 2008) and 30 days following written notice to Citi, or which by its nature cannot be cured; or

•	our board of directors, having complied with the restrictions set forth in the merger agreement, enters into an agreement with respect to a superior proposal.

If the merger agreement is terminated as specified above, the merger agreement will have no further effect, except for certain circumstances requiring the payment of a termination fee. See “The Merger Agreement—Termination Fee and Expenses” below. If the merger agreement is terminated, certain covenants will survive the termination.

Termination Fee and Expenses

Company Termination Fee

We have agreed to pay a termination fee of $36 million to Citi plus up to $3 million in expenses if:

•

we terminate the merger agreement before the stockholders’ meeting because our board of directors concluded in good faith after consultation with our advisors that a competing proposal is a superior proposal and we enter into an agreement with respect to the superior proposal, within two business days of termination; or

•

Citi terminates the merger agreement before the stockholders’ meeting because our board of directors withdraws, modifies, or qualifies in a manner adverse to Citi or Acquisition Sub, or publicly proposes to withdraw, modify, or qualify, in a manner adverse to Citi or Acquisition Sub, its recommendation that our stockholders adopt the merger agreement or fails to recommend that our stockholders adopt the merger agreement or approves, endorses, or recommends, or publicly proposes to approve, endorse, or recommend any competing proposal.

In addition, we have agreed to pay a termination fee of $36 million to Citi plus up to $3 million in expenses upon the earlier to occur of the execution of an agreement with a third party or consummation of a transaction with a third party to acquire 40% or more of our stock or assets if:

•	a competing proposal is publicly proposed or publicly disclosed and not publicly and irrevocably withdrawn before the stockholders’ meeting;

•

the merger agreement is terminated by either party by December 31, 2007 (or in certain circumstances, March 31, 2008) because the merger has not occurred by such time or the merger agreement is terminated by either party because the stockholder vote was not obtained or the merger agreement is terminated by Citi because we breached the merger agreement and cannot cure within 30 days; and

•	within twelve months of termination we enter into an agreement with a third party to acquire 40% or more of the Company’s stock or assets.

Buyer Termination Fee

Citi has agreed to pay us a termination fee of $36 million within two business days of termination if we terminate the merger agreement because Citi has breached or failed to perform in any material respect its representations, warranties or covenants set forth in the merger agreement and cannot cure its breach within 30 days.

Expenses

All expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except as set out above.

Amendment and Waiver

The merger agreement may be amended by a written agreement by Citi, Acquisition Sub and us at any time prior to the effective time of the merger, except that no amendment that requires the further approval of our stockholders may be made once our stockholders have approved the merger agreement.

At any time prior to the effective time of the merger, to the extent allowed by law, Citi, Acquisition Sub or the Company may

•	extend the time of performance of obligations or acts of the other parties;

•	waive any inaccuracies in the representations or warranties of the other parties; or

•	waive compliance by the other parties with any of the agreements contained in the merger agreement and such party’s conditions.

Specific Enforcement

Each party to the merger agreement has consented to the issuance of injunctive relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of this agreement exclusively in a federal or state court located in Delaware.

Amendment to BISYS’ Rights Plan

On May 1, 2007, the Company and American Stock Transfer & Trust Company (as successor in interest to Wachovia Bank, NA) entered into Amendment No. 2 to the Rights Agreement, dated as of May 8, 1997 and as amended as of June 14, 2002 to exempt the merger agreement and the transactions contemplated thereby from the Rights Agreement. The amendment provides that the Rights Agreement will terminate at the effective time of the merger. The amendment also provides that if for any reason the merger agreement is terminated in accordance with its terms, then the amendment shall be of no further force and effect, and the Rights Agreement shall remain exactly the same as it existed before the execution of the amendment.

Letter Agreement with BIR JCF, LLC

On May 1, 2007, we entered into a letter agreement with BIR JCF, LLC, an affiliate of J.C. Flowers that has agreed to acquire from Citi certain assets of the Company immediately following the merger in the subsequent transaction. Pursuant to the letter agreement, we have agreed with BIR JCF, LLC that:

•	both parties will use their respective reasonable best efforts to obtain governmental consents in connection with the subsequent transaction;

•

BIR JCF, LLC will agree to hold separate or divest a North Dakota limited purpose state chartered trust company being acquired by the Company if or as may be required by the North Dakota Department of Financial Institutions in order to grant its approval of the indirect acquisition of the trust company by BIR JCF, LLC in the subsequent transaction;

•

BIR JCF, LLC will pay the Company a termination fee of $36,000,000 if the merger agreement is terminated in certain circumstances related to the failure to obtain the approval of the North Dakota Department of Financial Institutions of the indirect acquisition of the North Dakota limited purpose state chartered trust company referred to above. Investment funds affiliated with BIR JCF, LLC and J.C. Flowers have guaranteed the payment of the termination fee; and

•

the Company will reasonably cooperate in connection with the arrangement of financing by BIR JCF, LLC or its affiliates in connection with the subsequent transaction as more fully described under “Subsequent Transaction” above.

Copies of the amendment to our rights plan and the letter agreement with BIR JCF, LLC are attached to the Company’s Current Report on Form 8-K filed with the SEC on May 3, 2007. We urge you to read those agreements in their entirety. The foregoing summaries of the amendment to our rights plan and the letter agreement with BIR JCF, LLC do not purport to be complete and may not contain all the information that is important to you. Stockholder approval is not required for, and you are not being asked to vote upon or approve the amendment to our rights plan or the letter agreement with BIR JCF, LLC at the special meeting.

PROJECTED FINANCIAL INFORMATION

We do not, as a matter of course, make public forecasts or projections as to future performance or financial data beyond the current fiscal year and are especially wary of making projections for extended earnings periods due to the inherent unpredictability of the underlying assumptions and estimates. However, in connection with the strategic alternatives review process, our management provided certain projections to potential buyers, to the Company’s financial advisor and the special committee’s financial advisor, which projections were based on our management’s estimate of the Company’s future financial performance as of the date they were provided. We have included below the material portions of these projections to give our stockholders access to certain nonpublic information prepared for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that we, the special committee, our board of directors, Bear Stearns, Merrill Lynch or Citi considered, or now considers, this information to be predictive of actual future results, and such data should not be relied upon as such. Neither we nor any of our affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of BISYS compared to the information contained in the projections, and none of them intends to provide any update or revision thereof.

The projections described below were prepared by our management and were not prepared with a view towards public disclosure or compliance with generally accepted accounting principles or with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. The projections were prepared on a basis consistent with the general accounting principles used in our historical financial statements, with the exception of certain simplifying assumptions made for modeling purposes. (See footnotes (1) and (2) on page 78 for specific exceptions noted in the projections.) Our independent registered public accounting firm, PricewaterhouseCoopers or PwC, has neither examined nor compiled the projections and, accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. The PwC report included in documents that are incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to these projections and should not be read to do so. Our internal financial forecasts (upon which the projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, we cannot assure you that the projected results will be realized or that actual results will not be significantly higher or lower than projected. In addition, the projections do not consider the effect of the merger or any future combination of our business with the businesses conducted by Citi or affiliates of J.C. Flowers.

These projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The projections described below involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations. For a discussion of risks and uncertainties that may be relevant to BISYS’ results. See “Cautionary Statement Concerning Forward-Looking Information.” You may also refer to our filings with the Securities and Exchange Commission.

Set forth below is a summary of certain projected financial data (numbers in U.S.$ in millions) for BISYS prepared by BISYS’ management and provided to potential buyers, including Citi, in the confidential memorandum circulated in October 2006, as well as to the Company’s financial advisor and the special committee’s financial advisor. We sometimes refer to these projections as the September 2006 management case.

September 2006 Management Case ($ in millions)

	FY2007E	FY2008E	FY2009E	FY2010E	FY2011E	CAGR ‘07E–’11E
Revenue	$894	$975	$1,069	$1,171	$1,285	9.5%
EBITDA(1) (2)	$171	$194	$235	$273	$316	16.5%

(1)

EBITDA represents operating income (defined as net income before net interest and other financing costs and taxes) before depreciation and amortization, a measurement used by management to measure operating performance. For purposes of these projections, EBITDA does not include certain historical costs, such as litigation and regulatory settlements and restructuring charges. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Not all companies calculate EBITDA identically. EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements.

(2)	Amounts include add-back of one-time corporate expenses and savings generated from not being a standalone public company.

In preparing the September 2006 management case, management made the following material assumptions:

•	Reduced corporate expenses and other corporate savings generated from not being a standalone public company;

•	Increased benefit from economies of scale;

•	Significant savings resulting from migrating an increasing number of positions offshore;

•	High single digit revenue growth resulting from increased client retention, strong asset growth, client acquisition, competitive product offerings and timely resolution of regulatory matters; and

•	Consolidated EBITDA margins increasing as a result of the foregoing.

In February 2007, management provided another set of projections, which we sometimes refer to as the February 2007 management case, to the Company’s financial advisor and the special committee’s financial advisor. These projections were updated in April 2007. Set forth below is a summary of certain projected financial data (numbers in U.S.$ in millions) for the Company included in the February 2007 management case, as updated in April 2007:

February 2007 Management Case ($ in millions)

	FY2007E	FY2008E	FY2009E	FY2010E	FY2011E	CAGR ‘07E–’11E
Revenue	$893	$930	$989	$1,052	$1,119	5.8%
EBITDA(1)	$148	$149	$163	$176	$190	6.4%

(1)

EBITDA represents operating income (defined as net income before net interest and other financing costs and taxes) before depreciation and amortization, a measurement used by management to measure operating performance. For purposes of these projections, EBITDA does not include certain historical costs, such as litigation and regulatory settlements and restructuring charges. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Not all companies calculate EBITDA identically. EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements.

In preparing the February 2007 management case, management made the following material assumptions:

•	Continued operation of the Company as a public company on a standalone basis;

•	Risk of continuing customer and key employee attrition;

•	Continuing lagging new business due to the overhang of the Company’s regulatory issues;

•	Mid-single digit revenue growth resulting from loss of significant clients, competitive pressures and failure to realize revenue from certain new business initiatives; and

•	Increased costs in connection with a significant rebranding initiative.

No assurance can be given that the assumptions used in preparing the September 2006 management case and the February 2007 management case will reflect actual future conditions. Estimates and assumptions are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management, as well as other factors described above under the caption “Cautionary Statement Concerning Forward-Looking Information,” which factors may cause the financial projections and underlying assumptions to be inaccurate. The Company does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

MARKET PRICES OF COMMON STOCK

Our Common Stock is traded on the NYSE under the symbol “BSG.” The following table sets forth the high and low sales prices per share of our Common Stock on the NYSE for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended June 30, 2005
1st Quarter	$14.99	$12.91
2nd Quarter	$16.91	$12.31
3rd Quarter	$16.71	$14.12
4th Quarter	$16.02	$14.00
Fiscal Year Ending June 30, 2006
1st Quarter	$15.98	$13.39
2nd Quarter	$14.38	$12.44
3rd Quarter	$15.24	$13.29
4th Quarter	$16.48	$13.46
Fiscal Year Ending June 30, 2007
1st Quarter	$14.08	$7.92
2nd Quarter	$13.09	$10.59
3rd Quarter	$13.94	$10.70
4th Quarter (through June 25, 2007)	$12.24	$11.28

The closing sale price of our Common Stock on the NYSE on May 1, 2007, which was the last trading day before we announced the merger, was $11.47. On June 25, 2007, the last trading day before this proxy statement was printed, the closing price for our Common Stock on the NYSE was $11.78. You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

We have never declared or paid dividends on any class of our Common Stock. We do not anticipate paying any cash dividends, other than the special dividend, in the foreseeable future.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Common Stock, as determined by the Court of Chancery of the State of Delaware (the “Chancery Court”). Any of our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. We will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Annex D.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. The following summary does not constitute any legal or other advice, nor does it constitute that you exercise your right to appraisal under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law. Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us, as set forth below, a written demand for appraisal of your shares before the stockholder vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

•

You must not vote in favor of the merger. A vote in favor of the merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must hold of record the shares of our Common Stock on the date the written demand for appraisal is made and continue to hold the shares of record through the completion of the merger.

If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of our Common Stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of our Common Stock.

All demands for appraisal should be addressed to The BISYS Group, Inc., Corporate Secretary, 105 Eisenhower Parkway, Roseland, New Jersey 07068, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of our Common Stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our Common Stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of our Common Stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee. Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each BISYS stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our Common Stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of our Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement. You should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262. Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her BISYS Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, any of our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

We are asking our stockholders to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Our board of directors recommends that our stockholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership Table

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of June 22, 2007, except as otherwise indicated in the footnotes, for: (1) each person who we know beneficially owns 5% or more of the outstanding shares of our Common Stock, (2) each director and named executive officer, and (3) all directors and executive officers as a group. Except as indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to all shares of securities shown as beneficially owned by them, subject to community property laws where applicable.

Please see the footnotes below for the disclosure required by the Securities Exchange Act of 1934, for each of the parties listed below.

Beneficial Owner	Number of Shares Beneficially Owned (1)(2)	Percent of Class	Number of Exercisable Stock Options Included in Number of Shares Beneficially Owned (2)
Wellington Management Company LLP (3)	16,854,125	13.79
Ahmet H. Okumus, and Okumus Capital LLC (4)	13,215,143	10.81
S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, S.A.C. Capital Associates, LLC, CR Intrinsic Investors, LLC, and Steven A. Cohen (5)	6,825,450	5.59
Sterling Capital Management (6)	6,779,941	5.55
Directors and Named Executive Officers
Denis A. Bovin	50,600	*	50,000
Robert J. Casale	45,000	*	45,000
Thomas A. Cooper	146,200	*	57,475
Richard J. Haviland	26,000	*	25,000
John Lyons (7)	6,000	*	0
Joseph J. Melone	133,000	*	125,000
Hank Uberoi	0	*	0
Bruce D. Dalziel	74,222	*	4,000
John M. Howard	66,228	*	15,000
J. Robert Jones, Jr. (9)	934,509	*	671,892
William W. Neville (10)	483,604	*	435,000
All Directors and executive officers as a group (15 persons)	2,302,027	1.86%	1,620,367
Former Executive Officer
Russell P. Fradin (8)	1,519	*	0

*	Less than 1%

(1)	Each person has sole voting and investment power with respect to the shares shown as beneficially owned. Number of shares beneficially owned includes shares subject to restricted stock awards. Mr. Jones’ beneficial ownership includes 4,408 shares beneficially owned by his family trust, Mr. Neville’s beneficial ownership includes 2,380 shares owned by his children and Mr. Lyons’ beneficial ownership includes 1,000 shares owned by his wife. For Messrs. Jones, Neville and Howard, the number of shares beneficially owned does not include the portion of their deferred compensation designated for investment in shares of Common Stock under the Company’s Deferred Compensation Plan. These shares are not beneficially owned until issued upon distribution in accordance with that Plan. As of May 1, 2007, the number of vested shares of Common Stock representing deferred compensation designated for investment in Common Stock by each such person is as follows: Mr. Howard (1,607); Mr. Jones (92,269); and Mr. Neville (8,499). Each holder of restricted stock has voting rights and is entitled to receive all distributions including any dividends paid with respect to the stock during the period of restriction.
(2)	Includes shares issuable upon the exercise of stock options exercisable within 60 days of May 1, 2007.
(3)	Information about Common Stock owned by Wellington Management Company, LLP is based solely on Form 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2007, reporting share ownership as of December 31, 2006. Wellington Management Company, LLP has shared voting power over 12,835,547 shares and shared investment power over 16,854,125 shares. Wellington Management Company, LLP’s address is 75 State Street, Boston, MA 02109.
(4)

Information about Common Stock owned by Ahmet H. Okumus and Okumus Capital, LLC is based solely on Form 4 filed by Ahmet H. Okumus with the SEC on May 15, 2007 and Form 13D filed by Ahmet H. Okumus on March 27, 2007, reporting share ownership as of May 1, 2007 and March 23, 2007, respectively. Ahmet H. Okumus and Okumus Capital, LLC have shared voting and investment power over 13,169,643 shares. Ahmet H. Okumus’ and Okumus Capital LLC’s address is 850 Third Avenue, 10th Floor, New York, NY 10022.

(5)	Information about Common Stock owned by S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, S.A.C. Capital Associates, LLC, CR Intrinsic Investors, LLC, Steven A. Cohen is based solely on Form 13G filed by S.A.C. Capital Advisors, with the SEC on March 21, 2007, reporting share ownership as of March 14, 2007. S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, S.A.C. Capital Associates, LLC, CR Intrinsic Investors, LLC, and Steven A. Cohen have shared voting and investment power over 6,825,450 shares. The address of the principal business office of SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902; SAC Capital Management is 540 Madison Avenue, New York, New York 10022 and SAC Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.
(6)	Information about Common Stock owned by Sterling Capital Management LLC is based solely on Form 13G filed by Sterling Capital Management LLC on February 14, 2007, reporting share ownership as of February 14, 2007. Sterling Capital Management LLC has shared voting and investment power over 6,779,941 shares. The address of principal business office of Sterling Management LLC is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211.
(7)	Includes 1,000 shares beneficially owned by Mr. Lyons’ wife.
(8)	Mr. Fradin’s employment with the Company terminated in September 2006. In accordance with the Company’s 1999 Equity Participation Plan, Mr. Fradin’s outstanding options were cancelled on October 3, 2006.
(9)	Includes 4,408 shares beneficially owned by Mr. Jones’ family trust.
(10)	Includes 2,380 shares beneficially owned by Mr. Neville’s children.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of stockholders in fiscal 2007. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders and we will hold a combined fiscal 2006 and fiscal 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our combined fiscal 2006 and fiscal 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Pursuant to Exchange Act Rule 14a-8, because we anticipate that any combined fiscal 2006 and fiscal 2007 annual meeting will be held more than 30 days after the anniversary of the 2005 annual meeting of stockholders, stockholder proposals for the combined fiscal 2006 and fiscal 2007 Annual Meeting must be received in writing at our principal executive offices a reasonable time before we begin to print and mail our proxy materials to be considered for inclusion in our proxy materials relating to such meeting.

In addition, if the merger is not consummated, and you wish to nominate directors for election at the combined fiscal 2006 and fiscal 2007 annual meeting of stockholders or to submit a proposal that is not intended to be included in our proxy materials relating to such meeting, our bylaws require that:

•	your notice to the Corporate Secretary contains the specific information set forth in our bylaws;

•	you be a stockholder of record at the time you deliver your notice to the Secretary and be entitled to vote at the meeting of stockholders to which such notice relates; and

•

you notify the Corporate Secretary in writing where such notification is so received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

In addition, notice of stockholder proposals must be received a reasonable time before we mail our proxy materials in order to be considered "timely" under Exchange Act Rule 14a-4(c). A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials. All proposals and nominations should be sent to The BISYS Group, Inc., 105 Eisenhower Parkway, Roseland, New Jersey 07068, Attention: Corporate Secretary.

OTHER MATTERS

Other Business at Special Meeting

Our board of directors does not know of any other business that may be presented for consideration at the special meeting. If any business not described herein should come before the special meeting, the persons named in the enclosed proxy card will vote on those matters in accordance with their best judgment.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our proxy solicitor, Morrow & Co., Inc., 470 West Avenue,

3rd Floor, Stamford, CT 06902, or by telephone at (800) 278-2141, or to The BISYS Group, Inc., 105 Eisenhower Parkway, Roseland, NJ 07068, Attention: Investor Relations, or by telephone at (973) 461-2500.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations, at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street

New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at The BISYS Group, Inc., 105 Eisenhower Parkway, Roseland, NJ 07068, Attention: Investor Relations, or by telephone at (973) 461-2500. If you would like to request documents, please do so by July 19, 2007, in order to receive them before the special meeting. Our public filings are also available to you on our website at www.bisys.com.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

The BISYS Group Inc. Filings:	Periods:
Annual Report on Form 10-K	Year ended June 30, 2006
Quarterly Report on Form 10-Q	September 30, 2006
December 31, 2006
March 31, 2007
Current Reports on Form 8-K	May 2, 2007
May 11, 2007
May 17, 2007
June 4, 2007

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated June 26, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

CITIBANK N.A.,

BUCKEYE ACQUISITION SUB, INC.,

and

THE BISYS GROUP, INC.

Dated as of May 1, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of May 1, 2007 (this “Agreement”), by and among Citibank N.A., a national banking association, (the “Buyer”), Buckeye Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Acquisition Sub”), and The BISYS Group, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, the Board of Directors of the Company has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger;

WHEREAS, the Boards of Directors of Acquisition Sub and the Buyer each have approved and declared advisable, this Agreement and the Merger, upon the terms and subject to the conditions and limitations set forth herein and in accordance with Delaware Law;

WHEREAS, the Board of Directors has expressed its intent, subject to applicable law, to authorize and declare, prior to the date of the Stockholders Meeting, a special dividend of $0.15 per share in cash, payable out of surplus available at or prior to the Effective Time to stockholders of the Company of record on a date to be determined by the Board of Directors and conditioned upon consummation of the Merger (the “Special Dividend”). The Special Dividend will be payable to the Paying Agent (as defined below) on the Effective Time for further payment to the Company’s stockholders; and

WHEREAS, Buyer, as the sole stockholder of Acquisition Sub has adopted this Agreement and approved the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained herein and subject to the conditions contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the meanings ascribed to them as follows:

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Affiliate” of a specified person, means a person who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

“Affiliate Transaction” shall have the meaning set forth in Section 4.23.

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.2(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Benefit Continuation Period” shall have the meaning set forth in Section 6.10(a).

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Broker-Dealer Compliance Policies” shall have the meaning set forth in Section 4.30(d).

“Broker-Dealer Subsidiaries” shall have the meaning set forth in Section 4.30(b).

“Business Day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Business Divisions” shall mean each of the Retirement Services, Alternative Investment Services, Fund Services, Life Insurance Services and Commercial Insurance Services divisions of the Company.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” shall have the meaning set forth in Article V.

“Buyer Material Adverse Effect” means any change, effect or circumstance that is materially adverse to the business, operations, results of operations or financial condition of Buyer, Acquisition Sub and Buyer’s subsidiaries taken as a whole, which, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Buyer or any of its subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

“Buyer Plans” shall have the meaning set forth in Section 6.10(d).

“Buyer Representatives” shall have the meaning set forth in Section 6.5(a).

“Buyer Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Change of Recommendation” shall have the meaning set forth in Section 6.6(c).

“Class Action Settlement” shall mean the settlement of the actions filed in the United States District Court for the Southern District of New York as proposed class actions alleging violations of the federal securities laws by the Company and certain of its former officers and directors, as consolidated under the caption In re BISYS Securities Litigation, No. 04-CV-3840 (JSR), pursuant to the terms and conditions of the Stipulation and Agreement of Settlement dated as of October 30, 2006 and the Exhibits thereto.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in Section 3.8.

“Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plan” shall mean each material “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other material plan, arrangement, policy or agreement (written or oral) relating to stock options, restricted stock, other equity-based compensation, stock purchases, deferred compensation, bonus, employment, consulting, severance, change in control, salary continuation, retention, retirement, pension, profit sharing, fringe benefits, vacation, death benefit, hospitalization, medical or other employee benefits, in each case (x) maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its ERISA Affiliates or to which the Company or an ERISA Affiliate is party or (y) with respect to which the Company or any ERISA Affiliate has any liability, direct or indirect, contingent or otherwise, for the benefit of current or former directors, officers or employees of the Company or any of its subsidiaries.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (a) is or would reasonably be expected to be, materially adverse to the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any occurrence, change, event, effect or circumstance relating to or resulting from (i) changes in general economic conditions or securities or financial markets in general; (ii) general changes in the industry in which the Company and its subsidiaries operate and not specifically related to, or having a materially disproportionate effect on the Company and its subsidiaries taken as a whole (relative to the effect on any other persons operating in such industry); (iii) any changes in Laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or interpretations thereof by any Governmental Authority; (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism; (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including without limitation the impact thereof on relationships with customers or employees); (vi) changes in GAAP, or the interpretation thereof; or (vii) any change in the market price or trading volumes of the Company Common Stock after the date hereof; provided, however, that clause (vii) shall not exclude any underlying fact, occurrence, change, effect, event or circumstance that itself constitutes a Company Material Adverse Effect that may have resulted in or contributed to or is attributable to such change in market price or trading volume or (b) would, or would reasonably be expected to, prevent or materially delay or materially impair the ability of the Company or any of its subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Stock Plans.

“Company Permits” shall have the meaning set forth in Section 4.6(a).

“Company Recommendation” shall have the meaning set forth in Section 4.4(b).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Stock Plans” shall mean the 1999 Equity Participation Plan and Non-Employee Director’s Stock Option Plan, as each may be amended from time to time.

“Company Termination Fee” shall have the meaning set forth in Section 8.2(a).

“Competing Proposal” shall have the meaning set forth in Section 6.6(i).

“Confidentiality Agreement” shall mean the confidentiality agreement dated October 21, 2006 between Buyer and the Company, as amended.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“D&O Insurance” shall have the meaning set forth in Section 6.7(c).

“DCPs” shall have the meaning set forth in Section 4.27.

“Delaware Law” shall have the meaning set forth in the Recitals.

“Derivative Action Settlement” shall mean the settlement of Wiehl v. Mangum et al., and any and all claims relating to the allegations contained therein.

“Dissenting Shares” shall have the meaning set forth in Section 3.6.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA.

“Environmental Law” shall have the meaning set forth in Section 4.29(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party to this Agreement or the Subsequent Transaction Agreement, or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement or the Subsequent Transaction Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement and the Subsequent Transaction Agreement.

“FDCPs” has the meaning set forth in Section 4.27.

“Financing” shall have the meaning set forth in Section 6.11.

“Form BD” shall have the meaning set forth in Section 4.30(b).

“Form TA-1” shall have the meaning set forth in Section 4.30(c).

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any supra-national, national, federal, state or local governmental, regulatory, judicial or administrative authority, agency or commission or SRO.

“Hazardous Substance” shall have the meaning set forth in Section 4.29(c).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Insurance Representative” shall have the meaning set forth in Section 4.6(b).

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean the knowledge of the following officers and employees of the Company and Buyer, after reasonable inquiry, as to (i) the Company: the officers and employees listed in Section 1.1 of the Company Disclosure Schedule and (ii) Buyer: the officers and employees listed in Section 1.1 of the Buyer Disclosure Schedule.

“Law” shall mean any statute, law, rule, regulation, requirement, ordinance or Order promulgated by any Governmental Authority.

“Lease” shall have the meaning set forth in Section 4.16(b).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind.

“Material Customer” shall have the meaning set forth in Section 4.25.

“Material Producer” shall have the meaning set forth in Section 4.25.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Multiple Employer Plan” shall mean any “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

“NASD” shall have the meaning set forth in Section 4.30(b).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.6(e).

“NYSE” shall mean the New York Stock Exchange.

“Open Source Materials” shall have the meaning set forth in Section 4.14(f).

“Option Cash Payment” shall have the meaning set forth in Section 3.3.

“Order” shall mean any decree, directive, order, writ, judgment, stipulation, determination, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority.

“Other Representatives” shall have the meaning set forth in Section 6.5(a).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Owned Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permitted Change of Recommendation” shall have the meaning set forth in Section 6.6(e).

“Permitted Lien” shall mean (i) any Lien for Taxes that are not yet due, or are being contested in good faith (and for which adequate accruals or reserves have been established in accordance with GAAP), (ii) in the case of Liens against the Company or any of its subsidiaries, Liens securing indebtedness or liabilities that are reflected in the balance sheet included in the Company SEC Documents filed on or after December 15, 2006 and prior to the date hereof, (iii) such non-monetary Liens or other imperfections of title, if any, that, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, including, without limitation, (A) easements, encroachments and any similar imperfections of title not of record which would be disclosed by an accurate survey of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys (in either case, in the case of Liens against the Company or any of its subsidiaries, copies of which title reports and surveys have been delivered or made available to Buyer), and (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business.

“person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Authority.

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“Qualifying Transaction” shall mean any (i) acquisition of the Company by merger or business combination transaction; (ii) acquisition by any person (other than Buyer or any of its subsidiaries or affiliates) of forty percent (40%) or more of the assets of the Company and its subsidiaries, taken as a whole; or (iii) acquisition by any person (other than Buyer or any of its subsidiaries or affiliates) of forty percent (40%) or more of the outstanding Company shares.

“Regulated Subsidiaries” shall have the meaning set forth in Section 4.30(c).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Restricted Stock Award” shall have the meaning set forth in Section 3.4.

“Restricted Stock Payment” shall have the meaning set forth in Section 3.4.

“Rights Plan” shall mean the Rights Agreement, dated as of May 8, 1997, between the Company and the Bank of New York, as amended.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Investigations” shall mean the formal investigations by the SEC (i) into the facts and circumstances related to the Company’s restatements of its financial statements filed with the SEC on August 10, 2004 and April 26, 2006; and (ii) related to marketing and distribution arrangements in the Company’s mutual funds services business both as described in the section titled “Regulatory Investigations” in the Company’s Form 10-K filed with the SEC on April 26, 2006.

“SEC Settlements” shall mean any resolution of the SEC Investigations with regard to the Company, including as described in the Company’s Form 8-K dated as of September 27, 2006 and the Company’s Form 8-K dated as of November 7, 2006.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” shall have the meaning given in Rule 1-02(w) of Regulation S-X.

“Special Dividend” shall have the meaning set forth in the Recitals.

“SRO” shall have the meaning set forth in Section 4.30(d).

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.3.

“Subsequent Transaction” shall have the meaning set forth in Section 6.5(a).

“Subsequent Transaction Agreement” shall mean the agreement dated as of the date hereof among Acquisition Sub and BIR JCF, LLC.

“subsidiary” of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Successor Employer” shall have the meaning set forth in Section 6.10(a).

“Superior Proposal” shall have the meaning set forth in Section 6.6(j).

“Superior Proposal Agreement” shall have the meaning set forth in Section 6.6(g).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Laws” shall have the meaning set forth in Section 4.19.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; and liability for the payment of any of the foregoing as a result of (w) successor or transferee liability, (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

“Third Party Agreements” shall have the meaning set forth in Section 6.5(b).

“Third Party IP Licenses” shall have the meaning set forth in Section 4.17(a).

“Total Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares retired pursuant to Section 3.1(a) and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Total Option Cash Payments” shall have the meaning set forth in Section 3.3.

“Total Restricted Stock Payments” shall have the meaning set forth in Section 3.4.

“Transfer Agent Subsidiaries” shall have the meaning set forth in Section 4.30(c).

“Transferred Company Employee” shall have the meaning set forth in Section 6.10(a).

“Treasury Regulations” shall mean the regulations promulgated under the Code.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Citi Investor Services, Inc.” as the surviving corporation (the “Surviving Corporation”), shall become a wholly owned subsidiary of Buyer and shall continue to be governed by Delaware Law.

Section 2.2 Closing. Subject to the satisfaction or, if permissible, waiver by the party entitled to the benefit thereof, of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place at 12:00 p.m., New York time, (a) if all of the conditions set forth in Article VII hereof (other than those conditions that by their nature, are to be satisfied on the Closing Date) have been satisfied or waived on or before the 15th day of the month, on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof, or (b) if all of the conditions set forth in Article VII hereof (other than those conditions that by their nature, are to be satisfied on the Closing Date) have been satisfied or waived on or after the 16th day of the month, on the first Business Day of the month following the month in which all of the conditions set forth in Article VII hereof have been satisfied or waived by the party entitled to the benefit thereof (other than those conditions that by their nature, are to be satisfied on the Closing Date), provided, that if there are less than two Business Days remaining in such month, the Closing will take place on the 5th day of the month (or, if such day is not a Business Day, the next Business Day) following the month in which all of the conditions set forth in Article VII hereof have been satisfied or waived by the party entitled to the benefit thereof (other than those conditions that by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at or prior to the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, unless another time, date or place is agreed to in writing by the parties hereto. The actual date on which the Closing occurs being referred to herein as the “Closing Date“.

Section 2.3 Effective Time; Effect.

(a) Concurrently with the Closing, the Company, Buyer and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under Delaware Law. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such subsequent date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(b) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the Delaware Law and except as otherwise expressly set forth herein, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and By-Laws. Subject to Section 6.7 of this Agreement, the certificate of incorporation and by-laws of Acquisition Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation immediately after the Effective Time and until thereafter amended in accordance with applicable Law or provisions of such certificate of incorporation and by-laws, except in each case that references to Acquisition Sub’s name shall be replaced by references to “Citi Investor Services, Inc.”

Section 2.5 Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Board of Directors of Acquisition Sub immediately prior to the Effective Time.

Section 2.6 Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Company Securities. Each share of the Company’s Common Stock, par value $0.02 per share (the “Company Common Stock”) held by the Company as treasury stock or held by any wholly owned subsidiary of the Company or by Buyer or Acquisition Sub immediately prior to the Effective Time shall automatically be cancelled, retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. (i) Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a) hereof and Dissenting Shares) shall be converted into the right to receive $11.85 (the “Merger Consideration”), without interest.

(ii) Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically cancelled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Merger Consideration, without interest thereon.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, any certificate representing the common stock of Acquisition Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such shares of common stock of Acquisition Sub represented thereby were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, subdivision, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any merger, consolidation or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Buyer shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the Merger Consideration. Immediately prior to the Effective Time, Buyer shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, Restricted Stock Awards and/or Company Options, cash constituting an amount equal to (i) the sum of the Total Merger Consideration plus (ii) the Total Option Cash Payments plus (iii) the Total Restricted Stock Payments (the “Aggregate Merger Consideration,” and such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the remaining payments contemplated to be paid by the Paying Agent from the Exchange Fund by Section 3.1(b), 3.3 and 3.4, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock, Restricted Stock Awards and Company Options and (ii) applied promptly to making the payments pursuant to Section 3.2(b) hereof. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. Notwithstanding anything herein to the contrary, in lieu of depositing or causing to be deposited with the Paying Agent the Total Option Cash Payments and the Total Restricted Stock Payments prior to the Effective Time, Buyer may elect instead to cause the Surviving Corporation to deliver the Total Option Cash Payments and the Total Restricted Stock Payments to the holders of shares of Company Options and Company Restricted Stock as promptly as practicable following the Effective Time.

(b) As promptly as practicable following Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (i) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement, (ii) subject to Section 3.2(a), to each holder of a Company Option, a check in an amount due and payable to such holder pursuant to Section 3.3 hereof in respect of such Company Option, and (iii) subject to Section 3.2(a), to each holder of a Restricted Stock Award, a check in an amount due and payable to such holder under Section 3.4 in respect of such Restricted Stock Award.

(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed promptly following the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. If payment is to be made to a person other than the person in whose name the Certificate or Book-Entry Share surrendered is registered, it shall be a condition of payment that the Certificate of Book-Entry Share so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration (or the cash pursuant to Section 3.2(e)) payable upon the surrender of the Certificates or Book-Entry Shares or in respect of Restricted Stock Awards or Company Options.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates, Book-Entry Shares, Restricted Stock Awards or Company Options for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, as general creditors thereof for payment of their claim for cash, without interest thereon upon due surrender of their Certificates, Book-Entry Shares, Restricted Stock Awards or Company Options.

(e) No Liability. None of Buyer, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates, Book-Entry Shares, Restricted Stock Awards or Company Options shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate, Book-Entry Share, Restricted Stock Award or Company Option would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate, Book-Entry Share, Restricted Stock Award or Company Option shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Buyer or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Buyer or the Paying Agent from making the payments required by this Article III, and following any losses that result in the amount of cash included in the Exchange Fund to be insufficient to make the remaining payments contemplated to be paid by the Paying Agent from the Exchange Fund pursuant to Section 3.1(b), 3.3 and 3.4, Buyer shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock and, subject to Section 3.2(a), the Restricted Stock Awards and Company Options, in the amount of such deficiency, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation.

Section 3.3 Stock Options. As of the Effective Time, each Company Option, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any Company Option, become fully vested and converted into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the “Option Cash Payment” and the sum of all such payments, the “Total Option Cash Payments”). As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 3.3.

Section 3.4 Restricted Stock Awards. As of the Effective Time, each then outstanding share of Company Common Stock which is subject to a restricted Company Common Stock award granted under a Company Stock Plan (each, a “Restricted Stock Award”) shall, by virtue of the Merger and without any action on the part of any holder thereof, become fully vested and converted into the right to receive the Merger Consideration (the “Restricted Stock Payment” and the sum of all such payments, the “Total Restricted Stock Payments”). As of the Effective Time, all such Restricted Stock Awards shall automatically cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 3.4.

Section 3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 3.6 Dissenting Shares. Notwithstanding anything herein to the contrary, to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 262 of Delaware Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof has properly exercised his or her demand for appraisal rights under Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of Delaware Law; provided, however, that if any such holder shall have failed to timely perfect or shall have effectively withdrawn or lost his or her right to appraisal under Delaware Law, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration, without any interest thereon, and such shares shall no longer be Dissenting Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of Delaware Law and as provided in this Section 3.6. The Company will give Buyer (i) prompt notice of any demands received by the Company for appraisals of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal or settle, or offer to agree to settle, any such demands.

Section 3.7 Transfers; No Further Ownership Rights. After the Effective Time, the stock transfer books of the Company will be closed, and there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration, as provided for in Section 3.1(b) hereof, for each share of Company Common Stock formerly represented by such Certificates.

Section 3.8 Withholding Rights. Each of the Surviving Corporation, Buyer and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options or Restricted Stock Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Buyer or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Options or Restricted Stock Awards in respect to which such deduction and withholding was made by the Surviving Corporation, Buyer or the Paying Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any Company SEC Document filed on or after April 25, 2006, and prior to the date hereof (excluding any disclosure set forth in any risk factor section or any section relating to or containing forward-looking statements) to the extent such disclosure is reasonably apparent on its face to relate to such section of Article IV below, or (ii) as disclosed in the corresponding section of the separate disclosure schedule which has been delivered by the Company to Buyer prior to the execution of this Agreement (the “Company Disclosure Schedule”) or in any other section of the Company Disclosure Schedule to the extent it is reasonably apparent on its face that such disclosure is a relevant exception to the applicable representation and warranty, the Company hereby represents and warrants to Buyer as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each subsidiary of the Company. Section 4.1(b) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity or voting interests (including partnership interests and limited liability company interests) owned by the Company or its subsidiaries of each of the Company’s subsidiaries, and the identity of such owners of outstanding equity or voting interests. All equity or voting interests (including partnership interests and limited liability company interests) of the Company’s subsidiaries held by the Company or any of its other subsidiaries have been duly and validly authorized and are validly issued, fully paid and non-assessable. All such equity or voting interests owned by the Company or its subsidiaries are free and clear of any Liens.

(c) Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries owns any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other person.

Section 4.2 Certificate of Incorporation and By-Laws. The Company has made available to Buyer a complete and correct copy of the Amended and Restated Certificate of Incorporation and the By-Laws, each as amended to date, of the Company and the equivalent organizational documents for each of its subsidiaries. The Amended and Restated Certificate of Incorporation and the By-Laws (or equivalent organizational documents) of the Company and each of its Significant Subsidiaries are in full force and effect. None of the Company or any of its subsidiaries is in material violation of any provision of the Amended and Restated Certificate of Incorporation or the By-Laws (or its equivalent organizational documents).

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 320,000,000 shares of Company Common Stock. As of April 30, 2007, 122,195,017 shares of Company Common Stock were issued and outstanding, 937,621 shares of Company Common Stock were held in treasury and no shares of Company Common Stock were held by any subsidiary of the Company. As of April 30, 2007 there were 10,467,549 shares of Company Common Stock authorized and reserved for future issuance under Company Stock Plans, outstanding Company Options to purchase 6,820,638 shares of Common Stock with a weighted average exercise price equal to $19.44 per share, and outstanding Restricted Stock Awards with respect to 1,087,935 shares of Company Common Stock. Except as set forth above, and except for the Rights (as defined in the Rights Plan), as of April 30, 2007, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. Since April 30, 2007, the Company has not issued any Company Common Stock other than pursuant to the exercise of Company Options outstanding on such date, has not granted any option, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Company Common Stock and has not split, combined or reclassified any of its shares of capital stock. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights.

(b) Except as set forth above, and except (x) for the Rights (as defined in the Rights Plan) and (y) as specifically permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to (i) issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries; (ii) issue, grant, extend or enter into any such security, option, warrant, call, right or contract; (iii) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary. Except for the issuance of shares of Company Common Stock that were available for issuance as set forth in Section 4.3(a), and except for regular quarterly cash dividends as publicly disclosed, from June 30, 2006 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Company Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Company Common Stock, and its Board of Directors has not authorized any of the foregoing.

(c) Neither the Company nor any of its subsidiaries has outstanding material bonds, debentures, notes or, other than as referred to in Sections 4.3(a) and 4.3(b), other securities, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its subsidiaries.

Section 4.4 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the consummation of the Merger, the receipt of the Requisite Stockholder Approval). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b) The Board of Directors (by unanimous vote of the Directors present at a meeting duly called and held) has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”).

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) will not (i) conflict with or violate the Amended and Restated Certificate of Incorporation or By-Laws (or equivalent organizational documents) of (A) the Company or (B) any of its subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or require any consent, waiver or approval or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation under any Company Material Contract, or (iv) result (immediately, or with the passage of time or otherwise) in the creation of a Lien, other than any Permitted Lien, upon any of the properties, assets or rights of the Company or any of its subsidiaries, other than, in the case of clauses (ii), (iii) and (iv), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, (ii) any consents, approvals, authorizations, waivers, permits, filings or notices set forth in Section 4.5(b) of the Company Disclosure Schedule, and (iii) where failure to obtain such consents, approvals, authorizations waivers or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Permits and Licenses; Compliance with Laws.

(a) Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the “Company Permits”) all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have in full force and effect, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries is, or since June 30, 2006 has been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract (including any Company Material Contract), agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property, asset or right of the Company or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries has received written or oral (or otherwise has any knowledge of any) notice since June 30, 2006, of any material violation of or noncompliance with any Law applicable to the Company or any of its subsidiaries, or directing the Company or any of its subsidiaries to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company or any of its subsidiaries have been asserted to the Company or any of its subsidiaries in writing or, to the knowledge of the Company, orally, by any Governmental Authority.

(b) To the knowledge of the Company, each of the brokers, customer representatives, managing general agents, solicitors, producers and agents employed by the Company or any of its subsidiaries offering, selling or soliciting insurance products or services for the Company or any of its subsidiaries (each, an “Insurance Representative”) is, and has been at all times such person has acted as an Insurance Representative for the Company or any of its subsidiaries, duly registered with and/or licensed by the appropriate Governmental Authority in jurisdictions where such Insurance Representative conducts business of a nature requiring such registration and/or license and has been duly appointed by each entity for which it offers or sells such products or services, except where the failure to be so registered, licensed or appointed would not, individually or in the aggregate be material to the Company and its subsidiaries, taken as a whole. To the knowledge of the Company, no Insurance Representative has violated (with or without notice or the lapse of time or both) in any material respect any term or provision of any Law applicable to the broking, writing, sale or production of the business of the Company or any of its subsidiaries.

(c) None of the Company or any of its subsidiaries is a party to any market services agreement, placement services agreement, or similar agreement providing for the payment of contingent commissions to any broker or other insurance intermediary. All relevant payments due to the Company, any of its subsidiaries, or any Insurance Representatives with respect to the business of the Company or any of its subsidiaries are described in the contracts, forms of each variant of such contracts having been provided or made available to Buyer.

Section 4.7 Company SEC Documents.

(a) The Company has filed with the SEC all forms, documents and reports required to be filed or furnished with the SEC since June 30, 2005, together with any amendments, restatements or supplements thereto and those filed subsequent to the date of this Agreement (collectively, the “Company SEC Documents”). As of their respective dates, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents complied, and each of the Company SEC Documents to be filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed, or will be filed, as the case may be, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, contained, or will contain any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) The consolidated financial statements (giving effect to any amendments, restatements or supplements thereto filed prior to the date of this Agreement, and including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.8 Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2006, and a description of such assessment is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed prior to the date hereof. To the knowledge of the Company, the Company has disclosed, based on its most recent evaluation of internal controls over financial reporting, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since April 1, 2006 (i) to the knowledge of the Company, none of the Company, any of its subsidiaries, and any director, officer, auditor or accountant of the Company or any of its subsidiaries or any employee of the Company or its subsidiaries whose position includes monitoring the Company’s audit committee complaint reporting procedures has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

Section 4.9 Absence of Certain Changes or Events. (a) Since June 30, 2006, except as otherwise permitted by this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) since April 1, 2007, neither the Company nor any of its subsidiaries has taken any action that, if taken after the date hereof would constitute a breach of Section 6.1(c), (g), (l) or (m).

Section 4.10 No Undisclosed Liabilities. Except (a) as adequately reflected or reserved against in the Company’s consolidated balance sheet as at June 30, 2006, included in the Company SEC Documents filed on December 15, 2006 or (b) for liabilities or obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which would not have a Company Material Adverse Effect.

Section 4.11 Absence of Litigation. Except as set forth in Section 4.11 of the Company Disclosure Schedules, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties, assets or rights, or against any employees of the Company or any of its subsidiaries, at law or in equity, and there are no material Orders, before any arbitrator or Governmental Authority in each case as would have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are in material compliance with all such Orders set forth in Section 4.11 of the Company Disclosure Schedules.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Schedules contains a true and complete list, as of the date of this Agreement, of each Company Benefit Plan.

(b) The Company has delivered or made available to Buyer true, correct and complete copies of (i) each Company Benefit Plan; (ii) the most recent annual report on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Company Benefit Plan (if any such report was required by applicable Law); (iii) the most recent summary plan description (or similar document) for each Company Benefit Plan for which a summary plan description (or similar document) is required by applicable Law; (iv) the most recent determination letter received from the IRS with respect to each Company Benefit Plan, if applicable; (v) the most recent available financial or actuarial report for each Company Benefit Plan, if applicable; and (vi) any comparable documents with respect to each Company Benefit Plan subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.

(c) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. To the knowledge of the Company, there are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan other than any such investigations, proceedings, or claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Company Benefit Plan for which financial statements are required by ERISA, there has been no adverse change in the financial status of such Company Benefit Plan since the date of the most recent such statements provided to Buyer by the Company.

(d) No Company Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title I or IV or Section 302 of ERISA, the penalty, excise Tax or joint and several liability provisions of the Code, or under any foreign Law or regulation relating to employee benefit plans has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Affect. None of the Company Benefit Plans provides, and neither the Company nor any of its subsidiaries has any liability with respect to, any post-employment life or health insurance or other welfare benefits except as may be required by Section 4980B of the Code or any other applicable Law.

(e) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification, other than any occurrences that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to any Company Benefit Plan maintained outside the United States, to the knowledge of the Company, all applicable foreign qualifications or registration requirements have been satisfied in all material respects except where any failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) To the knowledge of the Company, each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005, based upon a reasonable interpretation of Section 409A and the proposed regulations and guidance issued thereunder.

(g) Except as set forth in Section 4.12(g) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(h) To the knowledge of the Company, all Company Options have been granted in compliance with the terms of the applicable Company Benefit Plan, with applicable Law, and with the applicable provisions of the Certificate of Incorporation and Bylaws as in effect at the applicable time applicable time. All such Company Options have been appropriately accounted for in accordance with GAAP.

Section 4.13 Labor Matters. (a) There is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries, except where such strike or lockout would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is party to a collective bargaining or similar agreement with any labor organization and none of the Company’s nor any of its subsidiaries’ employees is represented by any union, works council or other labor organization. To the knowledge of the Company, there are no activities or proceedings of any union or other labor organization to organize any employees of the Company or any of its subsidiaries.

(b) The Company and each of its subsidiaries are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations. Except as would not result in any material liability to the Company or any of its subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. No Insurance and Retirement Employee (as that term is defined in the Subsequent Transaction Agreement) is entitled to participate in any Company Benefit Plan maintained or sponsored in any jurisdiction outside the United States.

Section 4.14 Intellectual Property.

(a) The Company and its subsidiaries own or possess necessary or required valid licenses or other necessary or required valid rights to use in the manner currently used, in all material respects, all trademarks, service marks, brand names, logos, domain names, certification marks, trade names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, technology, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets, know-how and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; copyrights, writings and other works of authorship in any media (including without limitation, computer programs, hardware, firmware, software, databases, documentation and related items), whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all other intellectual property or proprietary rights (the “Intellectual Property Rights”) used in, held for use in, or necessary for the conduct of the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”)Neither the Company nor any of its subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Intellectual Property Rights owned by the Company or any of its subsidiaries (the “Owned Intellectual Property Rights”) and no legal proceeding relating to the foregoing has been initiated or, to the Company’s knowledge, is pending. To the Company’s knowledge, all registrations for any Owned Intellectual Property Rights are valid and subsisting.

(b) Section 4.14(b) of the Company Disclosure Schedule lists all registrations for any Owned Intellectual Property Rights, including any pending applications for registration (including all applicable application or registration numbers and the jurisdictions of registration or application). The Company and its subsidiaries are the exclusive owners of all Company Intellectual Property Rights set forth on Section 4.14(b) of the Company Disclosure Schedule, free and clear of all Liens (other than Permitted Liens). To the Company’s knowledge, no unregistered and material Owned Intellectual Property Rights are being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such rights.

(c) To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person in any material respect. None of the Company or any of its subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that the Company or any of its subsidiaries must license or refrain from using any Intellectual Property Rights of any other person) that has not been settled or otherwise fully and finally resolved and, to the Company’s knowledge, no legal proceeding relating to the foregoing has been initiated. To the Company’s knowledge, no other person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Owned Intellectual Property Rights.

(d) No employees or independent contractors of the Company or its subsidiaries who have developed any material Owned Intellectual Property Rights for or on behalf of the Company has retained any rights, title, or interest in such Owned Intellectual Property Rights.

(e) Each of the Company and its subsidiaries has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Owned Intellectual Property Rights and any other Intellectual Property Rights obtained from third parties under the obligation of confidentiality. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all use and disclosure by the Company and its subsidiaries of trade secrets of a third person has been pursuant to and in accordance with the terms of a written agreement with such third person or is otherwise lawful. The Company and its subsidiaries have reasonable security and data protections and, with respect to the treatment of personal information, reasonable privacy policies, in place, and there has been no material breach thereof or loss of data in the last two (2) years. The software owned by or used by each of the Company and its subsidiaries is free of all viruses, worms, trojan horses and other material known contaminants that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) To the Company’s knowledge, neither the Company nor any of its subsidiaries has incorporated Open Source Materials into software (i) developed by or on behalf of the Company or any of its subsidiaries and (ii) used in the conduct of the business, that grant to any third party any ownership of license rights or immunities under any Intellectual Property Rights owned or developed by the Company or any of its subsidiaries or that create obligations for the Company or any of its subsidiaries with respect to their products or services or any of the Company’s software, whether with respect to obligations of disclosure, redistribution, licensing or otherwise. For the purposes of this Section 4.14(f), “Open Source Materials” means all software, documentation or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

Section 4.15 Taxes.

(a) (1) The Company and each of its subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects; (2) the Company and each of its subsidiaries have paid all material Taxes payable by them (whether or not shown as due on such Tax Returns except with respect to matters contested in good faith and by appropriate proceedings and for which adequate reserves have been established); (3) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing any material audits, examinations, investigations or other proceedings in respect of Taxes; (4) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; and (5) the Company has established reserves in accordance with GAAP for all material Taxes that are not yet due and payable with respect to the Company and its subsidiaries through the date of this Agreement.

(b) Neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax for Tax periods which remain open. Neither the Company nor any subsidiary of the Company has any liability for the Taxes of any other person which is not included in the Company’s consolidated United States federal Tax Return (i) under section 1.1502-6 of the Treasury Regulations; (ii) as a transferee or successor; (iii) by contract or (iv) otherwise.

(c) Neither the Company nor any of its subsidiaries will be required to recognize income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in accounting method made for, any taxable period ending on or before the date of the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method. Neither the Company nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past two years. Neither the Company nor any of its subsidiaries has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(d) The Company has provided the Buyer with all information reasonably requested by the Buyer to enable the Buyer to calculate the U.S. federal income tax basis of the capital stock as of December 31, 2006 in each entity engaged in the Insurance Services Business and the Retirement Services, and such information, to the best business judgment of the Company, after consultation with its advisors, is complete and correct in all material respects, except with respect to those matters covered in the tax basis analysis delivered by the Buyer to the Company on April 30, 2007, which matters have not been fully analyzed by the Company.

(e) Neither the Company nor any of its subsidiaries has taken any action that would reasonably be expected to give rise to (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation section 1.1502-19, or to (ii) the recognition of a deferred intercompany transaction. Section 4.15(e) of the Company Disclosure Schedule contains a list of all entities that have held the BISYS trademark since June 18, 2001, and a description of the transactions by which each such entity acquired and disposed of the BISYS trademark, and such list and description are complete and correct in all material respects.

(f) The Company and all of its subsidiaries have materially complied with and are in material compliance with all applicable material IRS or U.S. Treasury information reporting and withholding requirements (including backup withholding requirements) for all Tax periods which remain open.

Section 4.16 Title to Properties; Assets.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its subsidiaries has good and valid fee simple title to its owned properties, assets and rights or good and valid leasehold or licensed interests in all of its leasehold or licensed properties, assets and rights except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. Schedule 4.16(a) of the Company Disclosure Schedule sets forth a list of all of the real property owned by the Company or any of its subsidiaries. All such owned properties, assets and rights, and all such leasehold, subleasehold or licensed interests in leased, subleased or licensed properties, assets and rights, are free and clear of all Liens other than Permitted Liens.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its subsidiaries has complied with the terms of all leases, subleases and occupancy agreements (each a “Lease” and collectively, the “Leases”) to which it is a party and all such Leases are legal, valid, binding and enforceable in accordance with their terms by the Company or its subsidiaries party thereto and are in full force and effect. Section 4.16(b) of the Company Disclosure Schedule sets forth each Lease to which the Company or any of its subsidiaries is a party. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries enjoy peaceful and undisturbed possession under all such Leases, have not received notice of any default, delinquency or breach on the part of the Company or any of its subsidiaries, and there are no existing defaults (with or without notice or lapse of time or both) by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, beyond any applicable grace periods under such Leases.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the assets, properties and rights of the Company and each of its subsidiaries constitute all of the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in, the conduct of the business as it is now being conducted and contemplated to be conducted by the Company and its subsidiaries.

Section 4.17 Material Contracts.

(a) Section 4.17 of the Company Disclosure Schedule sets forth a list, and the Company has, subject to the limitations set forth in such schedule, made available to Buyer true, correct and complete copies of, each written material contract, agreement, commitment, arrangement, lease or plan and each other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound as of the date hereof that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) contains covenants that materially limit the ability of the Company (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation or any of its Affiliates) (a) to compete in any line of business or with any person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (b) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any of its subsidiaries upon notice of 60 days or less;

(iii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture is material to the business of the Company and the subsidiaries, taken as a whole;

(iv) involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract;

(v) other than solely among wholly owned subsidiaries of the Company, relates to (A) indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) and having an outstanding principal amount in excess of $3 million, (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its subsidiaries under such contract are greater than $1 million, or (C) a deferred purchase for real property in excess of $3 million;

(vi) was entered into after June 30, 2005 or has not yet been consummated, and involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person;

(vii) by its terms calls for aggregate payments by the Company and its Subsidiaries under such contract of more than $5 million per year or the payment of any material royalties in excess of $1 million per year;

(viii) relating to:

(A) the Fund Services Business Division and is an agreement with a current Material Customer or provides for the receipt or expenditure of more than $3.5 million on an annual basis;

(B) the Alternative Investment Services Business Division and is an agreement with a current Material Customer or provides for the receipt or expenditure of more than $2.0 million on an annual basis;

(C) the Retirement Services Business Division and is an agreement with a current Material Customer or provides for the receipt or expenditure of more than $2.0 million on an annual basis;

(D) the Commercial Insurance Business Division and is an agreement with a current Material Customer or current Material Producer or provides for the receipt or expenditure of more than $1.0 million on an annual basis; or

(E) the Life Insurance Division and is an agreement with a current Material Customer or current Material Producer or provides for the receipt or expenditure of more than $1.2 million on an annual basis;

(ix) grants to any third party a license to use any material Owned Intellectual Property Rights (other than grants to customers in the ordinary course of business in tandem with the use of the Company’s products or services); (b) grants to the Company or any of its subsidiaries a license to use any material Intellectual Property Rights owned by a third party (“Third Party IP Licenses”) (other than, shrink-wrapped, click-wrapped, commercially available or off-the-shelf software for which cumulative license fees paid have not exceeded $1 million annually);

(x) with respect to any material acquisition (other than in connection with outsourcing arrangements with customers), pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations, or (y) any “earn-out” or other contingent payment obligations in excess of $3 million; or

(xi) to the knowledge of the Company, involves any directors or executive officers of the Company that cannot be cancelled by the Company (or the applicable subsidiary of the Company) within 90 days’ notice without liability, penalty or premium.

Each contract of the type described in this Section 4.17(a) is referred to herein as a “Company Material Contract”)

(b) Neither the Company nor any subsidiary of the Company is in breach of or default (with or without notice or lapse of time or both), nor has the Company or any subsidiary of the Company received any notice from any counterparty to any Company Material Contract asserting that the Company or its subsidiary is in breach of or default (with or without the passage of time), under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any subsidiary of the Company has received any written notice from any counterparty to any Company Material Contract that such counterparty intends to terminate such Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default (with or without notice or lapse of time or both) under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its subsidiary party thereto and, to the knowledge of the Company, is in full force and effect, except such as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.18 Opinions of Financial Advisors. The Board of Directors of the Company has received separate opinions of Bear Stearns & Co. Inc. and Merrill Lynch & Co., on or prior to the date of this Agreement, to the effect that, as of the date of such opinions, the Merger Consideration to be received by holders of outstanding Company Common Stock, together with the Special Dividend, is fair from a financial point of view to such holders.

Section 4.19 Anti-takeover Statutes. The Company has (i) taken all action necessary to exempt Buyer, Acquisition Sub, the Merger, this Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the Delaware Law, and such action is effective as of the date hereof and (ii) resolved to elect, to the extent permitted by Law, not to be subject to other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement.

Section 4.20 Vote Required. The affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote or consent of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company other than as provided (i) in the letter of engagement by and between the Company and Bear Stearns & Co. Inc. previously provided to Buyer and (ii) the letter of engagement by and between the Company Merrill Lynch & Co., previously provided to Buyer.

Section 4.22 Rights Plan. The Company has irrevocably amended the Rights Plan so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the Rights (as defined in the Rights Plan) to become exercisable, (ii) cause Buyer or any of its Affiliates (as defined in the Rights Plan) or Associates (as defined in the Rights Plan) to become an Acquiring Person (as defined in the Rights Plan), and (b) the Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Buyer a complete and correct copy of such amendment.

Section 4.23 Interested Party Transactions. Except for employment agreements filed or incorporated by reference as an exhibit to a Company SEC Document filed prior to the date hereof or Company Benefit Plans, Section 4.23 of the Company Disclosure Schedule sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities between the Company or any of its subsidiaries, on the one hand, and, on the other hand, any (i) present officer or director of either the Company, or (ii) record or beneficial owner of more than 5% of the Company Common Stock as of the date hereof (each, an “Affiliate Transaction”).

Section 4.24 Insurance. Section 4.24 of the Company Disclosure Schedule sets forth as of the date hereof all material insurance policies and fidelity bonds that currently cover the assets, operations and employees of the Company and its subsidiaries. The Company and its subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses that are customary for businesses of their type. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 4.25 Customers, Producers and Suppliers. Except as set forth in Section 4.25 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received written or, to the knowledge of the Company, oral notice that any Material Producer or Material Customer of the Company or any of its subsidiaries will materially reduce the use or availability, as applicable, of products or services offered or consumed by the Company or any of its subsidiaries as a result of this Agreement, the Merger or the transactions contemplated hereby and thereby or for any other reason. “Material Producer” and “Material Customer” shall mean each of the top ten (10) producers or customers, respectively of each Business Division, determined by percentage contribution to total revenue of each such business Division during the four fiscal quarters ending on December 31, 2006.

Section 4.26 SEC Order. In relation to SEC Order IA-2554 dated September 26, 2006, (i) the Company and its subsidiaries are in compliance in all material respects with the undertakings described in Section 34 of such Order and the provisions of Section IV of such Order and have implemented or are in the process of implementing, in a timely manner, in all material respects the recommendations of the Independent Consultant (as defined in such Order) described in paragraph 34(f) of such Order, and (ii) neither the Company nor any of its subsidiaries have received any written or, to the knowledge of the Company, oral demand or claim to make any payment to any person or agree to credit the account of any person, nor have the Company or any subsidiary agreed to make any such payment or credit, in relation to the activities described in paragraphs III.1-27 of such Order, except (x) for payments to be made by the Company or any subsidiary from the proceeds of the Fair Fund (as defined in paragraph IV.C of such Order) and (y) for claims, demands or payments described in Section 4.26 of the Company Disclosure Schedule.

Section 4.27 Customer Disclosure Documents. In relation to any customer that has securities registered under the Securities Act of 1933 or the Investment Company Act of 1940, and for whom the Company, its subsidiaries, or employees (i) acts, or acted at any time during the past three years, as Principal Executive Officer (or as person performing similar function) or Principal Financial Officer (or as a person performing similar functions), or Distributor and/or Underwriter or (ii) provides, or provided at any time during the past three years, financial administration services or certifications required pursuant to the Sarbanes-Oxley Act or Investment Company Act Rule 30a-2, (x) the Company or its subsidiaries maintains adequate financial and disclosure controls and procedures (“FDCPs”) consistent with Investment Company Act Rule 30a-3, and such FDCPs are designed to provide reasonable assurance that the information that is provided by the Company or its subsidiaries and that is required to be disclosed in any Form N-CSR and/or Form N-Q filed with the SEC on behalf of such customers, is recorded, processed, summarized, and reported in accordance with laws and regulations applicable to the filing of such forms; (y) to the Company’s knowledge, the Company or its subsidiaries have acted in accordance with the FDCPs in all material respects; and (z) neither the Company nor any of its subsidiaries is aware of any material weakness or significant deficiency of the FDCPs.

Section 4.28 Company Employees Serving as Director of a Fund. In relation to any customer for which the Company or any subsidiary of the Company causes its employees to act as officers or directors, (i) to the knowledge of the Company there is no material misstatement or material omission contained in any document currently used, or used in the last three years, to solicit investments in, offer, or sell, any security (whether registered or unregistered) of such customers; (ii) to the knowledge of the Company with respect to such customers, such employees serving as officers or directors are entitled to be indemnified under such customers’

charter, by-laws, or insurance policies with respect to all direct or indirect claims, liabilities, and costs arising out of such employees’ services, except in the case of such employee’s willful malfeasance, reckless disregard of his or her duties, or gross negligence.

Section 4.29 Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there has been no release of any Hazardous Substance by the Company or any of its subsidiaries in any manner that could reasonably be expected to give rise to any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Authority alleging that the Company or any of its subsidiaries is in violation of, or liable under, any Environmental Law and (iv) neither the Company, or its subsidiaries nor any of their respective properties are subject to any Order, judgment or written claim asserted or arising under any Environmental Law.

(b) As used herein, “Environmental Law” shall mean any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c) As used herein, “Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (i) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (ii) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

Section 4.30 Regulatory Reports, Registrations and Agreements.

(a) Except as set forth in Section 4.30(a) of the Company Disclosure Schedule, as of the date of this Agreement, the Company and its subsidiaries have timely filed (including pursuant to valid extensions of applicable filing deadlines) all regulatory reports, schedules, forms, registrations, financial statements, notices, sales materials, filings and other documents, together with any amendments required to be made with respect thereto, required under applicable Law to be filed with any Governmental Authority since January 1, 2004. Except as set forth in Section 4.30(a) of the Company Disclosure Schedule, each such filing complied in all material respects with applicable Law and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. The Company has made available to Buyer complete and correct copies of (i) all FOCUS filings for the period ended June 30, 2006 with respect to the broker-dealers in the Company’s Fund Services business, and all FOCUS filings for the period ended September 30, 2006 for the broker-dealers in the Company’s Insurance Services business, (ii) Rule 3012 and Rule 3013 Reports dated March 23, 2006 with respect to the broker-dealers in the Company’s Fund Services business, and (iii) correspondence with the NASD related to recent NASD examinations of certain of the broker-dealers in the Company’s Fund Services business.

(b) The Company and its subsidiaries conduct broker-dealer operations solely through the subsidiaries of the Company listed in Section 4.30(b) of the Company Disclosure Schedule, all of which are organized under the Laws of the United States or a state thereof (collectively, the “Broker-Dealer Subsidiaries”).

Section 4.30(b) of the Company Disclosure Schedule includes a listing of all registrations and licenses held by the Broker-Dealer Subsidiaries with all applicable Governmental Authorities and an indication as to whether such Broker-Dealer Subsidiary is a member in good standing of the National Association of Securities Dealers Inc. (the “NASD”) or other broker-dealer association, regulatory organization or SRO (and, if so, a listing of each such association, regulatory organization or SRO) in which its membership is required by applicable Law to conduct its business as currently conducted. No other subsidiary of the Company is required by the nature of its activities to be so registered under the Exchange Act or under the Laws of any state or other jurisdiction or to be a member in good standing of the NASD or other broker-dealer associations under any other applicable Laws. The Company has made available to Buyer a true and complete copy of each Broker-Dealer Subsidiary’s form registering such Broker-Dealer Subsidiary as a broker-dealer with the SEC (a “Form BD”) that is effective and current as of the date hereof. The information contained in such Forms BD was true and complete in all material respects as of the time of filing.

(c) The Company and its subsidiaries conduct transfer agency operations solely through the subsidiaries of the Company listed in Section 4.30(c) of the Company Disclosure Schedule, all of which are organized and resident under the Laws of the United States or a state thereof (collectively, the “Transfer Agent Subsidiaries” and, together with the Broker-Dealer Subsidiaries, the “Regulated Subsidiaries”). Section 4.30(c) of the Company Disclosure Schedule includes a listing of all such registrations and licenses held by the Transfer Agent Subsidiaries with all applicable Governmental Authorities. The Company has filed and made available to Buyer in the Data Room, in the form as filed, a true and complete copy of each Transfer Agent Subsidiary’s form registering such Transfer Agent Subsidiary as a transfer agent with the SEC (a “Form TA-1”) that is effective as of the date hereof. The information contained in such forms and reports was (or will be, in the case of filings made after the date hereof) true and complete in all material respects as of the time of filing.

(d) Each of the Regulated Subsidiaries is, and was during the three year period prior to the date hereof, duly registered, licensed or qualified as a broker-dealer, in the case of the Broker-Dealer Subsidiaries, or a transfer agent, in the case of the Transfer Agent Subsidiaries, under the Exchange Act and under any state, federal or foreign broker-dealer, transfer agent or similar Laws pursuant to which each such Regulated Subsidiary is required to be so registered. The officers, directors and employees of the Regulated Subsidiaries who are required by applicable Law to be licensed or registered for the activities conducted by them in respect of the Regulated Subsidiaries are duly licensed or registered in each state or jurisdiction in which, and with each Governmental Authority with which, such licensing or registration is so required. Each such registration or license is in full force and effect.

(e) Except as set forth in Section 4.30(e) of the Company Disclosure Schedule, to the Company’s knowledge, as of the date of this Agreement, except as disclosed on a Form BD or Form TA-1, as applicable, which has been filed by each Regulated Subsidiary with the SEC prior to the date of this Agreement, no Regulated Subsidiary, nor any of its officers, directors or employees, has been convicted of any crime or has been the subject of any disciplinary proceedings or Orders of any Governmental Authority, and, to the knowledge of the Company, no such disciplinary proceeding or Order is pending or threatened; and no Regulated Subsidiary, nor any persons affiliated with such Regulated Subsidiary, or to the knowledge of the Company, any of such Regulated Subsidiary’s officers, directors or employees of any of the foregoing or any “associated person” (as defined in the Exchange Act) of such Regulated Subsidiary, is subject to any disqualification that would be a basis for denial, suspension or revocation of the registration of, or limitation of the activities of, a broker-dealer or transfer agent under Section 15, 15B, 15C or 17A of the Exchange Act, or the rules promulgated thereunder, or the denial, suspension or revocation of membership of a broker-dealer or transfer agent under the by-laws, rules or regulations of any SRO in which such broker-dealer or transfer agent is a member or in which membership is required to engage in the activities currently or proposed to be engaged in by such broker-dealer or transfer agent. The Company or its subsidiaries have implemented polices and procedures reasonably designed to cause officers, directors and employees of the Company and its subsidiaries that engage in transfer agency services or functions or have supervisory responsibility for such services or functions to comply, in all material respects, with the applicable provisions of the Exchange Act.

(f) Each Broker-Dealer Subsidiary has in place processes to establish, maintain, review, test and modify written compliance policies and written supervisory procedures reasonably designed to achieve compliance with applicable NASD rules, the rules of any domestic or foreign securities or broker-dealer industry self-regulatory organization (“SRO”) of which such Broker-Dealer Subsidiary is a member, and federal and state securities laws and regulations (“Broker-Dealer Compliance Policies”), in each case, in all material respects. Copies of all such Broker-Dealer Compliance Policies have been provided or made available to Buyer. All such Broker-Dealer Compliance Policies comply in all material respects with applicable Law, and except as set forth in Section 4.30(f) of the Company Disclosure Schedule, there have been no material violations or, to the Knowledge of the Company, allegations by any employee or client of the Company or any of its Affiliates or any Governmental Authority of material violations of such Broker-Dealer Compliance Policies.

(g) None of the Broker-Dealer Subsidiaries or, to the knowledge of the Company, their associated persons are ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or associated person of a broker-dealer, and there is no proceeding pending or, to the knowledge of the Company, threatened which would result in the ineligibility of any of the Broker-Dealer Subsidiaries or any such associated person to serve in any such capacities. Except as listed in Section 4.30(g) of the Company Disclosure Schedule, the Company is not aware of any open or ongoing examination or investigation, formal or informal, being conducted by the SEC, NASD, or any other federal or state Government Authority in relation to the Regulated Subsidiaries.

(h) None of the Transfer Agent Subsidiaries or, to the knowledge of the Company, their associated persons are ineligible pursuant to Section 17A of the Exchange Act to serve as a transfer agent or associated person of a transfer agent, and there is no proceeding pending or, to the knowledge of the Company, threatened which would result in the ineligibility of any of the Transfer Agent Subsidiaries or any such associated person to serve in any such capacities.

(i) Except as set forth in Section 4.30(i) of the Company Disclosure Schedule, each Broker-Dealer Subsidiary satisfies the minimum net capital requirements, and complies with all other capital requirements of the Exchange Act and each SRO of which the Broker-Dealer Subsidiary is a member and of the Laws of any jurisdiction in which such Broker-Dealer Subsidiary conducts business.

(j) Except as disclosed in Section 4.30(j) of the Company Disclosure Schedule, neither the Company, its subsidiaries nor any of their associated persons is, or at any time during the past three years has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, any Governmental Authority.

(k) The Company and its subsidiaries, to the extent required by applicable Law, have adopted and maintain a written anti-money laundering program and a written customer identification program in compliance with applicable Law and have complied with the terms of such programs, in each case, in all material respects. The Company and its subsidiaries are in compliance with all Laws governing the receipt, use, or provision of “brokerage and research services” (as such term is defined in Section 28(e) of the Exchange Act).

Section 4.31 Books and Records. All of the books and records of the Company and its subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.

Section 4.32 Investment Advisor and Investment Companies. Neither the Company nor any of its subsidiaries is an “investment company” as defined in the Investment Company Act, or is registered or required to be registered thereunder. Neither the Company nor any of its subsidiaries is an “investment adviser” as defined in the Investment Advisers Act of 1940, or is registered or required to be registered thereunder. Neither the Company nor any of its subsidiaries acts as a trustee or provides trust services, custodial services or investment management services.

Section 4.33 Business Divisions.

(a) The Retirement Services business of the Company is conducted only by the entities listed on Section 4.33(a) of the Company Disclosure Schedule and the employees of such entities, and such entities and such employees do not conduct any business of the Business Divisions other than Retirement Services.

(b) The Fund Services business of the Company is conducted only by the entities listed on Section 4.33(b) of the Company Disclosure Schedule and the employees of such entities, and such entities and such employees do not conduct any business of the Business Divisions other than Fund Services.

(c) The Alternative Investment Services business of the Company is conducted only by the entities listed on Section 4.33(c) of the Company Disclosure Schedule and the employees of such entities, and such entities and such employees do not conduct any business of the Business Divisions other than Alternative Investment Services.

(d) The Life Insurance Services business of the Company is conducted only by the entities listed on Section 4.33(d) of the Company Disclosure Schedule and the employees of such entities, and such entities and such employees do not conduct any business of the Business Divisions other than Life Insurance Services.

(e) The Commercial Insurance Services business of the Company is conducted only by the entities listed on Section 4.33(e) of the Company Disclosure Schedule and the employees of such entities, and such entities and such employees do not conduct any business of the Business Divisions other than Commercial Insurance Services.

(f) The Company and its subsidiaries own all of the shares of capital stock, or other equity or voting interests in each of the entities listed on Sections 4.34(a-e) of the Company Disclosure Schedule. All outstanding shares of capital stock of, or other equity or voting interests in such entities are duly and validly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of preemptive or similar rights. All such capital stock, equity or voting interests are owned by the Company and its subsidiaries free and clear of any Liens.

Section 4.34 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer or Acquisition Sub in connection with the transactions contemplated hereby. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Buyer, Acquisition Sub or any other person resulting from the distribution to Buyer or Acquisition Sub, or Buyer’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer or Acquisition Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

Except (i) as disclosed (i) in any Buyer SEC Documents filed on or after February 23, 2007, and prior to the date hereof (excluding any disclosure set forth in any risk factor section or any section relating to or containing forward-looking statements) to the extent such disclosure is reasonably apparent on its face to relate to such section of Article V below, or (ii) as disclosed in the corresponding section of the separate disclosure schedule which has been delivered by Buyer to the Company prior to the execution of this Agreement (the “Buyer Disclosure Schedule”) or in any other section of the Buyer Disclosure Schedule, to the extent it is reasonably apparent on its face that such disclosure is a relevant exception to the applicable representation and warranty, Buyer and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Buyer and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.2 Authority Relative to Agreement. Each of Buyer and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action of Buyer and Acquisition Sub (and, with respect to Acquisition Sub, by its sole stockholder), and no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer and Acquisition Sub, enforceable against each of Buyer and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by Buyer and Acquisition Sub and the consummation by the Buyer and Acquisition Sub of the transactions contemplated hereby (including the Merger) will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of (A) Buyer or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or require any consent, waiver or approval, or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation or loss of any material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, concession, franchise, right or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property, asset or right of the Company or any of its subsidiaries is bound or affected, or result (or with the passage of time or otherwise, would result) in the creation of a Lien, other than a Permitted Lien on any property or asset of Buyer or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Acquisition Sub is a party or by which Buyer or Acquisition Sub or any property or asset of Buyer or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by the Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the transactions contemplated by this Agreement (including the Merger) will not, require any material consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, the Investment Company Act of 1940, the Bank Holding Company Act of 1956 and applicable federal, state and non-U.S. banking, finance and insurance Laws, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.4 Absence of Litigation. There is no claim, action, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against any of Buyer or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case, as have had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.5 Available Funds. Buyer’s and Acquisition Sub’s obligations hereunder are not subject to any conditions regarding Buyer’s, Acquisition Sub’s or any other person’s ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement. Buyer and Acquisition Sub, collectively have, and as of the Closing will have, cash on hand sufficient to (i) enable Buyer and Acquisition Sub to perform each of their respective obligations hereunder, (ii) consummate the Merger and the other transactions contemplated by this Agreement, and (iii) pay all costs and expenses incurred by Buyer and Acquisition Sub in connection with this Agreement and the transactions contemplated by this Agreement, including (x) any obligations in connection with the Dissenting Shares and any other payments or obligations of Buyer and Acquisition Sub pursuant to this Agreement, (y) the aggregate sum of all Option Cash Payments and (z) the Merger Consideration.

Section 5.6 No Vote Required. No vote of, or consent by, the holders of any class or series of capital stock of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or by-laws of Buyer, Delaware Law, any Governmental Authority, or any applicable stockholder approval provisions of the NYSE, including Rule 312.03 as set forth in the NYSE Listed Company Manual.

Section 5.7 Proxy Statement. None of the information supplied or to be supplied by Buyer or Acquisition Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Buyer and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 5.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Buyer, except for any broker, finder or investment banker the fees and expenses of which shall be solely the responsibility of Buyer.

Section 5.9 Disclaimer of Other Representations and Warranties. Buyer and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Buyer and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Buyer or Acquisition Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV of this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as required by Law, (ii) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice in all material respects; and the Company and its subsidiaries shall use their commercially reasonable efforts to preserve substantially intact the Company’s business organization, to keep available the services of those of their present officers, employees, insurance producers and consultants who are integral to the operation of their businesses as presently conducted. Without limiting the generality of the foregoing and except as set forth in the applicable subsection of Section 6.1 of the Company Disclosure Schedule, during the period specified in the preceding sentence, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will not and will not permit any of its subsidiaries to:

(a) amend, waive or otherwise change, in any material respect, the Amended and Restated Certificate of Incorporation or By-Laws of the Company or such equivalent organizational documents of any of its subsidiaries;

(b) except as otherwise contemplated in Section 6.1(e) of this Agreement, with respect to options of the Company, issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock or other ownership or voting interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock or other ownership or voting interests provided, however that the Company may issue shares upon exercise of any Company Option outstanding as of the date hereof or as may be granted after the date hereof under this Section 6.1;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to, or directly or indirectly redeem, purchase or repurchase any shares of the Company’s or any of its subsidiaries’ capital stock or other securities or obligations convertible into or exchangeable or exercisable for any shares of its or its subsidiaries’ capital stock or any rights, warrants or options to acquire any such shares, other than the Special Dividend and dividends paid by any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company; provided that, subject to applicable law, the Company shall be permitted to declare and pay the Special Dividend out of surplus available at or prior to the Effective Time;

(d) except as required pursuant to Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to directors or officers, or materially increase the compensation or other benefits payable or to become payable to employees in the aggregate, of the Company or any of its subsidiaries except in the ordinary course of business consistent with past practices (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (ii) grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, (iii) enter into, amend in any material respect or terminate any employment agreement with any employee or officer of the Company (except to the extent necessary to replace a departing employee, except for entering into or terminating employment agreements terminable on less than 30 days’ notice without penalty, and except for extension of employment agreements without material modification in the ordinary course of business consistent with past practice), (iv) establish, adopt, enter into any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries; or (v) increase the benefits under, establish or adopt, or materially amend or modify any Company Benefit Plan (or any plan, agreement or arrangement that would be a Company Benefit Plan once so established or adopted), except in each case in the ordinary course of business consistent with past practice;

(e) grant, confer or award as may be required under employment agreements executed prior to the date hereof, options, convertible securities, restricted stock, restricted stock units or other rights to acquire any of its or its subsidiaries’ capital stock or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable option or other equity-based award under any Company Stock Plan (except as otherwise provided by the terms of any unvested or unexercisable options or other equity-based award outstanding on the date hereof or otherwise permitted to be granted under clause A or B below), other than (A) grants of options to be made in accordance with the Company’s customary schedule, not to exceed 100,000 options in any 3-month period and (B) customary grants made to newly hired employees and with respect to promotions, in each case in the ordinary course of business, not to exceed 20,000 options in any 3-month period;

(f) acquire, including by merger, consolidation, any other form of business combination, acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $3 million individually or $6 million in the aggregate;

(g) incur, create, assume, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), make a loan to any third party or guarantee any such indebtedness for any person (other than a wholly owned Company subsidiary) except for indebtedness (i) incurred under the Company’s existing credit facilities described on Section 6.1(g) of the Company Disclosure Schedule in the ordinary course of business consistent with past practice or (ii) as otherwise required in the ordinary course of business consistent with past practice, in the case of each of clauses (i)-(ii), in an aggregate principal amount not to exceed $20 million, or (iii) as described on Section 6.1(g)(iii) of the Company Disclosure Schedule;

(h) enter into, modify, amend, terminate or waive any right under any Company Material Contract with a term longer than one year which cannot be terminated without payment of a penalty in excess of $250,000 upon notice of sixty (60) days or less other than in the ordinary course of business, consistent with past practice;

(i) make any material change to its methods, policies or procedures of accounting in effect at December 15, 2006, except (i) as required by GAAP, Regulation S-X of the Exchange Act or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Documents filed prior to the date hereof;

(j) make any material Tax election except in the ordinary course of business consistent with past practice or change any material Tax election, settle or compromise any material Tax controversy or file any material amended Tax Returns;

(k) adjust, split, combine, recapitalize or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction;

(l) make any capital expenditures having an aggregate value in excess of $15 million;

(m) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $10 million in the aggregate or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course of business consistent with past practice;

(n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(o) enter into any “non-compete,” right of first refusal or similar agreement that would restrict the business of the Surviving Corporation or its subsidiaries following the Effective Time or that would in any way restrict the business of Buyer or its Affiliates or take any action that may impose new or additional material regulatory requirements on Buyer or any of its Affiliates;

(p) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties, assets or rights;

(q) sell, transfer, license, abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect, or defend, or otherwise dispose of any material Owned Intellectual Property Rights other than in the ordinary course of business, consistent with past practice; or

(r) authorize, commit, enter into any agreement or otherwise agree or make any commitment to do any of the foregoing.

Section 6.2 Proxy Statement.

(a) Covenants of the Company with Respect to the Proxy Statement. As promptly as reasonably practicable following the date of this Agreement the Company shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption of this Agreement and the approval of the Merger and, shall use reasonable best efforts to cause the Proxy Statement to be filed with the SEC within 30 days after the date hereof. The Company shall include, except to the extent permitted by Section 6.6, the text of this Agreement and the Company Recommendation and the Company shall use its reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement. The Company acknowledges and agrees that none of the information with respect to the Company or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Covenants of Buyer with Respect to the Proxy Statement. The Buyer covenants and agrees that none of the information provided by it with respect to Buyer or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Cooperation with Respect to the Proxy Statement. The Company, Buyer and Acquisition Sub shall cooperate and consult with each other in preparation of the Proxy Statement and the Company will provide Buyer a reasonable opportunity for review and comment on the draft proxy statement (including each amendment or supplement thereto). Without limiting the generality of the foregoing, each of Buyer and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Each of the Company and Buyer shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide the other with copies of all filings made with the SEC and all correspondence between the Company and the SEC with respect to the Proxy Statement. Each of the Company and Buyer shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.

(d) Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting and, except if the Company has effected a Change of Recommendation, shall use its reasonable best efforts to solicit proxies and votes in favor of the adoption of this Agreement and the approval of the Merger. If at any time prior to the Effective Time any event or circumstance relating to the Company or Buyer or any of either the Company or Buyer’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Buyer, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Buyer, Acquisition Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. All documents that each of the Company and Buyer is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects, and will be distributed to the Company’s stockholders in compliance with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.3 Stockholders’ Meetings. Subject to Section 6.6 hereof, the Company shall, as promptly as reasonably practicable following the date of this Agreement establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”). At such Stockholders’ Meeting, and except to the extent permitted by Section 6.6, the Company shall make the Company Recommendation. Unless this Agreement shall have been terminated in accordance with Section 8.1, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if its Board of Directors shall have effected a Change of Recommendation.

Section 6.4 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and by the Subsequent Transaction Agreement and to cause the conditions to the Merger set forth in Article VII to be satisfied including:

(i) the obtaining of all necessary actions or nonactions, consents, clearances, waivers, approvals and termination or expiration of waiting periods from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the Subsequent Transaction Agreement and making of all necessary registrations and filings (including filings with Governmental Authorities if any) and the taking of all steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, provided, that with respect to the Subsequent Transaction, Buyer will only be required to cooperate in good faith with the third parties bound by the Subsequent Transaction Agreement in connection with filings, consents, approvals, permits and authorizations to be made with or obtained from any Governmental Authority by such third parties set forth in Section 7.2(e)(ii) of the Buyer Disclosure Schedule.

(ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement (including the Merger), including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and

(iii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement to fully carry out the purposes of this Agreement.

Each of the parties hereto shall make its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated hereby promptly and shall use reasonable best efforts to do so no later than twenty (20) Business Days following the date that this Agreement is executed. The Company, Buyer and Acquisition Sub shall cooperate (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any federal, state or non-U.S. law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b) Nothing in this Agreement shall obligate Buyer, Acquisition Sub or any of their respective affiliates to agree to limit in any manner or not to exercise any material rights of ownership of any securities (including Company Common Stock), or to divest, dispose of or hold separate any material securities or a material portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its subsidiaries or (ii) to limit any manner the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and it subsidiaries or (B) to control their respective businesses or operations of the businesses or operations of the Company and its subsidiaries except to the extent any such limitation would not reasonably be expected to have a Company Material Adverse Effect.

(c) Each of Buyer and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Buyer and the Company shall use, and cause each of its subsidiaries to use, its reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above, necessary, proper or advisable to consummate the Merger. Each party shall without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Authority, (3) not participate in any meeting or have any communication with any such Governmental Authority unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such Governmental Authority gives the other the opportunity to attend and participate therein, and (4) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Such materials and the information contained therein that is competitively sensitive shall be given only to the outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers, or directors of their client unless express permission is obtained in advance from the disclosing party or its legal counsel.

(d) The Company will use reasonable best efforts to identify for Buyer in reasonable detail (i) all material assets used or held for use by the Company or any Business Division that are owned, leased, licensed or otherwise used by any other Business Division and (ii) all material services provided by the Company or any Business Division to any other Business Division.

(e) Without limiting the covenants contained in this Section 6.4, to the extent reasonably requested by a party hereto, the other parties hereto will use their respective reasonable best efforts to take, or cause to be taken all actions and to do, or cause to be done, all things necessary and advisable to facilitate the Subsequent Transaction.

Section 6.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and subject to reasonable restrictions imposed (after consultation with counsel) as a result of confidentiality obligations, the Company will (i) provide to (x) Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, financing sources, agents and other representatives, collectively, “Buyer Representatives”) and (y) any persons either listed on Section 6.5(a) of the Buyer Disclosure Schedule or approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed, (and their respective affiliates, officers, directors, employees, accountants, consultants, legal counsel, financial advisors, financing sources, limited partners and limited partners of affiliates and agents, collectively, “Other Representatives”) that have entered into or are contemplating entering into an agreement with Buyer or Acquisition Sub with respect to purchasing after consummation of the Merger certain assets or subsidiaries of the Company relating to the Company’s Retirement Services, Life Insurance Services and/or Commercial Insurance Services divisions of the Company (the transactions contemplated by such agreement, the “Subsequent Transaction”) access during normal business hours and following reasonable notice from Buyer, to the Company’s and its subsidiaries’ employees, facilities, offices, properties, books, contracts and records (including Tax returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information as Buyer, the Buyer Representatives or Other Representatives may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries (including providing Buyer, the Buyer Representatives and the Other Representatives with unaudited monthly financial statements, including a monthly balance sheet and income statement, in the form such financial statements have been delivered to Buyer prior to the date hereof, for each of the Business Divisions and providing Buyer, the Buyer Representatives and the Other Representatives with the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results) and (ii) instruct the officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives of the Company and its subsidiaries (collectively, the “Company Representatives”) to reasonably cooperate with Buyer and the Other Representatives in its investigation of the Company and its subsidiaries (including by reading available independent public accountant’s work papers); provided, however, that the Company shall not be required to provide access to, or instruct the Company Representatives to provide access to, any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement of the Company or any of its subsidiaries with any third-party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, (iii) otherwise violate any applicable Laws or (iv) which would result in a competitor of the Company or any of its subsidiaries receiving material information which is competitively sensitive; provided, further, however, that the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information or documents and take such other action (such as the redaction of identifying or confidential information or entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) with respect to such information or documents as is necessary to permit disclosure to Buyer, the Buyer Representatives and the Other Representatives.

(b) The parties shall comply with, and shall cause the Buyer Representatives and the Company Representatives, as applicable, to comply with, all of their respective obligations under the Confidentiality Agreement; provided, that Buyer shall be entitled to share Evaluation Material (as defined in the Confidentiality Agreement) with Other Representatives; provided further, however, that prior to Buyer so sharing any Evaluation Material (i) Buyer shall have informed the Company of the identity and role in connection with the transactions contemplated in this Agreement of such Other Representative, and (ii) any Other Representatives to whom Buyer provides Evaluation Material (for the avoidance of doubt, including information provided to Buyer and the Buyer Representatives pursuant to Section 6.5(a)) shall, unless such Other Representatives are already subject, directly or indirectly, to a confidentiality agreement with the Company, prior to receiving such Evaluation Material, agree with Buyer to be bound by the confidentiality provisions of the Confidentiality Agreement. The parties acknowledge and agree that in the period preceding the execution of this Agreement, the Company undertook a process to explore strategic alternatives as part of its continued effort to maximize shareholder value, including entering into agreements similar to the Confidentiality Agreement with third parties exploring the merits of a potential transaction (“Third Party Agreements”). Notwithstanding anything to the contrary contained in this Agreement, in the Confidentiality Agreement or in any Third Party Agreement:

(x) in accordance with Exhibit 6.5(b), the Company hereby irrevocably waives clause (x) of the second sentence of paragraph 7 of the Confidentiality Agreement and any provision of such Third Party Agreement (including provisions similar to clause (x) of the second sentence of paragraph 7 of the Confidentiality Agreement) and the Confidentiality Agreement to the extent such provision, directly or indirectly, restricts such parties from submitting an unsolicited and non-public Competing Proposal to the Company (or, in the case of Buyer, from submitting an unsolicited and non-public competing proposal to the Company in connection with a subsequent agreement similar to this Agreement), and the Company and Buyer hereby acknowledge that by virtue of this waiver, the Company shall be prevented from enforcing any such provision against any such Third Party to the extent set forth herein, and

(y) if any Competing Proposal is delivered to the Company as a result of the waiver granted in (x) above, then the Company shall have the right to waive any other rights the Company may have under the Third Party Agreements in order to facilitate the exercise by the Company of its rights under Section 6.6 hereof, and any such waivers of the rights of the Company under any Third Party Agreement in accordance with this Section 6.5(b) shall not constitute a breach of this Agreement.

(c) Pursuant to Section 6.5(a), the Company will provide to Buyer, Buyer Representatives and Other Representatives, access to all Tax forms of the Company or its subsidiaries, including any forms that the Company or its subsidiaries have received from third parties or any other documentation relating to information reporting or withholding, including backup withholding (including IRS Forms W-8 and W-9). In the event that Buyer, Buyer Representatives or Other Representatives detect any potential inadequacy in the Company’s information reporting or withholding (including backup withholding) forms or procedures, at the reasonable request of Buyer, Buyer Representatives or Other Representatives, the Company shall, and shall cause each of its subsidiaries to, address such inadequacy, including, without limitation, by requesting new forms from third parties, or by implementing new procedures.

Section 6.6 No Solicitation of Competing Proposal.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise contemplated by Section 6.5(b), the Company agrees that neither it nor any subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, assist or knowingly facilitate or encourage any person or group in respect of, any Competing Proposal, (ii) engage or participate in any negotiations regarding, or furnish to any person any material information with respect to, or that could reasonably be expected to lead to, any Competing Proposal, (iii) engage or participate in discussions with any person with respect to any Competing Proposal, (iv) approve, endorse or recommend or propose publicly to approve, endorse or recommend any Competing Proposal, or (v) approve, endorse or recommend or publicly announce an intention to approve, endorse or recommend, or enter into any letter of intent or similar document or any agreement or commitment providing for, or that could reasonably be expected to lead to, any Competing Proposal. Without limiting the foregoing it is understood that any violation of the foregoing restrictions by any subsidiary of the Company or any Company Representatives shall be deemed to be a breach of this Section 6.6 by the Company.

(b) The Company shall, and shall cause each of its subsidiaries to, and shall use its reasonable best efforts to cause each of its subsidiaries and their respective Company Representatives to, immediately cease any existing solicitations, discussions or negotiations with any person (other than the parties hereto) that has made or indicated an intention to make a Competing Proposal.

(c) Notwithstanding any limitations set forth in this Agreement, if the Company receives an unsolicited Competing Proposal that (i) did not result from a violation of Section 6.6(a) or (b) and (ii) the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors that such Competing Proposal constitutes or could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may at any time prior to the receipt of the Requisite Stockholder Approval, for so long as the Company is in compliance with its obligations under this Section 6.6, take the following actions: (x) furnish nonpublic information with respect to the Company and its subsidiaries to the third party making such Competing Proposal, if, and only if, such information has previously or contemporaneously been provided to Buyer and prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement substantially in the form of, and with terms at least as restrictive of such third party as, the Confidentiality Agreement is of Buyer (including with respect to the standstill provisions thereof but subject to the exception set forth in the last sentence of Section 6.5(b)) and (y) engage or participate in discussions or negotiations with such third party with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above (and in any event within 48 hours), the Company shall provide written notice to Buyer of such determination of the Board of Directors of the Company as provided for in clause (ii) above, as applicable.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Buyer or Acquisition Sub, its approval of this Agreement or the Company Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Competing Proposal; (iii) take any action to render the Rights Agreement inapplicable to any third person; or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement relating to any Competing Proposal or (v) release any third party from any confidentiality agreement (in the context of a Competing Proposal) or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Competing Proposal under, any such agreement (each, a “Change of Recommendation,” except as provided or permitted by Section 6.5 and this Section 6.6.

(e) If prior to the receipt of the Requisite Stockholder Approval, either:

(i) the Company receives an unsolicited Competing Proposal, the Company is otherwise in compliance with its obligations under this Section 6.6 and the Board of Directors of the Company determines in good faith after consultation with the Company’s outside advisors that such Competing Proposal constitutes a Superior Proposal, or

(ii) other than in connection with a Competing Proposal, if the Board of Directors of the Company determines in good faith after consultation with the Company’s outside advisors that the failure of the Board of Directors of the Company to change, qualify, withhold or withdraw the Company Recommendation would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, then the Board of Directors of the Company may change, qualify, withhold or withdraw the Company Recommendation (a “Permitted Change of Recommendation”); provided, that with respect to clause (i), (x) the Company shall have first (A) provided five Business Days’ prior written notice (a “Notice of Superior Proposal”) to Buyer that it is prepared to effect a Permitted Change of Recommendation in response to a Superior Proposal and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that are the basis of such proposed Permitted Change of Recommendation, and the identity of the person making such proposed Superior Proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), (B) provided to Buyer all materials and information delivered or made available to the person or group of persons making such proposed Superior Proposal, and (C) during such five Business Day period, if requested by Buyer, engaged in good faith negotiations with Buyer to amend this Agreement in such a manner that any Competing Proposal which was determined to be a Superior Proposal would no longer constitute a Superior Proposal and (y) at the end of such five Business Day Period (or at such earlier time following receipt of a Notice of Superior Proposal that Buyer notifies the Company that it is not interested in pursuing further negotiations to amend this Agreement), such Competing Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes, which have not been withdrawn, to the financial terms of this Agreement proposed by Buyer following a Notice of Superior Proposal, as a result of the negotiations required by clause (C) or otherwise).

(f) The Company shall advise Buyer promptly (and in any event within 48 hours) of (i) any Competing Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Competing Proposal, (ii) any request for non-public information relating to the Company or its subsidiaries, other than requests for information not reasonably expected to be related to a Competing Proposal, and (iii) any inquiry or request for discussion or negotiation regarding a Competing Proposal, including in each case the identity of the person making any such Competing Proposal or indication or inquiry and the material terms of any such Competing Proposal or indication or inquiry. The Company shall keep Buyer reasonably informed on a reasonably current basis of any material change to the terms of any such Competing Proposal or indication or inquiry.

(g) Notwithstanding the limitations set forth in this Section 6.6, and in accordance with Section 6.6(e)(i), if the Board of Directors of the Company has effected a Permitted Change of Recommendation in compliance with the requirements of Section 6.6(e)(i) and is not in breach of this Section 6.6, then the Board of Directors of the Company may cause the Company or any of its subsidiaries to enter into a binding written agreement (a “Superior Proposal Agreement”) with respect to any such Superior Proposal and terminate this Agreement in accordance with Section 8.1(g).

(h) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company has reasonably determined in good faith, after consultation with outside advisors, that the failure to do so would be inconsistent with any applicable Law; provided that if such disclosures have the effect of causing a Change of Recommendation, Buyer shall have the right to terminate this Agreement pursuant to Section 8.1(h).

(i) As used in this Agreement, “Competing Proposal” shall mean any offer or proposal, or any indication of interest in making an offer or proposal, made in writing by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least fifteen percent (15%) of the assets of, equity interest in, or businesses of, the Company and its subsidiaries taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.

(j) As used in this agreement, “Superior Proposal” shall mean any bona fide Competing Proposal (except the reference therein to “fifteen percent (15%)” shall be replaced by “ninety-five percent (95%)”) that is on terms that the Board of Directors of the Company has reasonably determined in good faith (after consultation with the Company’s outside financial advisors and outside counsel and after considering such factors as the Board of Directors of the Company considers to be appropriate, including the legal, financial, timing, regulatory and other aspects of the proposal) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the Merger and (y) is reasonably likely to be consummated on the terms proposed.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or in any agreement shall survive the Merger and shall continue in full force and effect. Buyer and the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent that the Company would be permitted by applicable Law and to the fullest extent required by the Amended and Restated Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement.

(b) Without limiting the provisions of Section 6.7(a), during the period ending on the sixth anniversary of the Effective Time, to the fullest extent that the Company would be permitted by applicable Law to do so, the Buyer will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission taken or not taken in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates prior to the Effective Time; or (B) the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without either Acquisition Sub’s or the Surviving Corporation’s prior written consent and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnitees) for all Indemnitees in any jurisdiction with respect to any single such. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, neither Buyer nor the Surviving

Corporation shall (and Buyer shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless the use of one counsel for such Indemnitees would present such counsel with a conflict of interest that would make such joint representation inappropriate for which indemnification may be sought under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of Indemnitees covered by the settlement from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Buyer will provide or cause the Surviving Corporation shall provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy, or a “tail policy”, in each case, that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date hereof; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Buyer or Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

(e) Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Surviving Corporation, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.7.

Section 6.8 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Buyer, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby and (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice provided, further, that the failure to comply with this 6.8(iii) shall not constitute a material breach of this Agreement for purposes of determining whether the condition set forth in Section 7.3(b) has been satisfied. The Company shall notify Buyer, on a reasonably current basis, of any events or changes with respect to any material regulatory or other investigation or action involving the Company or any of its affiliates by any Governmental Authority, and shall reasonably cooperate with Buyer or its affiliates in efforts to mitigate any adverse consequences to Buyer or its affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

Section 6.9 Public Announcements. Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which Buyer or the Company is a party.

Section 6.10 Employee Matters.

(a) For the period commencing on the Effective Time and ending on the one-year anniversary thereof (the “Benefit Continuation Period”), Buyer shall provide or shall cause the Surviving Corporation to provide to active employees of the Company and any of its subsidiaries (“Company Employees”) compensation opportunities and benefits (excluding severance benefits which are addressed in Section 6.10(b) below and excluding equity or equity-based awards or incentives) that are no less favorable in the aggregate to the compensation opportunities and benefits being provided to similarly situated employees of Buyer; provided, that, notwithstanding the foregoing, with respect to Company Employees who cease to be employees of Buyer or any of its affiliates and who become the employees of a successor employer in connection with the Subsequent Transaction (each such Company Employee, a “Transferred Company Employee” and such successor employer, the “Successor Employer”), the Successor Employer shall only be required to provide such Transferred Company Employees, for the duration of the Benefit Continuation Period, with compensation opportunities and benefits (including a basic program of medical, dental and vision benefits for active employees, but excluding equity or equity-based awards or incentives) that are substantially similar in the aggregate to the compensation opportunities and benefits being provided to such Transferred Company Employees immediately prior to the Effective Time under the Company Benefit Plans.

(b) Buyer shall provide, or shall cause the Surviving Corporation to provide, to each Company Employee who experiences an involuntary termination of employment during the Benefit Continuation Period, severance benefits based on a severance benefit formula that is no less favorable than the severance benefit formula that would have applied to such Company Employee upon a termination of employment under the same circumstances immediately prior to the Effective Time pursuant to the severance program or policy applicable to such Company Employee immediately prior to the Effective Time as set forth on Section 6.10 of the Company Disclosure Schedule; provided, that such severance benefits shall be determined without taking into account any reduction after the Effective Time in the base salary or annual bonus opportunity of such Company Employee in effect immediately prior to the Effective Time and used to determine severance benefits; provided further that, notwithstanding the foregoing, nothing herein shall require Buyer or the Surviving Corporation to provide severance benefits to any Company Employee in connection with an involuntary termination of such Company Employee’s employment that occurs in connection with the sale of a subsidiary, division or business, or any assets, of the Buyer or any of its affiliates (including, without limitation, the Subsequent Transaction), where such Company Employee is offered a comparable position of employment with the purchaser of such subsidiary, division, business or assets. Subject to Section 6.10(d) hereof, Buyer shall honor, fulfill and discharge, or shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its subsidiaries’ obligations under any Company Benefit Plan. In addition, notwithstanding anything herein to the contrary, Buyer shall not be obligated to provide severance to any Company Employee who is terminated as a result of such Company Employee’s failure of any background check or violation of any the Buyer’s standard hiring policies or procedures.

(c) The Company shall use its reasonable best efforts to effectuate, effective as of, and subject to, the occurrence of the Effective Time, a spin-off of the assets and liabilities relating to Insurance and Retirement Employees (as such term is defined in the Subsequent Transaction Agreement) under The BISYS Group, Inc. 401(k) Savings Plan (the “Company 401(k)”) into a separate defined contribution plan and trust having the same rights, terms, features and options as the Company 401(k) (such plan and related trust, the “Insurance and Retirement 401(k)”). Prior to Closing, the Company shall be responsible for taking all necessary, reasonable and appropriate actions to establish, maintain and administer the Insurance and Retirement 401(k) so that it is qualified under Section 401(a) of the Code and so that the related trust thereunder is exempt from Section 501(a) of the Code, including, without limitation, the execution of any documents, adoption of any corporate resolutions or the taking of any other reasonable actions to effectuate such spin-off.

(d) For purposes of eligibility and vesting (but not for purposes of either benefit accrual or transition benefit credits under the Buyer’s 401(k) Plan) under any Employee Benefit Plan maintained by Buyer, the Surviving Corporation, the Surviving Corporation’s subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing (“Buyer Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits, whether under Buyer Plans or otherwise, each Company Employee shall be credited with his or her years of service with the Company, the Company’s subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or evidence of insurability, in any and all Buyer Plans to the extent coverage under such Buyer Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each Buyer Plan providing medical benefits to any Company Employee, Buyer shall cause, to the extent permitted by applicable Law, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year of the Buyer Plan ending on the date such employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan. For purposes of the Subsequent Transaction Agreement and the obligations of the Successor Employer in connection therewith, all references to “Buyer Plan” in this Section 6.10(d) shall refer to any Employee Benefit Plan maintained by the Successor Employer and its subsidiaries and affiliates providing benefits to any Transferred Company Employee after the Closing.

(e) The provisions of this Section 6.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt, any Company Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.10) under or by reason of any provision of this Agreement. Nothing in this Section 6.10 shall amend, or be deemed to amend, any Company Benefit Plan or Buyer Plan. Nothing in this Section 6.10 shall prevent the amendment or termination of any Company Benefit Plans by Buyer, the Surviving Corporation or their respective subsidiaries and affiliates or shall limit the right of Buyer, the Surviving Corporation or any of their respective subsidiaries or affiliates to terminate the employment of any Company Employee at any time.

Section 6.11 Financing. The Company shall and shall cause its subsidiaries to, reasonably cooperate in connection with the arrangement of any financing by Buyer or any party to the Subsequent Transaction Agreement in connection with the transactions contemplated by this Agreement or the Subsequent Transaction Agreement (the “Financing”) as may be reasonably requested by Buyer or such party to the Subsequent Transaction Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries and provided that the Buyer or such party to the Subsequent Transaction Agreement agrees (in the case of the party to the Subsequent Transaction Agreement, in writing) to promptly reimburse the Company for any reasonable costs or expenses incurred in connection with such cooperation). Such cooperation by the Company shall include, at the reasonable request of Buyer or such party to the Subsequent Transaction Agreement, (i) providing to the parties providing Financing all financial statements and other information relating to the Company and its subsidiaries that are customarily required for financings similar to the Financing and using reasonable best efforts to provide such other financial information as Buyer or such party to the Subsequent Transaction Agreement shall reasonably request in order to consummate the Financing, (ii) participating in a reasonable number of meetings, drafting sessions and due diligence sessions in connection with the Financing, (iii) assisting in the preparation of (A) one or more offering documents or confidential information memoranda for the Financing (including the execution and delivery of one or more customary representation letters in connection therewith); provided that any such memoranda and similar documents need not be issued by the Company or any of its subsidiaries; provided, further, that any such memoranda shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its subsidiaries as the obligor and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for any of the Financing, including providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, and (v) executing and delivering (or using reasonable best efforts to obtain from advisors), and causing its subsidiaries to execute and deliver (or use reasonable best efforts to obtain from advisors), customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), accounting comfort letters, legal opinions (which may be reasoned in appropriate circumstances), surveys, title insurance or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Buyer or any party to the Subsequent Transaction Agreement in connection with the Financing and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated with respect to the Financing; provided, however, that no obligation of the Company or any of its subsidiaries under any such certificate, document or instrument (other than the representation letter referred to above) shall be effective until the Effective Time. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time.

Section 6.12 Settlements. Pending the Merger, the Company shall take all action required to comply with the provisions of the SEC Settlements, the Class Action Settlement and the Derivative Action Settlement, and such actions shall not constitute a basis for an alleged breach hereunder, and the Company shall keep Buyer reasonably apprised of developments and discussions relating to the SEC Settlements, the Class Action Settlement and the Derivative Action Settlement and use good faith efforts to permit the Buyer to monitor or participate in discussions with any Governmental Authority or adverse third party relating to the SEC Settlements, the Class Action Settlement or the Derivative Action Settlement.

Section 6.13 Rule 16b-3 Exemption. The Board of Directors of the Company, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the disposition by officers and directors of Company Common Stock in exchange for the Merger Consideration, and of Company Options in exchange for the Option Cash Payment, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

Section 6.14 Stockholder Litigation. The Company shall give Buyer the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against he Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Buyer’s consent.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The obligations of each of the Company, Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver (by mutual agreement of the parties, to the extent permitted by applicable law) by the Company and Buyer of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained in accordance with Delaware Law and the rules and regulations of the NYSE; and

(b) any applicable waiting period (or extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated.

Section 7.2 Conditions to the Obligations of Buyer. The obligations of Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a) each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or by a “Company Material Adverse Effect” shall be true and correct in all respects, and each of the representations and warranties of the Company contained in this Agreement that are not so qualified (other than those referred to in Section 7.2(b) below) shall be true and correct except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) the representations and warranties of the Company contained in (i) Sections 4.1(a), 4.1(b), 4.4, 4.9(a) shall be true and correct in all respects, (ii) Section 4.3 shall be true and correct in all but de minimis respects and (iii) Sections 4.15 and 4.26 shall be true and correct in all material respects, in each case, as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(d) the Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(e) all filings, consents, approvals, permits and authorizations to be made or obtained from any Governmental Authority set forth on Section 7.2(e) of the Buyer Disclosure Schedule shall have been made or obtained;

(f) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger or the Subsequent Transaction illegal or otherwise prohibiting the consummation of the Merger or the Subsequent Transaction;

(g) no more than 35% of the outstanding Company Common Stock shall constitute Dissenting Shares; and

(h) since the date of this Agreement, there shall not have occurred any and be continuing any Company Material Adverse Effect.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following further conditions:

(a) each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement that is qualified as to materiality or by a “Buyer Material Adverse Effect” shall be true and correct in all respects, and each of the representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Buyer Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

(c) Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d) all filings, consents, approvals, permits and authorizations to be made or obtained from any Governmental Authority in connection with the Merger set forth on Section 7.3(d) of the Company Disclosure Schedule shall have been made or obtained; and

(e) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned, by action taken or authorized by the Board of Directors of the terminating party or parties, at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

(a) by mutual written consent of each of Buyer and the Company;

(b) by written notice of either Buyer or the Company, if (i) the Effective Time shall not have occurred on or before December 31, 2007 (the “Outside Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided, that, if, as of the Outside Date, all conditions to this Agreement (other than those that are to be satisfied by action taken at the Closing) shall have been satisfied or waived other than the conditions set forth in Section 7.1(b), Section 7.2(e), Section 7.2(f), Section 7.3(d) or Section 7.3(e), then either the Company or Buyer may extend the Outside Date to March 31, 2008, provided, further, that if a Company Material Adverse Effect has occurred and is continuing on December 31, 2007, the Company may not extend the Outside Date.

(c) by written notice of either Buyer or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.4 hereof;

(d) by written notice of either Buyer or the Company if the Requisite Stockholder Approval shall not have been obtained at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof at which a quorum is present and the votes to adopt this Agreement and approve the Merger are taken;

(e) by written notice of the Company, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (2) is not cured by the earlier to occur of the Outside Date and thirty (30) days following written notice to Buyer stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, or which by its nature or timing cannot be cured;

(f) by written notice of Buyer, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (2) is not cured by the earlier to occur of the Outside Date and thirty (30) days following written notice to Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination, or which by its nature or timing cannot be cured;

(g) by written notice of the Company, in connection with the Company or its subsidiaries entering into a Superior Proposal Agreement in accordance with Section 6.6(g);

(h) by written notice of Buyer, if the Board of Directors of the Company withdraws, modifies or qualifies in a manner adverse to Buyer or Acquisition Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Buyer or Acquisition Sub, the Company Recommendation, fails to recommend to the Company’s stockholders that they give the Requisite Stockholder Approval or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Competing Proposal; or

(i) In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 6.5(b) and the provisions of Section 8.2, Section 8.5, Section 9.3, Section 9.4, Section 9.6, Section 9.7, Section 9.8 and Section 9.10); provided, however, that nothing herein shall relieve any party from liability for intentional breach of this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

Section 8.2 Termination Fees.

(a) If

(i) (x) prior to the termination of this Agreement, any Competing Proposal is publicly proposed or publicly disclosed prior to, and, in each case, not publicly and irrevocably withdrawn at the time of, the Stockholders’ Meeting, (y) this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(b) or, by Buyer or the Company pursuant to Section 8.1(d) or by Buyer pursuant to Section 8.1(f) and (z) within twelve (12) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been executed or a Qualifying Transaction consummated any person;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(g); or

(iii) this Agreement is terminated by Buyer pursuant to Section 8.1(h);

then in any such event the Company shall pay to Buyer a fee of US$36million in cash (the “Company Termination Fee”), plus an amount of Expenses not to exceed $3 million, and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Buyer (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made in the case of (x) termination pursuant to Section 8.2(a)(i) upon the earlier to occur of execution of an agreement providing for a Qualifying Transaction or consummation of such Qualifying Transaction, or (y) termination pursuant to Section 8.2(a)(ii), promptly upon termination of this Agreement by the Company and in any event within two (2) Business Days after the termination of this Agreement; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(a) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(b) If this Agreement is terminated pursuant to Section 8.1(e), then in such event Buyer shall pay to the Company a fee of US$36 million in cash (the “Buyer Termination Fee”) and the Buyer shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made within two (2) Business Days after the termination of this Agreement, it being understood that in no event shall Buyer be required to pay the fee referred to in this Section 8.2(b) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(c) For the avoidance of doubt any action or inaction taken or not taken in good faith by any party that constitutes or gives rise to a breach of this Agreement shall not be deemed to be an intentional breach of this Agreement.

(d) In the event that the Company or the Buyer shall fail to pay the Company Termination Fee or the Buyer Termination Fee, as the case may be, required pursuant to this Section 8.2 when due, such Company Termination Fee or the Buyer Termination Fee, as the case may be, shall accrue interest for the period commencing on the date such Company Termination Fee or the Buyer Termination Fee, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., in the City of New York from time to time during such period, as such bank’s prime lending rate. In addition, if the Company or the Buyer shall fail to pay such Company Termination Fee or the Buyer Termination Fee, as the case may be, when due, such party shall pay to the other party, all costs and expenses (including attorneys’ fees) of the parties entitled thereto in connection with efforts to collect such Company Termination Fee or the Buyer Termination Fee, as the case may be.

(e) Each of the parties hereto acknowledges that the Company Termination Fee, the Buyer Termination Fee and the other provisions of this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that the Company Termination Fee, the Buyer Termination Fee and the other provisions of this Section 8.2 are not subject to the requirement the Requisite Stockholder Approval be obtained and these provisions shall be effective without regard to whether the Requisite Stockholder Approval is obtained. Each of the parties hereto further acknowledges that, without the Company Termination Fee, the Buyer Termination Fee and the other provisions of this Section 8.2, Buyer and the Company would not enter into this Agreement; and that the Company Termination Fee and the Buyer Termination Fee are not penalties, but rather are liquidated damages in a reasonable amount that will compensate Buyer and Acquisition Sub, or the Company, as the as may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 8.3 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and approval of the Merger by stockholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.3, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Buyer or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.5 Expenses; Transfer Taxes. Except as set forth in Section 8.2, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including, without limitation, those contained in Section 6.7 and Section 6.10.

Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Buyer:

CITIBANK N.A.

388 Greenwich Street, 14th Floor

New York, New York 10013

Phone: (212) 816-5891

Fax: (212) 816 4840

Attention: Neeraj Sahai

if to Acquisition Sub:

Buckeye Acquisition Sub, Inc.

c/o CITIBANK N.A.

388 Greenwich Street, 14th Floor

New York, New York 10013

Phone: (212) 816-5891

Fax: (212) 816 4840

Attention: Neeraj Sahai

with copies to:

CITIBANK N.A.

388 Greenwich Street, 17th Floor

New York, New York 10013

Phone: (212) 816-5665

Fax: (212) 816 4202

Attention: Kyle Moran, Esq.

CITIBANK N.A.

399 Park Avenue

New York, New York 10012

Phone: (212) 559-7050

Fax: (212) 559 7057

Attention: Andrew Felner, Esq.

Deputy General Counsel

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Phone: (212) 225-2000

Fax: (212) 225-3999

Attention: Neil Q. Whoriskey

if to the Company:

The BISYS Group, Inc.

105 Eisenhower Parkway

Roseland, New Jersey 07068

Phone: (973) 461-5900

Fax: (973) 461-5941

Attention: President and CEO

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Phone: (212) 735-3000

Fax: (212) 735-2000

Attention: Peter Allan Atkins

 Eric L. Cochran

Section 9.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “transactions contemplated by this Agreement” or “transactions contemplated hereby” or phrases of similar import, when used in this Agreement, shall not refer to the Subsequent Transaction or the transactions contemplated by the Subsequent Transaction Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Buyer or Acquisition Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this agreement to Buyer or any affiliate of Buyer, but no such assignment shall relieve Buyer or Acquisition Sub of its obligations hereunder.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than after the Effective Time: (a) the rights to indemnification and insurance pursuant to Section 6.7 hereof (of which the persons entitled to indemnification are the intended beneficiaries) and (b) the rights of the Company’s stockholders and holders of Restricted Stock Awards to receive the Merger Consideration and Company Option holders to receive the Option Cash Payment.

Section 9.7 Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8 Consent to Jurisdiction; Enforcement.

(a) Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in addition to any other remedy available at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (including Section 8.2) and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of Buyer, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of Buyer, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of Buyer, Acquisition Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 WAIVER OF JURY TRIAL. EACH OF BUYER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CITIBANK N.A.

By:	/s/ NEERAJ SAHAI
Name:	Neeraj Sahai
Title:

BUCKEYE ACQUISITION SUB, INC.

By:	/s/ RODERICK HARDAMON
Name:	Roderick Hardamon
Title:

THE BISYS GROUP, INC.

By:	/s/ ROBERT J. CASALE
Name:	Robert J. Casale
Title:	Interim President and Chief Executive Officer

EXHIBIT 6.5(b)

FORM OF WAIVER

                                                                                 , 2007

Dear                                                                                       :

Reference is made to the Confidentiality Agreement, between              (“you”) and The BISYS Group, Inc. (the “Company”), dated as of              (the “Confidentiality Agreement”), and to the Agreement and Plan of Merger, by and among Citibank N.A., Buckeye Acquisition Sub, Inc. and the Company, dated as of May 1, 2007 (the “Merger Agreement”). Capitalized terms used but not defined herein have the meaning given in the Confidentiality Agreement.

In accordance with the terms and conditions of the Confidentiality Agreement and Section 6.5 of the Merger Agreement, the Company hereby irrevocably waives clause              of paragraph              of the Confidentiality Agreement, which prohibits you from requesting the Company (or the Company Representatives), directly or indirectly, to amend or waive certain provisions of the Confidentiality Agreement to the extent such provision, directly or indirectly, restricts you from submitting an unsolicited and non-public Competing Proposal (as such term is defined in the Merger Agreement). By virtue of this waiver, the Company shall be prevented from enforcing any such provision against you to the extent set forth herein.

By executing this waiver, you acknowledge and agree that any action taken by the Company in accordance with Section 6.6 of the Merger Agreement will not violate the Confidentiality Agreement.

THE BISYS GROUP, INC.

By:
Name: Steven J. Kyono
Title: Executive Vice President and General Counsel

Accepted and agreed to:

By:
Name:
Title:

Annex B

[LETTERHEAD OF BEAR STEARNS & CO. INC.]

May 1, 2007

The Board of Directors

The BISYS Group, Inc.

105 Eisenhower Parkway

Roseland, New Jersey 07068

Gentlemen:

We understand that The BISYS Group, Inc. (“BISYS”), Citibank N.A. (“Citibank”) and Buckeye Acquisition Sub, Inc., a wholly owned subsidiary of Citibank (“Acquisition Sub”), intend to enter into an Agreement and Plan of Merger to be dated as of May 1, 2007 (the “Agreement”), pursuant to which Acquisition Sub will be merged with and into BISYS and BISYS will become a wholly owned subsidiary of Citibank (the “Merger”). Pursuant to the Agreement, in the Merger, each issued and outstanding share of the common stock, par value $0.02 per share, of BISYS (“BISYS Common Stock”), subject to certain customary exceptions, will be converted into the right to receive $11.85 in cash (the “Merger Consideration”). The Agreement also provides that BISYS will pay holders of BISYS Common Stock a special dividend, conditioned upon consummation of the Merger, of $0.15 in cash per share (the “Special Dividend” and, together with the Merger Consideration, the “Consideration;” the Merger, together with the payment of the Special Dividend, are collectively referred to as the “Transaction”). You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Consideration is fair, from a financial point of view, to the holders of BISYS Common Stock.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft of the Agreement;

•

reviewed BISYS’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 2004, 2005 and 2006, its Quarterly Reports on Form 10-Q for the periods ended September 30, 2006 and December 31, 2006, its preliminary results for the quarter ended March 31, 2007, and its Current Reports on Form 8-K filed since June 30, 2006;

•

reviewed certain operating and financial information relating to BISYS’s business and prospects, including projections for the five years ending June 30, 2011, all as prepared and provided to us by BISYS’s management;

•	met with certain members of BISYS’s senior management to discuss BISYS’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the shares of BISYS Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies in lines of business similar to those of BISYS;

•	reviewed the terms of recent mergers and acquisitions involving companies in lines of business similar to those of BISYS;

•	performed discounted cash flow analyses based on the projections for BISYS furnished to us; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

The Board of Directors

The BISYS Group, Inc.

May 1, 2007

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by BISYS or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to such projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of BISYS as to the expected future performance of BISYS. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, such projections, and we have further relied upon the assurances of the senior management of BISYS that they are unaware of any facts that would make such information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of BISYS, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors of BISYS to solicit indications of interest from various third parties regarding a transaction with BISYS prior to BISYS’s decision to enter into an exclusivity arrangement with Citibank, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Special Dividend will be paid and the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on BISYS. We also have assumed that the Agreement, when executed, will not differ in any material respect from the draft that we have reviewed.

We do not express any opinion as to the price or range of prices at which the shares of BISYS Common Stock may trade subsequent to the announcement of the Transaction.

We have acted as a financial advisor to BISYS in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. In addition, BISYS has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Bear Stearns has previously been engaged by BISYS to provide investment banking and other services on matters unrelated to the Transaction, for which we have received customary fees.

BISYS provides certain services to Bear Stearns and its affiliates in the ordinary course of business, for which Bear Stearns and its affiliates pay customary fees to BISYS. Additionally, as you are aware, Mr. Denis Bovin, a Senior Managing Director of Bear Stearns, is a member of BISYS’s Board of Directors. Citibank and its affiliates also provide Bear Stearns and certain of its personnel and affiliates with various services, including but not limited to custodial services and lines of credit, for which Bear Stearns and its affiliates pay customary fees. In addition, Bear Stearns and Citibank and their respective affiliates maintain various business relationships in the ordinary course unrelated to the Transaction, including securities trading, syndicated lending and other broker-dealer and investment banking activities.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to BISYS, Citibank, the Transaction and other participants in the Transaction that differ from the views of Bear Stearns’ investment banking personnel.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade for its own account and for the accounts of its customers equity and debt securities, bank debt and/or other financial instruments issued

The Board of Directors

The BISYS Group, Inc.

May 1, 2007

by BISYS and/or Citibank and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

At the request of BISYS, Bear Stearns has offered financing proposals and commitments and related investment banking services (“Stapled Financing”) to third parties from which indications of interest were solicited regarding a possible transaction with BISYS. We understand that Citibank will not be using Stapled Financing in connection with the Transaction. In connection with any sale by Citibank of assets or businesses of BISYS following consummation of the Transaction (a “Subsequent Transaction”), Bear Stearns may also provide financing proposals and commitments and related investment banking services to third party purchasers to which we offered Stapled Financing, including, without limitation, J.C. Flowers & Co. Inc. and/or certain of its affiliates which are entering into an agreement with Acquisition Sub regarding a Subsequent Transaction. Bear Stearns and certain of its personnel and affiliates may have minority investments in, and otherwise conduct business with, such third parties and their affiliates.

We understand that a Special Committee of the Board of Directors of BISYS is obtaining an additional opinion as to whether the Consideration is fair, from a financial point of view, to the holders of BISYS Common Stock from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and that such opinion will be delivered concurrently with the delivery of our opinion.

It is understood that this opinion is intended for the benefit and use of the Board of Directors of BISYS and does not constitute a recommendation to the Board of Directors of BISYS or any holders of BISYS Common Stock as to how to vote in connection with the Merger or otherwise. This opinion does not address any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Consideration. This opinion does not address BISYS’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for BISYS or the effects or implications of any other transaction proposed to BISYS or in which BISYS might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of BISYS Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of BISYS Common Stock.

Very truly yours,

/s/    BEAR, STEARNS & CO. INC.

BEAR, STEARNS & CO. INC.

Annex C

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

May 1, 2007

The Special Committee of the Board of Directors

The BISYS Group, Inc.

105 Eisenhower Parkway

Roseland, New Jersey 07068

Members of the Special Committee of the Board of Directors:

The BISYS Group, Inc., a Delaware corporation (the “Company”), Citibank N.A., a national banking association (the “Acquiror”), and Buckeye Acquisition Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, dated as of May 1, 2007 (the “Agreement”) pursuant to which the Acquisition Sub would be merged with and into the Company in a merger (the “Merger”) in which each share of common stock of the Company, $0.02 par value per share (the “Company Shares”), would be converted into the right to receive $11.85 per share, net to the seller in cash (other than Company Shares held in treasury or by the Acquiror or any affiliate of the Acquiror, or as to which dissenter’s rights have been perfected). In addition, the Company will pay a special dividend of $0.15 per Company Share subject to applicable law and conditioned upon the consummation of the Merger (the “Special Dividend”).

You have asked us whether, in our opinion, the consideration to be received by the holders of the Company Shares pursuant to the Merger, together with the Special Dividend, is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3)	Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Reviewed the Agreement; and

(8)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or

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federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the Special Dividend will be paid.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon delivery of this Opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of the Company Shares pursuant to the Merger, together with the Special Dividend, is fair from a financial point of view to the holders of such shares.

Very truly yours,

/S/    MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

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Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET OR TELEPHONE OR MAIL 24 Hours a Day, 7 Days a Week
THE BISYS GROUP, INC. 105 EISENHOWER PARKWAY ROSELAND, NJ 07068

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 26, 2007, or the day before the meeting date, if the special meeting is adjourned or postponed. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The BISYS Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 26, 2007, or the day before the meeting date, if the special meeting is adjourned or postponed. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The BISYS Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TBISG1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

THE BISYS GROUP, INC.

BISYS’ BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSALS.
Vote On Proposals		For	Against	Abstain
PROPOSAL 1	PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 1, 2007, BY AND AMONG THE BISYS GROUP, INC., CITIBANK N.A. AND BUCKEYE ACQUISITION SUB, INC. AND APPROVE THE MERGER.	☐	☐	☐

PROPOSAL 2	PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND APPROVE THE MERGER.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Special Meeting and at any postponement or adjournment thereof, including without limitation any proposal to adjourn the Special Meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. IF ANY OTHER MATTER COMES BEFORE THE SPECIAL MEETING, THE PROXIES WILL VOTE THIS PROXY IN THEIR DISCRETION ON SUCH MATTER.

Please sign exactly as your name appears herein. If shares are held by joint owners, both must sign. When signing as an attorney, executor, administrator, trustee, or guardian, give your full title as such. If shares are held by a corporation, the corporation’s president or other authorized officer must sign using the corporation’s full name. If shares are held by a partnership, an authorized person must sign using the partnership’s full name.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

.
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE BISYS GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 27, 2007

The undersigned hereby appoints Bruce D. Dalziel and Steven J. Kyono as Proxies, each with the power to appoint such stockholder’s substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated on the reverse side, all of the shares of common stock of The BISYS Group, Inc. (“BISYS”), held of record by the undersigned on June 22, 2007, at the Special Meeting of Stockholders to be held on July 27, 2007 at the Millennium Broadway Hotel, located at 145 West 44th Street, New York, New York 10036 at 11:00 a.m., local time, and any and all adjournments or postponements thereof.

The shares represented by this Proxy will be voted as specified, or if no choice is specified, this proxy will be voted “FOR” the proposals, and, as said Proxies deem advisable, on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)